   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 1999


                                            REGISTRATION STATEMENT NO. 333-85465

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                              FASTNET CORPORATION
             (Exact name of Registrant as specified in its charter)

           PENNSYLVANIA                            7379                             23-2767197
 (State or other jurisdiction of       (Primary Standard Industrial               (IRS Employer
  incorporation or organization)         Classification Code No.)             Identification Number)

                         TWO COURTNEY PLACE--SUITE 130
                              3864 COURTNEY STREET
                              BETHLEHEM, PA 18017
                                 (610) 266-6700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------
                               DAVID K. VAN ALLEN
                            CHIEF EXECUTIVE OFFICER
                              FASTNET CORPORATION
                         TWO COURTNEY PLACE--SUITE 130
                              3864 COURTNEY STREET
                              BETHLEHEM, PA 18017
                                 (610) 266-6700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

          STEPHEN M. GOODMAN, ESQ.                       LORRAINE MASSARO, ESQ.
        MORGAN, LEWIS & BOCKIUS LLP                     MORRISON & FOERSTER LLP
             1701 MARKET STREET                       1290 AVENUE OF THE AMERICAS
           PHILADELPHIA, PA 19103                          NEW YORK, NY 10104
               (215) 963-5000                                (212) 468-8000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------


                        CALCULATION OF REGISTRATION FEE



                   TITLE OF EACH CLASS OF                            PROPOSED MAXIMUM                   AMOUNT OF
                 SECURITIES TO BE REGISTERED                     AGGREGATE OFFERING PRICE         THE REGISTRATION FEE
Common Stock, no par value per share.........................         $55,200,000(1)                   $15,346(2)



(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended and includes $7,200,000 representing the aggregate offering price relating to the issuance of shares pursuant to the underwriters' over-allotment option.


(2) A fee of $13,900 was previously paid based on a proposed maximum aggregate offering price of $50,000,000.



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. UNDERWRITERS MAY NOT CONFIRM SALES OF THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 28, 1999


PROSPECTUS


                                4,000,000 SHARES


                                     [LOGO]

                                  COMMON STOCK


    This is the initial public offering of shares of FASTNET Corporation's common stock. We expect that the initial public offering price will be between $10.00 and $12.00 per share.


    We have applied to list the common stock on the Nasdaq National Market under the symbol FSST.


    INVESTING IN OUR SHARES INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS BEGINNING ON PAGE 9 FOR A DISCUSSION OF MATERIAL RISKS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON STOCK BEING SOLD WITH THIS PROSPECTUS.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                              PER SHARE             TOTAL
                                                                          ------------------  ------------------
Initial public offering price...........................................          $                   $
Underwriting discounts and commissions..................................          $                   $
Proceeds, before expenses, to us........................................          $                   $


    The underwriters may purchase up to an additional 600,000 shares of common stock from us at the initial public offering price less underwriting discounts solely to cover over-allotments.


ING BARINGS

          SOUNDVIEW TECHNOLOGY GROUP

                                                      FAC/EQUITIES


                                                                  DLJDIRECT INC.


               The date of this prospectus is             , 1999

                               TABLE OF CONTENTS

                                                      PAGE
                                                      -----
Prospectus Summary...............................           4
Risk Factors.....................................           9
Use of Proceeds..................................          17
Dividend Policy..................................          17
Forward-Looking Statements.......................          17
Capitalization...................................          18
Dilution.........................................          20
Selected Financial Data..........................          21
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............          23

                                                      PAGE
                                                      -----
Our Business.....................................          32
Management.......................................          45
Related Party Transactions.......................          51
Principal Shareholders...........................          52
Description of Capital Stock.....................          53
Shares Eligible for Future Sale..................          56
Underwriting.....................................          58
Legal Matters....................................          61
Experts..........................................          61
Where You Can Find Additional Information........          61
Index to Financial Statements....................         F-1



    FASTNET-Registered Trademark- and the FASTNET logo are registered United States trademarks. Total Managed Security-TM- and CC/vpn-TM- are trademarks of FASTNET. Other trademarks and tradenames appearing in this prospectus are the property of their respective owners.



    In making your investment decision relating to the shares offered hereby, you should rely only on the information contained in this prospectus and not on any other information, including information available on our Web site. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business and financial condition may have changed since that date.


    UNTIL             , 1999 ALL DEALERS SELLING SHARES OF THE COMMON STOCK,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS AND SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    THIS PROSPECTUS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS SECTION STARTING ON PAGE 9 AND THE FINANCIAL STATEMENTS, BEFORE MAKING AN INVESTMENT DECISION.

                                    FASTNET

OVERVIEW


    We are a growing Internet service provider targeting small and medium sized enterprises in selected high growth markets in the mid-Atlantic area of the United States. We currently have customer network facilities in Pennsylvania that enable us to service markets in Pennsylvania, New Jersey and Delaware. We have been providing Internet access services to our customers since 1994. The services we provide include:


    - INTERNET ACCESS SERVICES--connectivity to our regional networks that provides our customers access to the Internet;

    - TOTAL MANAGED SECURITY--electronic protection for a customer's computer network;

    - WEB HOSTING SERVICES--shared and dedicated hosting, collocation and hosting of Internet applications;

    - VIRTUAL PRIVATE NETWORK--a secure seamless network connecting a company's remote offices, employees and customers via our CC/vpn product;

    - UNIFIED MESSAGING--remote access to faxes, paging messages and e-mail messages through a single Internet application; and

    - TOTAL MANAGED BACKUP AND RECOVERY SERVICES--Internet-enabled backup and recovery services for a company's data network through off-site data storage.


    As of June 30, 1999, we provided Internet access and enhanced products and services to approximately 170 small and medium sized enterprises and approximately 12,760 dial-up customers in the mid-Atlantic area. The number of our customers using our Web hosting services recently increased as a result of our acquisition of Internet Unlimited, Inc. on July 30, 1999. As of July 30, 1999, the number of our Web hosting customers increased from 280 to approximately 2,780, on a pro forma basis. Internet Unlimited also provides collocation services, including necessary floor space, electrical and environmental control, physical and electronic security, Internet bandwidth, monitoring and maintenance to customers who wish to outsource their Web site or application site servers to a service provider.



    We have developed a highly reliable and scalable network architecture that is designed to be efficiently deployed and operated in each of our target markets. Our network architecture is designed around our customer network facilities, which are high capacity data centers that provide our customers with not less than two direct connections to the Internet as well as access to our enhanced products and services. Each customer network facility is connected to our centralized network operations center.



    We currently have three customer network facilities in operation servicing the regions in and around Allentown, Pennsylvania and Harrisburg, Pennsylvania; and the secondary markets surrounding Philadelphia, Pennsylvania. We are in the process of constructing four additional customer network facilities to service the regions in and around Jersey City, New Jersey and Scranton/Wilkes Barre, Pennsylvania; and the secondary markets surrounding Washington, D.C. and Pittsburgh, Pennsylvania. We anticipate that these customer network facilities will be fully-operational during the fourth quarter of 1999.

OUR CUSTOMERS


    We target primarily small and medium sized enterprise customers located in selected high growth secondary markets that generally have 20 or more employees and annual revenues between $3 million and $5 million. Our target markets are typically smaller than the 100 most populated U.S. metropolitan markets. We select these markets based upon specific criteria, such as the density of target customers, expected population and economic growth and existing competitive factors. Small and medium sized enterprises are often concentrated in these markets to avoid the higher cost associated with locating in a metropolitan area. We target small and medium sized enterprises because, based upon our experience, we believe that:



    - These enterprises increasingly need high-speed data and Internet connections to access business information and to communicate more effectively with employees, customers, vendors and business partners.



    - A relatively small percentage of these enterprises currently utilize the Internet. This number is increasing rapidly. The small and medium sized enterprise segment of the Internet industry is growing quickly.



    - Many of these enterprises lack the resources and expertise to develop, maintain and expand the facilities and network systems necessary for successful Internet operations.


    - These enterprises often prefer an Internet service provider with locally-based personnel who are available to assist in developing and implementing their growing use of the Internet and to respond to technical problems in a timely manner.


    - These enterprises rely more heavily on their Internet service provider than larger enterprises and tend to change Internet service providers relatively infrequently.


OUR GROWTH STRATEGY

    Our goal is to be the premier provider of Internet access and enhanced Internet products and services to small and medium sized enterprises in our target markets. Key elements of our strategy include:


    - replicating our model rapidly in selected secondary markets;



    - leveraging customer relationships to market enhanced services;



    - leveraging our centralized sales and marketing operations to take advantage of economies of scale; and



    - entering into strategic relationships and making selected acquisitions.


    Our headquarters are located at Two Courtney Place, Suite 130, 3864 Courtney Street, Bethlehem, Pennsylvania 18017 and our telephone number is (610) 266-6700.

                                  THE OFFERING


Common stock offered by FASTNET..............  4,000,000 shares
Common stock to be outstanding after this
  offering...................................  14,388,947 shares
Over-allotment option........................  600,000 shares
Use of proceeds..............................  For working capital, capital expenditures for the construction of additional customer
                                               network facilities, the expansion of our
                                               sales and marketing capabilities, other
                                               general corporate purposes and potential
                                               strategic acquisitions. See the section
                                               entitled Use of Proceeds for more
                                               information.
Proposed Nasdaq National Market symbol.......  FSST


    Please see the section of this prospectus entitled Capitalization for a more complete discussion regarding the outstanding shares of FASTNET common stock and warrants and options to purchase shares of FASTNET common stock and other related matters.

                                  RISK FACTORS


    Investing in our shares of common stock involves a high degree of risk. In particular, you should be aware that we incurred net losses of approximately $115,000 for the year ended December 31, 1996, approximately $322,000 for the year ended December 31, 1997, approximately $1.3 million for the year ended December 31, 1998 and approximately $1.1 million for the six months ended June 30, 1999, resulting in an accumulated deficit of approximately $3.0 million at June 30, 1999. We expect to continue to operate at a net loss as we incur costs related to expanding our regional network, expanding our product and service offerings, and establishing brand-name recognition in our new regions of operation. We face strong competition in our industry which could also cause our net operating losses to continue and increase. You should read the section entitled Risk Factors beginning on page 9 as well as the other cautionary statements throughout this prospectus to ensure you understand the risks associated with an investment in our common stock.


                             ADDITIONAL INFORMATION

    For additional information concerning the common stock, see the sections of this prospectus entitled Description of Capital Stock and Where You Can Find Additional Information.

                         SUMMARY FINANCIAL INFORMATION


    The statement of operations data set forth below is presented on an actual basis for the years ended December 31, 1996, 1997 and 1998 and for the six months ended June 30, 1998 and 1999. The balance sheet data set forth below is presented on an actual basis as of June 30, 1999. The statement of operations data for the year ended December 31, 1998 and for the six months ended June 30, 1999 is also presented on a pro forma basis to reflect the following events:


    - the issuance of 546,984 shares of common stock in connection with the acquisition of Internet Unlimited, Inc. on July 30, 1999, as if it had occurred at the beginning of each period;

    - the conversion of a $3.1 million note payable into 2,033,334 shares of common stock, which will automatically occur immediately prior to consummation of this offering, as if it had occurred on May 28, 1998, the date on which the note was issued; and

    - the conversion of a $1.0 million note payable and associated accrued interest into 142,431 shares of series A convertible preferred stock in August 1999, and the conversion of such shares into 142,431 shares of common stock, which will automatically occur immediately prior to consummation of this offering, as if each had occurred on May 14, 1999, the date the note was issued.

    The balance sheet data as of June 30, 1999 is also presented on a pro forma basis to reflect the following events as if they had occurred on June 30, 1999:

    - the issuance of 546,984 shares of common stock in connection with the acquisition of Internet Unlimited, Inc. on July 30, 1999;

    - the issuance of 666,198 shares of series A convertible preferred stock in August 1999;

    - the conversion of a $3.1 million note payable into 2,033,334 shares of common stock, which will automatically occur immediately prior to consummation of this offering;

    - the conversion of a $1.0 million note payable and associated accrued interest into 142,431 shares of series A convertible preferred stock in August 1999; and

    - the conversion of all outstanding shares of series A convertible preferred stock into 808,629 shares of common stock, which will automatically occur immediately prior to consummation of this offering.


    In addition, the balance sheet data as of June 30, 1999 is also presented on a pro forma as adjusted basis to reflect the events described above as well as the sale of 4,000,000 shares of common stock in this offering, assuming that the underwriters' over-allotment option is not exercised, at an assumed initial public offering price of $11.00 and our application of the estimated net proceeds of this offering as described in Use of Proceeds.


    The pro forma results are not necessarily indicative of the results of operations or financial position of FASTNET had the events described above occurred at the dates described above.

                                                       YEAR ENDED DECEMBER 31,                     SIX MONTHS ENDED JUNE 30,
                                          -------------------------------------------------  -------------------------------------
                                                                             1998                                   1999
                                                                   ------------------------               ------------------------
                                             1996        1997        ACTUAL      PRO FORMA      1998        ACTUAL      PRO FORMA
                                          ----------  -----------  -----------  -----------  -----------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Services..............................  $1,545,072  $ 2,846,338  $ 4,875,471  $ 5,576,349  $ 2,155,720  $ 3,469,506  $ 4,114,675
  Hardware and software.................     397,535      824,276      652,508      672,635      499,462       79,509      100,351
                                          ----------  -----------  -----------  -----------  -----------  -----------  -----------
                                           1,942,607    3,670,614    5,527,979    6,248,984    2,655,182    3,549,015    4,215,026
                                          ----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating expenses:
  Cost of services......................     740,186    1,771,968    2,572,732    2,768,661    1,066,605    2,065,187    2,196,234
  Cost of hardware and software.........     421,825      561,951      669,009      680,196      475,748       50,951       62,900
  Selling, general and administrative...     793,336    1,445,224    3,067,740    3,516,740    1,177,104    2,154,680    2,639,977
  Depreciation and amortization.........      78,804      177,375      346,568    1,867,818      140,384      247,796    1,024,799
                                          ----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total operating expenses............   2,034,151    3,956,518    6,656,049    8,833,415    2,859,841    4,518,614    5,923,910
                                          ----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating loss..........................     (91,544)    (285,904)  (1,128,070)  (2,584,431)    (204,659)    (969,599)  (1,708,884)
Other expenses, net.....................     (23,680)     (36,162)    (146,220)     (39,975)     (47,436)    (110,842)     (19,484)
                                          ----------  -----------  -----------  -----------  -----------  -----------  -----------
Net loss................................  $ (115,224) $  (322,066) $(1,274,290) $(2,624,406) $  (252,095) $(1,080,441) $(1,728,368)
                                          ----------  -----------  -----------  -----------  -----------  -----------  -----------
                                          ----------  -----------  -----------  -----------  -----------  -----------  -----------
Basic and diluted net loss per common
  share.................................  $    (0.01) $     (0.03) $     (0.14) $     (0.25) $     (0.02) $     (0.15) $     (0.18)
                                          ----------  -----------  -----------  -----------  -----------  -----------  -----------
Weighted average number of common shares
  outstanding...........................  11,575,000   11,575,000    8,880,833   10,613,929   10,761,666    7,000,000    9,615,381
                                          ----------  -----------  -----------  -----------  -----------  -----------  -----------
                                          ----------  -----------  -----------  -----------  -----------  -----------  -----------



                                                                 JUNE 30, 1999
                                                    ---------------------------------------
                                                                                 PRO FORMA
                                                      ACTUAL       PRO FORMA    AS ADJUSTED
                                                    -----------   -----------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents.........................  $   524,671   $ 4,920,117   $44,240,117
Working capital (deficit).........................   (5,878,946)    1,846,580   41,166,580
Total assets......................................    4,322,194    13,532,068   52,852,068
Shareholders' (deficit) equity....................   (3,575,397)    8,825,914   48,145,914


    The foregoing tables should be read in conjunction with the historical financial information of FASTNET and Internet Unlimited, Inc. and the unaudited pro forma combined financial information contained elsewhere in this prospectus. See the sections entitled Selected Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations for additional information.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

RISKS RELATED TO OUR BUSINESS


WE ONLY RECENTLY BEGAN TO IMPLEMENT OUR CURRENT BUSINESS STRATEGY. AS A RESULT,
  YOU MAY NOT BE ABLE TO EVALUATE OUR BUSINESS PROSPECTS BASED ON OUR HISTORICAL RESULTS.



    We began to implement our current business strategy of targeting small and medium sized enterprises in high growth secondary markets within and outside the mid-Atlantic United States in late 1998. To date, we have only conducted business in the mid-Atlantic area. Therefore, the evaluation of our future business prospects is difficult because our historical results for periods during which we were implementating our current business strategy are limited.



WE HAVE A HISTORY OF LOSSES AND EXPECT FUTURE LOSSES.



    We incurred net losses of approximately $115,000, or 6% of revenues, for the year ended December 31, 1996, approximately $322,000, or 9% of revenues, for the year ended December 31, 1997, approximately $1.3 million, or 23% of revenues, for the year ended December 31, 1998 and approximately $1.1 million, or 30% of revenues, for the six months ended June 30, 1999 resulting in an accumulated deficit of approximately $3.0 million at June 30, 1999. On a pro forma basis, assuming that the acquisition of Internet Unlimited was consummated on January 1, 1998, we would have incurred net losses of approximately $2.6 million, or 42% of revenues, for the year ended December 31, 1998 and approximately $1.7 million, or 41% of revenues, for the six months ended June 30, 1999. We expect to continue to operate at a loss as we incur costs related to expanding our regional network, expanding our product and service offerings, and establishing brand-name recognition in our new regions of operation.


    In order to achieve profitability, we must develop and market products and services that gain broad commercial acceptance by small and medium sized enterprises and residential customers in our target regions. We cannot give any assurances that our products and services will ever achieve broad commercial acceptance among our customers. Although our revenues have increased each year since we began operations, we cannot give any assurances that this growth in annual revenues will continue or lead to our profitability in the future. Therefore, we cannot predict whether we will obtain or sustain positive operating cash flow or generate net income in the future.

OUR OPERATING RESULTS FLUCTUATE DUE TO A VARIETY OF FACTORS AND ARE NOT A
  MEANINGFUL INDICATOR OF FUTURE PERFORMANCE.


    Our operating results have fluctuated in the past and may fluctuate significantly in the future, depending upon a variety of factors, including:



    - the timing of costs relating to the construction of our customer network facilities;



    - the timing of the introduction of new products and services;



    - changes in pricing policies and product offerings by us or our competitors; and



    - fluctuations in demand for Internet access and enhanced products and services.


    Therefore, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and cannot be relied upon as indicators of future performance. If our operating results in any future period fall below the expectations of common stock analysts and investors, the market price of our common stock would likely decline.

OUR EXPANSION EFFORTS MAY NOT BE SUCCESSFUL IN OUR NEW TARGET REGIONS BECAUSE
  OUR BUSINESS GROWTH STRATEGY IS LARGELY UNTESTED.


    Our growth strategy includes building customer network facilities in high growth secondary markets where we do not currently operate. In each market, we will target primarily small and medium sized enterprise customers. Since our growth strategy is largely untested, we cannot give any assurances that we will be able to successfully implement it in our target regions.


    Our success will depend upon:

    - our ability to identify attractive target regions outside of the mid-Atlantic area;


    - our ability to rapidly deploy additional customer network facilities; and


    - our ability to replicate our sales and marketing efforts.

    Our ability to successfully implement our business strategy, and the expected benefits to be obtained from our strategy, may be adversely affected by a number of factors, such as unforeseen costs and expenses, technological change, economic downturns, competitive factors or other events beyond our control.


RECENTLY, TWO OF OUR CUSTOMERS TOGETHER ACCOUNTED FOR MORE THAN 10% OF OUR TOTAL
  REVENUES. THE LOSS OF EITHER OF THESE CUSTOMERS COULD HARM OUR RESULTS OF OPERATIONS.



    We currently derive, and expect in the future to derive, more than 10% of our revenues from a small number of our business customers. For example, Lucent Technologies, Inc. accounted for 10% of total revenues for the six months ended June 30, 1999 and 9% of total revenues for the fiscal year ended December 31, 1998 and Microsoft's WebTV Networks, Inc. accounted for 20% of total revenues for the six months ended June 30, 1999 and 9% of total revenues for the fiscal year ended December 31, 1998. On a pro forma basis, assuming that the acquisition of Internet Unlimited was consummated on January 1, 1998, Lucent Technologies would have accounted for 8% of total revenues for the six months ended June 30, 1999 and 8% of total revenues for the fiscal year ended December 31, 1998 and Microsoft's WebTV Networks, Inc. would have accounted for 16% of total revenues for the six months ended June 30, 1999 and 8% of total revenues for the fiscal year ended December 31, 1998. We expect revenues from these customers to vary from year to year. Our agreement with Lucent Technologies is a service contract with a one year term, which automatically renews on a monthly basis until such time as it is renegotiated or terminated. Our agreement with Microsoft's WebTV Networks may be terminated upon 120 days notice. The loss of any of our significant customers or a significant decrease in revenues from these customers could harm our results of operations.


WE MAY BE UNABLE TO EXPAND OUR SALES, TECHNICAL SUPPORT AND CUSTOMER SUPPORT
  INFRASTRUCTURE, WHICH MAY HINDER OUR ABILITY TO GROW AND MEET CUSTOMER
  DEMANDS.


    We rely upon our centralized sales force and regional marketing managers to sell our products and services in our new regions. We serve our existing customers through our sales, technical support and customer support staff. If we are unable to expand our sales force and our technical support and customer support staff, our business would be harmed because this would limit our ability to obtain new customers, sell products and services and provide existing customers with a high level of technical support.

IF WE ARE UNABLE TO RAPIDLY EXPAND INTO OUR TARGET REGIONS, WE MAY NEED TO
  MODIFY OUR GROWTH AND OPERATING PLANS.



    Our business strategy depends on our ability to rapidly expand into our new regions, which requires significant capital resources. As a result, we anticipate that we will need significant additional funds to execute our growth strategy, including cash to:



    - build additional customer network facilities;



    - expand our sales and marketing capabilities;



    - develop enhanced product and service offerings;



    - make acquisitions; and



    - finance working capital and general corporate purposes.


    If the net proceeds from this offering are not sufficient to meet our cash requirements, we will need to seek additional capital from public or private equity and debt sources to fund our growth and operating strategies. We cannot be certain that we will be able to raise additional capital in the future on terms acceptable to us or at all. If alternative sources of financing are insufficient or unavailable, we may be required to modify our growth and operating plans in accordance with the extent of available financing.

WE FACE SIGNIFICANT AND INCREASING COMPETITION IN OUR INDUSTRY WHICH COULD CAUSE
  US TO LOWER PRICES RESULTING IN REDUCED REVENUES.

    The growth of the Internet access and related services market and the absence of substantial barriers to entry have attracted many start-ups as well as existing businesses from the telecommunications, cable, and technology industries. As a result, the market for Internet access and related services is very competitive. We anticipate that competition will continue to intensify as the use of the Internet grows. Current and prospective competitors include:


    - national, regional and local Internet service providers, including providers of free dial-up Internet access;


    - national and regional long distance and local telecommunications carriers;

    - cable operators and their affiliates;

    - providers of Web hosting, collocation and other Internet-based business services;

    - computer hardware and other technology companies that bundle Internet connections with their products; and

    - terrestrial wireless and satellite Internet service providers.

    As a result of an increase in the number of competitors, and vertical and horizontal integration in the industry, we currently face and expect to continue to face significant pricing pressure and other competition in the future. Advances in technology and changes in the marketplace and the regulatory environment will continue, and we cannot predict the effect that ongoing or future developments may have on us or the pricing of our products and services.

    We believe that the following are the primary competitive factors in our market:

    - pricing;

    - quality and breadth of products and services;

    - ease of use;

    - personal customer support and service; and

    - brand awareness.

    Many of our competitors have significantly greater market presence, brand-name recognition, and financial resources than we do. In addition, all of the major long distance telephone companies, also known as interexchange carriers, offer Internet access services. The recent reforms in the federal regulation of the telecommunications industry have created greater opportunities for local exchange carriers, including incumbent local exchange carriers and competitive local exchange carriers, to enter the Internet access market. In order to address the Internet access requirements of the current business customers of long distance and local carriers, many carriers are integrating horizontally through acquisitions of or joint ventures with Internet service providers, or by wholesale purchase of Internet access from Internet service providers. In addition, many of the major cable companies and other alternative service providers, such as those companies utilizing wireless and satellite-based service technologies, have announced their plans to offer Internet access and related services. While few of these larger companies have focused on our key customer base of small and medium sized enterprises in our target markets, it is possible that they will do so in the future. Accordingly, we may experience increased competition from traditional and emerging telecommunications providers. Many of these companies, in addition to their substantially greater network coverage, market presence, and financial, technical and personnel resources, also already provide telecommunications and other services to many of our target customers. Furthermore, they may have the ability to bundle Internet access with basic local and long distance telecommunications services, which we do not currently offer. This bundling of services may harm our ability to compete effectively with them and may result in pricing pressure on us that would reduce our earnings.

OUR GROWTH DEPENDS ON THE CONTINUED ACCEPTANCE BY SMALL AND MEDIUM SIZED
  ENTERPRISES OF THE INTERNET FOR COMMERCE AND COMMUNICATION.


    If the use of the Internet by small and medium sized enterprises for commerce and communication does not continue to grow, our business and results of operations will be harmed. Our products and services are designed primarily for the rapidly growing number of business users of the Internet. Commercial use of the Internet by small and medium sized enterprises is still in its early stages. Despite growing interest in the commercial uses of the Internet, many businesses have not purchased Internet access and related services for several reasons, including:


    - lack of inexpensive, high-speed connection options;

    - a limited number of reliable local access points for business users;

    - lack of affordable electronic commerce solutions;

    - limited internal resources and technical expertise;

    - inconsistent quality of service; and

    - difficulty in integrating hardware and software related to Internet based business applications.

    In addition, we believe that many Internet users lack confidence in the security of transmitting their data over the Internet, which has hindered commercial use of the Internet. Technologies that adequately address these security concerns may not be developed.

    The adoption of the Internet for commerce and communication applications, particularly by those enterprises that have historically relied upon alternative means, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be reluctant or slow to adopt a new strategy that may make their existing personnel and infrastructure obsolete.


OUR SUCCESS DEPENDS ON THE CONTINUED DEVELOPMENT OF INTERNET INFRASTRUCTURE.

    The recent growth in the use of the Internet has caused periods of performance degradation, requiring the upgrade by providers and other organizations with links to the Internet of routers and switches, telecommunications links and other components forming the infrastructure of the Internet. We believe that capacity constraints caused by rapid growth in the use of the Internet may impede further development of the Internet to the extent that users experience increased delays in transmission or reception of data or transmission errors that may corrupt data. Any degradation in the performance of the Internet as a whole could impair the quality of our products and services. As a consequence, our future success will be dependent upon the reliability and continued expansion of the Internet.

WE RELY ON A LIMITED NUMBER OF VENDORS AND SERVICE PROVIDERS, SOME OF WHICH ARE
  OUR COMPETITORS. THIS MAY ADVERSELY AFFECT THE FUTURE TERMS OF OUR RELATIONSHIPS.


    We rely on other companies to supply key components of our network infrastructure, which are available only from limited sources. For example, we currently rely on routers, switches and remote access devices from Lucent Technologies, Inc., Cisco Systems, Inc. and Nortel Networks Corporation. We could be adversely affected if any of these products were no longer available on commercially reasonable terms, or at all. From time to time, we experience delays in the delivery and installation of these products and services, which can lead to the loss of existing or potential customers. We do not know that we will be able to obtain such products in the future cost-effectively and in a timely manner. Moreover, Sprint Communications Company, L.P., MCI WorldCom, Inc. and UUNET Technologies, Inc., our primary backbone providers, also sell products and services that compete with ours. Our agreements with our primary backbone providers are fixed price contracts with terms ranging from one to three years. Our backbone providers operate national or international networks that provide data and Internet connectivity and enable our customers to transmit and receive data over the Internet. Our relationship with these backbone providers could be adversely affected as a result of our direct competition with them. Failure to renew these relationships when they expire or enter into new relationships for such services on commercially reasonable terms or at all could harm our business, financial condition and results of operations.



WE DEPEND ON OUR EXECUTIVE OFFICERS TO EXECUTE OUR BUSINESS STRATEGY AND COULD
  BE HARMED BY THE LOSS OF THEIR SERVICES.



    Our success depends in part upon the continued service and performance of our executive officers who possess industry expertise and technical knowledge of our operations. We currently do not have employment agreements with any of our executive officers. The loss of the services of one or more of our executive officers could impair our ability to expand our operations and provide a high level of service to our customers.



WE NEED TO RECRUIT AND RETAIN QUALIFIED PERSONNEL OR OUR BUSINESS COULD BE
  HARMED.



    Competition for highly-qualified employees in the Internet service industry is intense because there is a limited number of people with an adequate knowledge of and significant experience in our industry. Our success depends to a significant degree upon our ability to attract, train and retain highly skilled management, technical, marketing and sales personnel and upon the continued contributions of such people. Since it is difficult and time consuming to identify and hire highly qualified employees, we cannot assure you of our ability to do so. Our failure to attract additional highly qualified personnel could impair our ability to grow our operations and services to our customers.

WE COULD EXPERIENCE SYSTEM FAILURES AND CAPACITY CONSTRAINTS, WHICH COULD RESULT
  IN THE LOSS OF OUR CUSTOMERS OR LIABILITY TO OUR CUSTOMERS.

    The continued operation of our network infrastructure depends upon our ability to protect against:

    - downtime due to malfunction or failure of hardware or software;

    - overload conditions;

    - power loss or telecommunications failures;

    - human error;

    - natural disasters; and

    - sabotage or other intentional acts of vandalism.

Any of these occurrences could result in interruptions in the services we provide to our customers and require us to spend substantial amounts of money repairing and replacing equipment. Although we do not guarantee uninterrupted service, we could still incur significant liability to our customers for any damages they suffer due to any system downtime as well as the possible loss of customers.

OUR NETWORK MAY EXPERIENCE SECURITY BREACHES WHICH COULD DISRUPT OUR SERVICES.

    Our network infrastructure may be vulnerable to computer viruses, break-ins and similar disruptive problems caused by our customers or other Internet users. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to our customers. There currently is no existing technology that provides absolute security, and the cost of minimizing these security breaches could be prohibitively expensive. We may face liability to customers for such security breaches. Furthermore, such incidents could deter potential customers and adversely affect existing customer relationships.

WE FACE POTENTIAL LIABILITY FOR INFORMATION DISSEMINATED THROUGH OUR NETWORK.


    It is possible that claims could be made against Internet service providers in connection with the nature and content of the materials disseminated through their networks. The law relating to the liability of Internet service providers due to information carried or disseminated through their networks is not completely settled. While the U.S. Supreme Court has held that content transmitted over the Internet is entitled to the highest level of protection under the U.S. Constitution, there are federal and state laws regarding the distribution of obscene, indecent, or otherwise illegal material, as well as material that violates intellectual property rights which may subject us to liability. Several private lawsuits have been brought in the past and are currently pending against other entities which seek to impose liability upon Internet service providers as a result of the nature and content of materials disseminated over the Internet. If any of these actions succeed, we might be required to respond by investing substantial resources or discontinuing some of our service or product offerings, which could harm our business.


NEW LAWS AND REGULATIONS GOVERNING OUR INDUSTRY COULD HARM OUR BUSINESS.


    We are subject to a variety of risks that could materially affect our business due to the rapidly changing legal and regulatory landscape governing Internet access providers. For example, the Federal Communications Commission currently exempts Internet access providers from having to pay per-minute access charges that long-distance telecommunications providers pay local telephone companies for the use of the local telephone network. In addition, Internet access providers are currently exempt from having to pay a percentage of their gross revenues as a contribution to the federal universal service fund. Should the Federal Communications Commission eliminate these exemptions and impose such charges on Internet access providers, this would increase our costs of providing dial-up Internet access service and could have a material adverse effect on our business, financial condition and results of operations.



    We face risks due to possible changes in the way our suppliers are regulated which could have an adverse effect on our business. For example, most states require local exchange carriers to pay reciprocal compensation to competing local exchange carriers for the transport and termination of Internet traffic. However, in February 1999, the Federal Communications Commission concluded that at least a substantial portion of dial-up Internet traffic is jurisdictionally interstate which could ultimately eliminate the reciprocal compensation payment requirement for Internet traffic. Should this occur our telephone carriers may no longer be entitled to receive payment from the originating carrier to terminate traffic delivered to us. The Federal Communications Commission has launched an inquiry to determine a mechanism for covering the costs of terminating calls to Internet service providers, but in the interim state commissions will determine whether carriers will receive compensation for such calls. If the new compensation mechanism that may be adopted by the Federal Communications Commission increases the costs to out telephone carriers for terminating traffic to us, or if states eliminate reciprocal compensation payments, our telephone carriers may increase the price of service to us in order to recover such costs. This could have a material adverse effect on our business, financial condition and results of operations.



    We face risks due to possible changes in the way our competitors are regulated which could have an adverse effect on our business. For example, the Federal Communications Commission is considering measures that could stimulate the development of high-speed telecommunications facilities and make it easier for operators of these facilities to obtain access to customers. Such favorable regulatory measures could enhance the viability of our competitors in the Internet access marketplace. In addition, changes in the regulatory environment may provide competing Internet service providers the right of access to the cable systems of local franchised cable operators. The adoption of open access to cable systems by Internet service providers could harm our business.


POTENTIAL YEAR 2000 PROBLEMS COULD HARM OUR BUSINESS.


    Many computer systems are not capable of distinguishing 21(st) century dates from 20(th) century dates. As a result, beginning on January 1, 2000, computer systems and software used by many companies and organizations in a wide variety of industries will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. Our year 2000 assessment and remediation efforts are not complete. The risks to our business could be significant if we are unable to provide products and services to our customers. Our operations could also be disrupted and our financial condition could be adversely affected if our customers and third-party providers do not ensure that their hosted hardware and software is year 2000 compliant. Our Web hosting and collocation services could be adversely affected if Internet Unlimited, Inc., our recent acquisition, is not year 2000 compliant. In addition, if the actual costs of implementing our year 2000 program significantly exceed our estimates, it may have a material adverse effect on our business, financial condition or results of operations.



RISKS RELATED TO THIS OFFERING


OUR OFFICERS, DIRECTORS AND AFFILIATES WILL BE ABLE TO CONTROL MATTERS REQUIRING
  SHAREHOLDER APPROVAL, AND MAY HAVE INTERESTS THAT DIFFER FROM OUR INVESTORS.


    Following the closing of this offering, our officers, directors and 5% shareholders together will beneficially own approximately 67.8% of the outstanding shares of our common stock, 64.3% if the underwriters' over-allotment option is exercised in full. As a result, these shareholders will be able to control all matters requiring shareholder approval and, thereby, our management and affairs. These shareholders may have interests that differ from our investors. Matters that typically require shareholder approval include:

    - election of directors;

    - approval of a merger or consolidation; and

    - approval of a sale of all or substantially all our assets.

    In addition, this concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock.

WE WILL HAVE BROAD DISCRETION AS TO USE OF PROCEEDS FROM THIS OFFERING.

    We have broad discretion as to the use of the proceeds from this offering without prior shareholder approval and our failure to apply these proceeds effectively could cause our business to suffer. Accordingly, you will have to rely on our management to properly apply the proceeds. As of the date of this prospectus, we do not plan to use the proceeds from this offering other than for implementation of our regional growth program, working capital and general corporate purposes. We may use the proceeds in future strategic acquisitions of, or investments in, businesses that offer us the opportunity to obtain additional enhanced products and services. Until the need arises, we plan to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

    Sales of a substantial number of shares of common stock in the public market following this offering and the expiration of lock-up arrangements with the underwriters could reduce the market price of our common stock. All the shares sold in this offering will be freely tradable. The remaining shares of common stock outstanding after this offering will be available for sale in the public market as follows:


NUMBER OF SHARES                                                       DATE OF AVAILABILITY FOR SALE
--------------------------------------------------------  --------------------------------------------------------
no shares...............................................  , 1999 (date of this prospectus)

no shares...............................................  , 2000 (180 days after the date of this prospectus)

10,388,947 shares.......................................  At various times thereafter upon the expiration of holding periods


    We have granted options to purchase shares of our common stock under our equity compensation plan, and intend to register the shares of common stock issuable or reserved for issuance under the plan within 180 days after the consummation of this offering.

NEW INVESTORS IN OUR COMMON STOCK WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL
  DILUTION.


    The initial public offering price is substantially higher than the book value per share of our common stock. Investors purchasing our common stock in this offering will, therefore, incur immediate dilution of $7.96 in net tangible book value per share of our common stock on a pro forma basis assuming the acquisition of Internet Unlimited, the sale of series A convertible preferred stock, the conversion of all outstanding shares of series A convertible preferred stock into shares of common stock and no exercise of the underwriters' over-allotment option. This dilution figure deducts the estimated underwriting discounts and commissions and estimated offering expenses payable by us from the initial public offering price. Investors will incur additional dilution upon the exercise of outstanding stock options.

                                USE OF PROCEEDS


    We expect to receive approximately $39.3 million in net proceeds from the sale of the 4,000,000 shares of common stock in this offering, assuming that the initial public offering price is $11.00 per share, after deducting the estimated underwriting discount and commissions and offering expenses. We expect to receive approximately $45.5 million in net proceeds if the underwriters' over-allotment option is exercised in full, after deducting the estimated underwriting discount and commissions and offering expenses.



    We intend to use the net proceeds of this offering for working capital and other general corporate purposes, including the construction of additional customer network facilities in our target regions, the expansion of our sales and marketing capabilities and capital expenditures made in the ordinary course of business. We may also use a portion of the net proceeds to acquire additional businesses, products and technologies or to establish joint ventures that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments, oral or written, to do so. The amounts that we actually expend for working capital purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.


                                DIVIDEND POLICY

    We have never paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not anticipate paying any cash dividends in the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements which involve risks and uncertainties. These forward-looking statements are often accompanied by words such as believes, anticipates, plans, expects and similar expressions. These statements include, without limitation, statements about the market opportunity and our growth strategy. These statements may be found in the sections of this prospectus entitled Prospectus Summary, Risk Factors, Use of Proceeds, Management's Discussion and Analysis of Financial Condition and Results of Operations, Our Business and in this prospectus generally. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in Risk Factors and elsewhere in this prospectus.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 1999. We present capitalization:

    - on an actual basis;

    - on a pro forma basis to reflect the issuance of 546,984 shares of common stock in connection with the acquisition on July 30, 1999 of Internet Unlimited, the sale of 666,198 shares of series A convertible preferred stock for net proceeds of $4.4 million which occurred in August 1999, the conversion of a $1.0 million note payable and associated accrued interest into 142,431 shares of series A convertible preferred stock which occurred in August 1999, and the conversion of all outstanding shares of series A convertible preferred stock into 808,629 shares of common stock and the conversion of a $3.1 million note payable into 2,033,334 shares of common stock; both conversions will automatically occur immediately prior to the consummation of this offering; and


    - on a pro forma as adjusted basis to reflect events described in the previous bullet point as well as the sale of 4,000,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share and our application of the estimated net proceeds of approximately $39.3 million as described in Use of Proceeds, assuming no exercise of the underwriters' over-allotment option.


    This table should be read in conjunction with the historical financial information of FASTNET and Internet Unlimited, and the unaudited pro forma combined financial information contained elsewhere in this prospectus.


                                                                   JUNE 30, 1999
                                                        -----------------------------------
                                                                                 PRO FORMA
                                                                                     AS
                                                          ACTUAL     PRO FORMA    ADJUSTED
                                                        ----------  -----------  ----------
Current portion of long-term debt and lease
  obligations.........................................  $4,114,445  $    60,020  $   60,020
                                                        ----------  -----------  ----------
Long-term debt and capital lease obligations,
  excluding current portion...........................     157,482      168,188     168,188
Shareholders' equity (deficit):
Preferred stock, no par value, 10,000,000 shares
  authorized, no shares issued and outstanding actual;
  9,191,371 shares authorized and no shares issued and
  outstanding pro forma and pro forma as adjusted.....          --           --          --
Common stock, no par value per share, 50,000,000
  shares authorized, 7,000,000 shares issued and
  outstanding actual; 10,388,947 issued and
  outstanding pro forma; and 14,388,947 issued and
  outstanding pro forma as adjusted...................     545,368   12,946,679  52,266,679
Deferred compensation.................................    (109,765)    (109,765)   (109,765)
Accumulated deficit...................................  (3,011,000)  (3,011,000) (3,011,000)
Treasury stock, at cost...............................  (1,000,000)  (1,000,000) (1,000,000)
                                                        ----------  -----------  ----------
                                                        ----------  -----------  ----------
    Total shareholders' equity (deficit)..............  (3,575,397)   8,825,914  48,145,914
                                                        ----------  -----------  ----------
                                                        ----------  -----------  ----------
      Total capitalization (deficit)..................  $(3,417,915) $ 8,994,102 $48,314,102
                                                        ----------  -----------  ----------
                                                        ----------  -----------  ----------



    This table is based on shares outstanding as of June 30, 1999 and does not include:



    - 563,000 shares of our common stock issuable upon the exercise of outstanding options that have been granted under our equity compensation plan at a weighted average exercise price of $1.70 per share, of which options to purchase 295,000 shares of common stock are currently exercisable at a weighted average exercise price of $1.52 per share;

    - 22,000 shares of our common stock issuable upon the exercise of options that have been granted under our equity compensation plan from June 30, 1999 to the date of this prospectus at a weighted average exercise price of $6.71 per share;


    - 415,000 shares of our common stock available for grant under our equity compensation plan as of the date of this prospectus; and

    - 1,000,000 shares of our common stock issuable upon the exercise of a warrant issued to H&Q You Tools Investment Holding, L.P. that is exercisable at an exercise price of $1.50 per share.

                                    DILUTION


    As of June 30, 1999, we had a net tangible deficit of approximately $3.6 million or $0.51 per share of common stock. Net tangible deficit per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding. As of June 30, 1999, our net tangible book value was $4.4 million or $0.42 per share; assuming on a pro forma basis, the issuance of 546,984 shares of common stock in connection with the acquisition of Internet Unlimited, which occurred on July 30, 1999, the sale of 666,198 shares of series A convertible preferred stock for net proceeds of $4.4 million which occurred in August 1999, the conversion of a $1.0 million note payable and associated accrued interest which occurred in August 1999 into 142,431 shares of series A convertible preferred stock, the conversion of all outstanding shares of series A convertible preferred stock into 808,629 shares of common stock and the conversion of a $3.1 million note payable into 2,033,334 shares of common stock. Both conversions will automatically occur immediately prior to the consummation of this offering. As of June 30, 1999, our pro forma net tangible book value, on a pro forma as adjusted basis for the factors listed in the preceding sentence and for the sale of 4,000,000 shares in this offering, assuming no exercise of the underwriters' over-allotment option, based on an assumed initial public offering price of $11.00 per share and after deducting the underwriting discounts and commissions and other estimated offering expenses, would have been $3.04 per share. This represents an immediate increase of $2.62 per share to existing shareholders and an immediate dilution of $7.96 per share to new investors. The following table should be read in conjunction with the historical financial information of FASTNET and Internet Unlimited and the unaudited pro forma combined financial information contained elsewhere in this prospectus. The following table illustrates this per share dilution:



Assumed initial public offering price per share.....................             $   11.00
                                                                                 ---------
    Pro forma net tangible book value per share at June 30, 1999....  $    0.42
    Pro forma increase per share attributable to new investors......       2.62
                                                                      ---------
Pro forma as adjusted net tangible book value per share after the
  offering..........................................................                  3.04
                                                                                 ---------
Dilution per share to new investors.................................             $    7.96
                                                                                 ---------
                                                                                 ---------



    The following summarizes as of June 30, 1999, the differences between the total consideration paid and the average price per share paid by the existing shareholders and the new investors with respect to the number of shares of common stock purchased from us based on an assumed initial public offering price of $11.00 per share assuming the pro forma adjustments described in the paragraph above.



                                                            SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                                        -------------------------  --------------------------     PRICE
                                                           NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                                        ------------  -----------  -------------  -----------  -----------
Existing shareholders.................................    10,388,947          72%  $  12,767,789          22%   $    1.23
New investors.........................................     4,000,000          28      44,000,000          78        11.00
                                                        ------------         ---   -------------         ---
    Total.............................................    14,388,947         100%  $  56,767,789         100%
                                                        ------------         ---   -------------         ---
                                                        ------------         ---   -------------         ---


    The above information is based on shares outstanding as of June 30, 1999 and does not include:


    - 563,000 shares of our common stock issuable upon the exercise of outstanding options that have been granted under our equity compensation plan at a weighted average exercise price of $1.70 per share, of which options to purchase 295,000 shares of common stock are currently exercisable at a weighted average exercise price of $1.52 per share;



    - 22,000 shares of our common stock issuable upon the exercise of options that have been granted under our equity compensation plan from June 30, 1999 to the date of this prospectus at a weighted average exercise price of $6.71 per share;


    - 415,000 shares of our common stock available for grant under our equity compensation plan as of the date of this prospectus; and

    - 1,000,000 shares of our common stock issuable upon the exercise of a warrant issued to H&Q You Tools Investment Holding, L.P. that is exercisable at an exercise price of $1.50 per share.

                            SELECTED FINANCIAL DATA

    The tables that follow present portions of our financial statements and are not complete. You should read the following selected financial data in conjunction with our Financial Statements and related Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations and unaudited pro forma financial information included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1996, 1997, and 1998, and the balance sheet data as of December 31, 1996, 1997 and 1998 are derived from our Financial Statements that have been audited by Arthur Andersen LLP, independent auditors, which are included elsewhere in this prospectus. The statement of operations data for the period from inception (May 10, 1994) to December 31, 1994 and the year ended December 31, 1995 and the six months ended June 30, 1998 and 1999 and the balance sheet data as of December 31, 1994 and 1995 and June 30, 1999 are derived from unaudited Financial Statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for that period. Historical results are not necessarily indicative of future results. See Note 2 of Notes to Financial Statements and Note 2 of Notes to Unaudited Pro Forma Financial Information for an explanation of the method used to calculate pro forma basic and diluted loss per share. See the section entitled Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations for more information.

    The statement of operations data for the years ended December 31, 1998 and for the six months ended June 30, 1999 is also presented on a pro forma basis to reflect the following events:

    - the issuance of 546,984 shares of common stock in connection with the acquisition of Internet Unlimited, Inc. on July 30, 1999, as if it had occurred at the beginning of each period;

    - the conversion of $3.1 million note payable into 2,033,334 shares of common stock, which will automatically occur immediately prior to consummation of this offering, as if it had occurred on May 28, 1998, the date on which the note was issued; and

    - the conversion of $1.0 million note payable and associated accrued interest into 142,431 shares of series A convertible preferred stock in August 1999, and the conversion of such shares into 142,431 shares of common stock, which will automatically occur immediately prior to consummation of this offering, as if each had occurred on May 14, 1999, the date the note was issued.

    The balance sheet data as of June 30, 1999 is also presented on a pro forma basis to reflect the following events as if they had occurred on June 30, 1999:

    - the issuance of 546,984 shares of common stock in connection with the acquisition of Internet Unlimited, Inc. on July 30, 1999;

    - the issuance of 666,198 shares of series A convertible preferred stock in August 1999;

    - the conversion of $3.1 million note payable into 2,033,334 shares of common stock, which will automatically occur immediately prior to consummation of this offering;

    - the conversion of $1.0 million note payable and associated accrued interest into 142,431 shares of series A convertible preferred stock in August 1999; and

    - the conversion of all outstanding shares of series A convertible preferred stock into 808,629 shares of common stock, which will automatically occur immediately prior to consummation of this offering.

    The pro forma results are not necessarily indicative of the results of operations or financial position of FASTNET had the events described above occurred at the dates described above.

                    PERIOD
                     FROM
                  INCEPTION                      YEAR ENDED DECEMBER 31,                            SIX MONTHS ENDED JUNE 30,
                   (MAY 10,   --------------------------------------------------------------  -------------------------------------
                   1994) TO                                                   1998                                   1999
                   DECEMBER                                         ------------------------               ------------------------
                   31, 1994      1995         1996        1997        ACTUAL      PRO FORMA      1998        ACTUAL      PRO FORMA
                  ----------  -----------  ----------  -----------  -----------  -----------  -----------  -----------  -----------
STATEMENT OF
  OPERATIONS
  DATA:
Revenues:
  Services......  $  26,258   $   299,956  $1,545,072  $ 2,846,338  $ 4,875,471  $ 5,576,349  $ 2,155,720  $ 3,469,506  $ 4,114,675
  Hardware and
    software....     50,918       148,848     397,535      824,276      652,508      672,635      499,462       79,509      100,351
                  ----------  -----------  ----------  -----------  -----------  -----------  -----------  -----------  -----------
                     77,176       448,804   1,942,607    3,670,614    5,527,979    6,248,984    2,655,182    3,549,015    4,215,026
                  ----------  -----------  ----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating
  expenses:
  Cost of
    services....     37,427       122,622     740,186    1,771,968    2,572,732    2,768,661    1,066,605    2,065,187    2,196,234
  Cost of
    hardware and
    software....     38,341       190,482     421,825      561,951      669,009      680,196      475,748       50,951       62,900
  Selling,
    general and
    administrative...    78,991     243,525    793,336   1,445,224    3,067,740    3,516,740    1,177,104    2,154,680    2,639,977
  Depreciation
    and
  amortization..      6,448        23,193      78,804      177,375      346,568    1,867,818      140,384      247,796    1,024,799
                  ----------  -----------  ----------  -----------  -----------  -----------  -----------  -----------  -----------
      Total
       operating
      expenses..    161,207       579,822   2,034,151    3,956,518    6,656,049    8,833,415    2,859,841    4,518,614    5,923,910
                  ----------  -----------  ----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating
  loss..........    (84,031 )    (131,018)    (91,544)    (285,904)  (1,128,070)  (2,584,431)    (204,659)    (969,599)  (1,708,884)
Other expenses,
  net...........        680        (4,610)    (23,680)     (36,162)    (146,220)     (39,975)     (47,436)    (110,842)     (19,484)
                  ----------  -----------  ----------  -----------  -----------  -----------  -----------  -----------  -----------
Net loss........  $ (83,351 ) $  (135,628) $ (115,224) $  (322,066) $(1,274,290) $(2,624,406) $  (252,095) $(1,080,441) $(1,728,368)
                  ----------  -----------  ----------  -----------  -----------  -----------  -----------  -----------  -----------
                  ----------  -----------  ----------  -----------  -----------  -----------  -----------  -----------  -----------
Basic and
  diluted net
  loss per
  common
  share.........  $    (.02 ) $      (.01) $    (0.01) $     (0.03) $     (0.14) $     (0.25) $     (0.02) $     (0.15) $     (0.18)
                  ----------  -----------  ----------  -----------  -----------  -----------  -----------  -----------  -----------
Weighted average
  number of
  common shares
  outstanding...  5,450,000     9,537,500  11,575,000   11,575,000    8,880,833   10,613,929   10,761,666    7,000,000    9,615,381
                  ----------  -----------  ----------  -----------  -----------  -----------  -----------  -----------  -----------
                  ----------  -----------  ----------  -----------  -----------  -----------  -----------  -----------  -----------



                                                               DECEMBER 31,                             JUNE 30, 1999
                                          -------------------------------------------------------  ------------------------
                                            1994      1995       1996        1997         1998       ACTUAL      PRO FORMA
                                          --------  ---------  ---------  -----------  ----------  -----------  -----------
BALANCE SHEET DATA:
Cash and cash equivalents...............  $  2,401  $   6,113  $  28,591  $    88,981  $  256,782  $   524,671  $ 4,920,117
Working capital deficit.................   (95,682)  (209,282)  (552,418)  (1,447,138)  4,356,637   (5,878,946)   1,846,580
Total assets............................    64,413    288,205    822,953    1,683,345   3,226,841    4,322,194   13,532,068
Shareholders' (deficit) equity..........   (39,352)   (94,900)  (210,203)    (532,269) (2,564,081)  (3,575,397)   8,825,914

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE RELATED NOTES TO THE FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING INCLUDES A NUMBER OF FORWARD-LOOKING STATEMENTS THAT REFLECT OUR CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND FINANCIAL PERFORMANCE. WE USE WORDS SUCH AS ANTICIPATE, BELIEVES, EXPECTS, FUTURE, AND INTENDS, AND SIMILAR EXPRESSIONS TO IDENTIFY FORWARD-LOOKING STATEMENTS. YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH APPLY ONLY AS OF THE DATE OF THIS PROSPECTUS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR OUR PREDICTIONS. FOR A DESCRIPTION OF THESE RISKS, SEE THE SECTION ENTITLED RISK FACTORS.


OVERVIEW


    We began providing Internet access services to our customers in 1994. In 1998, we began to implement our current strategy of providing Internet access and enhanced products and services to small and medium sized enterprises in selected high growth markets. In order to fund this strategy, we decided to seek financing through the issuance of additional equity and debt.


    - In May 1998, we raised approximately $3.3 million in a private debt and equity financing, of which approximately $1.5 million was used to retire debt and repurchase outstanding shares of our common stock. We used the remainder of the proceeds to advance our business plan.

    - In May 1999, we raised $1.0 million from H&Q You Tools Investment Holding, L.P. through the issuance of a convertible note. The principal and accrued interest on this note were converted in August 1999 into 142,431 shares of series A convertible preferred stock at $7.13 per share. In August 1999, we sold 666,198 shares of series A convertible preferred stock at $7.13 per share for net proceeds of approximately $4.4 million to a group of investors including Lucent Technologies, Inc. All of the outstanding preferred stock will convert automatically into an equivalent number of common shares immediately prior to the consummation of this offering.


    On July 30, 1999 we acquired Internet Unlimited, Inc., a Web hosting and collocation company located in Bethlehem, Pennsylvania. As a result of this acquisition, we increased the number of customers using our Web hosting services and supplemented our management and technical expertise.



OUR HISTORY OF OPERATING LOSSES



    We have incurred operating losses in each year since our inception. Our losses were 6% of revenues for the year ended December 31, 1996, 9% of revenues for the year ended December 31, 1997, 23% for the year ended December 31, 1998 and 30% of revenues for the six months ended June 30, 1999. On a pro forma basis, assuming the acquisition of Internet Unlimited was consummated on January 1, 1998, our losses would have increased from 23% of revenues on an actual basis to 42% on a pro forma basis for the year ended December 31, 1998, and would have increased from 30% on an actual basis to 41% on a pro forma basis for the six months ended June 30, 1999. We anticipate that we will continue to operate at a loss for the foreseeable future.


RESULTS OF OPERATIONS


    We broadly classify our revenues by customer type, enterprise and non-enterprise. Enterprise customers are business customers, governmental entities, and non-profit organizations. Our non-enterprise customers are residential customers and Microsoft's WebTV Networks' customers. We historically have derived at least 60% of our revenues from our enterprise customers. Our customers purchase Internet access, Web hosting services and other enhanced products or services either individually or as part of a bundled solution.


    Typically, our customers sign annual service contracts that set forth their charges for recurring services, and may include one time set up fees. We offer our customers monthly, quarterly, semi-annual and annual service periods and provide discounts to our customers for prepayment and for purchase of bundled services. In most cases, our customers are invoiced 30 days prior to the start of their service period. In only a limited number of instances are our customers invoiced after services have been provided. Revenues are recognized as services are rendered. Amounts billed relating to future periods are recorded as deferred revenue and recognized as services are rendered.

    Dedicated Internet access, virtual private networking and dial-up Internet access together represent more than 60% of our revenues in each period presented. Our dedicated Internet access revenue has grown in each period and represented approximately $1.4 million in 1996, $1.7 million in 1997 and $2.9 million in 1998. In addition, for the six months ended June 30, 1999, dedicated Internet access revenue represented $1.6 million. Revenues from our virtual private networking service, which we began offering in 1997, were $632,000 for the year ended December 31, 1998 and $840,000 for the six months ended June 30, 1999. This increase in virtual private networking revenues is primarily attributable to the increase in Microsoft's WebTV Networks' customers utilizing this service. Dial-up access revenues increased from approximately $174,000 in 1996 to approximately $719,000 in 1998 and approximately $600,000 in the six months ended June 30, 1999. This growth is primarily attributable to expansion of our customer base and increased sales and marketing efforts.

    Our primary focus is on generating recurring revenues from small and medium sized business customers. Currently, revenues from enterprise customers represent more than 85% of total revenues. During the years ended December 31, 1997 and 1998, revenues from the sale of our enhanced products and services represented between 10% and 16.0% of our total revenues. On a pro forma basis assuming our acquisition of Internet Unlimited occurred on January 1, 1998, enhanced products and services revenues would have been 21% of revenues in the year ended December 31, 1998 and 26% of revenues in the six months ended June 30, 1999. We anticipate that enhanced products and services revenues will increase as a percentage of our total revenues in the future.


    As our revenues have grown, we have increased the number of our employees, expanded our facilities and infrastructure, and increased our sales and marketing efforts. We had 19 employees at December 31, 1996, 33 employees at December 31, 1997, 41 employees at December 31, 1998 and 52 employees at June 30, 1999. As of December 31, 1996 we operated our network operations center and one customer network facility. As of June 30, 1999, we had expanded the capabilities of the network operations center and had three customer network facilities in operation with four additional customer network facilities in construction. Our advertising expenditures increased from $104,000 in 1996 and $243,000 in 1997 to $625,000 in 1998. Advertising expenditures were $210,000 in the six months ended June 30, 1999. We expect to continue to increase the number of our employees, to expand our facilities and infrastructure, and to increase our sales and marketing efforts. As a consequence, we expect operating expenses to continue to increase for the foreseeable future.



    Cost of services revenues consists primarily of Internet access and telecommunications charges. These charges are the costs of directly connecting to Internet backbone providers. Cost of services revenues also includes the payroll and related expenses for engineering, and rental expense on leased network and customer network facility equipment. Costs of hardware and software includes the costs of third party hardware and software sold to our customers.


    Selling, general and administrative expense consists primarily of payroll and related expenses for personnel engaged in marketing, selling, customer service, accounting, management, and administrative functions. Selling, general and administrative expense includes office space rent, advertising, promotion, insurance, professional fees, as well as other general corporate expenses.

    The following table sets forth statement of operations data as a percentage of revenues for the periods indicated:


                                                                                                            SIX MONTHS
                                                                                        YEAR ENDED          ENDED JUNE
                                                                                       DECEMBER 31,             30,
                                                                                   ---------------------   -------------
                                                                                   1996    1997    1998    1998    1999
                                                                                   -----   -----   -----   -----   -----
Revenues:
Services........................................................................    79.5%   77.5%   88.2%   81.2%   97.8%
Hardware and software...........................................................    20.5    22.5    11.8    18.8     2.2
                                                                                   -----   -----   -----   -----   -----
                                                                                   100.0   100.0   100.0   100.0   100.0
                                                                                   -----   -----   -----   -----   -----
Operating Expenses:
Cost of services................................................................    38.1    48.3    46.5    40.2    58.2
Cost of hardware and software...................................................    21.7    15.3    12.1    17.9     1.4
Selling, general and administrative.............................................    40.8    39.4    55.5    44.3    60.7
Depreciation and amortization...................................................     4.1     4.8     6.3     5.3     7.0
                                                                                   -----   -----   -----   -----   -----
                                                                                   104.7   107.8   120.4   107.7   127.3
                                                                                   -----   -----   -----   -----   -----
Operating loss..................................................................    (4.7)   (7.8)  (20.4)   (7.7)  (27.3)
Other expense, net..............................................................    (1.2)   (1.0)   (2.7)   (1.8)   (3.1)
                                                                                   -----   -----   -----   -----   -----
Net loss........................................................................    (5.9)%  (8.8)% (23.1)%  (9.5)% (30.4)%
                                                                                   -----   -----   -----   -----   -----
                                                                                   -----   -----   -----   -----   -----


SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1998


    REVENUES. Total revenues increased by $894,000, or 34%, to $3.5 million for the six months ended June 30, 1999, compared to $2.7 million for the six months ended June 30, 1998. On a pro forma basis, assuming our acquisition of Internet Unlimited occurred prior to January 1, 1999, total revenues would have been $4.2 million for the six months ended June 30, 1999.



    Services revenues increased by $1.3 million, or 61%, to $3.5 million for the six months ended June 30, 1999, compared to $2.2 million for the six months ended June 30, 1998. This increase in services revenues is primarily attributable to an increase in the number of customers using our dedicated Internet access services and a 409% increase in virtual private network revenues from $165,000 for the period ended June 30, 1998 to $840,000 for the period ended June 30, 1999. This increase in virtual private networking revenues is primarily attributable to the increase in revenues from one customer, Microsoft's WebTV Networks. Our enhanced products and service revenues increased by 22% for the period ended June 30, 1999 over the same period in 1998. Our dial-up customer base continued to grow over the comparable period, resulting in an increase in dial-up revenues of 67% for the period ended June 30, 1999 over the same six-month period in 1998.



    Hardware and software revenues which represents our resale of third party hardware and software to our customers decreased by $420,000 or 84% to $79,000 for the six months ended June 30, 1999, compared to $499,000 for the six months ended June 30, 1998. In the six months ended June 30, 1998, we sold a significant amount of third party hardware and software as part of an installation for one of our major customers.



    During these periods, we derived a significant portion of our revenues from Microsoft's WebTV Networks, Lucent Technologies, Inc. and the State of Delaware. Microsoft's WebTV Networks represented 20% and Lucent Technologies represented 10% of total revenues for the six months ended June 30, 1999. The State of Delaware represented 11% of total revenues for the six months ended June 30, 1998.



    COST OF REVENUES. Cost of revenues increased by $574,000, or 37%, to $2.1 million for the six months ended June 30, 1999, compared to $1.5 million for the six months ended June 30, 1998. As a percentage of revenues, cost of revenues increased to 60% for the six months ended June 30, 1999 from 58% for the six months ended June 30, 1998. On a pro forma basis, assuming our acquisition of Internet Unlimited occurred prior to January 1, 1999, cost of revenues would have been $2.3 million for the six months ended June 30, 1999.



    Cost of services increased by $1.0 million, or 94%, to $2.1 million for the six months ended June 30, 1999, compared to $1.1 million for the six months ended June 30, 1998. As a percentage of services revenues, cost of services were 50% in the six months ended June 30, 1998 compared to 60% in the six months ended June 30, 1999. These increases were primarily attributable to the increase in Internet access and telecommunications charges, increased rental expense on leased equipment, and an increase in payroll and related expenses for engineers associated with our increased revenues.



    Cost of hardware and software decreased by $425,000 or 89% to $51,000 for the six months ended June 30, 1999, compared to $476,000 for the six months ended June 30, 1998 as a result of the decrease in hardware and software revenues.



    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased by $978,000, or 83%, to $2.2 million for the six months ended June 30, 1999 compared to $1.2 million for the six months ended June 30, 1998. As a percentage of revenues, selling, general and administrative expenses increased to 61% for the six months ended June 30, 1999 from 44% for the six months ended June 30, 1998. This increase is primarily attributable to the increase in selling, general and administrative personnel from 34 at June 30, 1998 to 43 at June 30, 1999, and a 42% increase in advertising expense from $147,000 in the six months ended June 30, 1998 to $210,000 in the six months ended June 30, 1999. As a result of the increase in personnel, all related general and administrative expenses increased. On a pro forma basis, assuming our acquisition of Internet Unlimited occurred prior to January 1, 1998, selling, general and administrative expenses would have been $2.6 million for the six months ended June 30, 1999.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $108,000 or 77%, to $248,000 for the six months ended June 30, 1999, compared to $140,000 for the six months ended June 30, 1998. This increase was primarily attributable to the purchase of equipment necessary to support the expansion of our network. On a pro forma basis, assuming our acquisition of Internet Unlimited occurred prior to January 1, 1999, depreciation and amortization, including the amortization of intangible assets associated with the Internet Unlimited acquisition, would have been $1.0 million for the six months ended June 30, 1999.


YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997


    REVENUES. Total revenues increased by $1.8 million, or 51%, to $5.5 million for the year ended December 31, 1998, from $3.7 million for the year ended December 31, 1997. On a pro forma basis, assuming our acquisition of Internet Unlimited occurred prior to January 1, 1998, total revenues would have been $6.2 million for the year ended December 31, 1998.



    Services revenues increased by $2.1 million, or 71%, to $4.9 million for the year ended December 31, 1998, from $2.8 million for the year ended December 31, 1997. This increase in services revenues resulted from an overall increase in the number of customers using our dedicated Internet access services and from an almost 2,000% increase in virtual private networking revenues for the year ended December 31, 1998, compared, to the year ended December 31, 1997. Our dedicated Internet access revenues increased by $1.2 million, or 73%, in 1998 compared to 1997. Our dial-up customer base continued to increase in 1998 compared to 1997, resulting in dial-up revenues increasing $145,000, or 25%, in 1998 compared to 1997.



    Hardware and software revenues decreased by $171,000, or 21%, to $653,000 for the year ended December 31, 1998, from $824,000 for the year ended December 31, 1997, primarily because we sold a significant amount of third party hardware and software as part of an installation for one of our major customers in 1997.

    During the year ended December 31, 1998, no customer represented in excess of 10% of total revenues. During the year ended December 31, 1997, Lucent Technologies represented 23% and Vanguard Cellular Systems, Inc. represented 13% of total revenues.



    COST OF REVENUES. Cost of revenues increased by $908,000, or 39%, to $3.2 million for the year ended December 31, 1998 from $2.3 million for the year ended December 31, 1997. On a pro forma basis, assuming our acquisition of Internet Unlimited occurred on January 1, 1998, cost of revenues would have been $3.4 million for the year ended December 31, 1998.



    Cost of services increased by $801,000, or 45%, to $2.6 million for the year ended December 31, 1998, from $1.8 million for the year ended December 31, 1997. This increase was primarily attributable to the increase in Internet access and telecommunications charges and increased rental expense on leased equipment. As a percentage of services revenues, cost of services were 53% in the year ended December 31, 1998 compared to 62% in the year ended December 31, 1997. This decrease is primarily attributable to a higher utilization rate of our network and the addition of new customers without proportional incremental infrastructure and telecommunications costs.



    Cost of hardware and software increased by $107,000 or 19% to $669,000 for the year ended December 31, 1998, from $562,000 for the year ended December 31, 1997. This increase is primarily attributable to a large sale of hardware to one customer.



    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased by $1.7 million, or 112%, to $3.1 million for the year ended December 31, 1998 from $1.4 million for the year ended December 31, 1997. As a percentage of revenues, these expenses were 56% for the year ended December 31, 1998, compared to 39% for the year ended December 31, 1997. This increase in selling, general and administrative expense in dollars and as a percentage of revenues is primarily attributable to the increase in selling, general and administrative personnel from 28 at December 31, 1997 to 35 at December 31, 1998, and a 157% increase in advertising expense from $243,000 in the year ended December 31, 1997 to $625,000 in the year ended December 31, 1998. On a pro forma basis, assuming our acquisition of Internet Unlimited occurred on January 1, 1998, selling, general and administrative expenses would have been $3.5 million for the year ended December 31, 1998.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $170,000, or 95%, to $347,000 for the year ended December 31, 1998 from $177,000 for the year ended December 31, 1997. This increase was primarily attributable to the purchase of equipment necessary to support the expansion of our network. On a pro forma basis, assuming our acquisition of Internet Unlimited occurred on January 1, 1998, depreciation and amortization, including the amortization of intangible assets associated with the Internet Unlimited acquisition, would have been $1.9 million for the year ended December 31, 1998.


YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996


    REVENUES. Total revenues increased by $1.8 million, or 89%, to $3.7 million for the year ended December 31, 1997, from $1.9 million for the year ended December 31, 1996.



    Services revenues increased by $1.3 million, or 84%, to $2.8 million for the year ended December 31, 1997, from $1.5 million for the year ended December 31, 1996. Our 1997 dedicated Internet access revenues grew by $327,000, or 24%, compared to 1996. As a result of growth in our dial-up customer base in 1997, our dial-up revenue increased $400,000, or 230%, over 1996.



    Hardware and software revenues increased by $426,000, or 107%, to $824,000 for the year ended December 31, 1997, from $398,000 for the year ended December 31, 1996.



    During the year ended December 31, 1997, Lucent Technologies, Inc. represented 23% of total revenues compared to 18% of total revenues for the year ended December 31, 1996. During the year ended December 31, 1997, Vanguard Cellular Systems represented 13% of our total revenues.

    COST OF REVENUES. Cost of revenues increased by $1.1 million, or 101%, to $2.3 million for the year ended December 31, 1997, from $1.2 million for the year ended December 31, 1996.



    Cost of services increased by $1.1 million, or 139%, to $1.8 million for the year ended December 31, 1997, from $740,000 for the year ended December 31, 1996. In 1997, we began leasing equipment through operating leases. Equipment lease expense was $172,000 in 1997. As a percentage of services revenues, cost of services were 62.3% for the year ended December 31, 1997, compared to 47.9% for the year ended December 31, 1996. This increase was primarily attributable to the increase in Internet access and telecommunications charges, and rental expense on leased equipment.



    Cost of hardware and software increased by $140,000 or 33% to $562,000 for the year ended December 31, 1997, from $422,000 for the year ended December 31, 1996.


    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased by $652,000, or 82%, to $1.4 million for the year ended December 31, 1997, from $793,000 for the year ended December 31, 1996. This increase was primarily due to the growth in selling, general, and administrative personnel from 15 at December 31, 1996 to 28 at December 31, 1997. Advertising expense increased by $139,000, or 134%, for the year ended December 31, 1997, compared to the year ended December 31, 1996.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $98,000, or 125%, to $177,000 for the year ended December 31, 1997 from $79,000 for the year ended December 31, 1996. This increase was primarily attributable to the purchase of equipment necessary to support the expansion of our network.

LIQUIDITY AND CAPITAL RESOURCES

    Our business plan has required, and is expected to continue to require, substantial capital to fund operations, capital expenditures, expansion of sales and marketing capabilities and acquisitions. The following is a table setting forth our cash flow activities:

                                                                             SIX MONTHS
                                           YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                       -------------------------------  --------------------
                                         1996       1997       1998       1998       1999
                                       ---------  ---------  ---------  ---------  ---------
Cash flows provided by (used in)
  operating activities...............  $ 175,518  $ 483,415  $(613,979) $(762,326) $  11,989
Cash flows used in investing
  activities.........................   (331,153)  (690,352)  (899,996)  (198,915)  (738,321)
Cash flows provided by financing
  activities.........................    178,113    267,327  1,681,776  1,659,118    994,221
                                       ---------  ---------  ---------  ---------  ---------
Net increase in cash and cash
  equivalents........................  $  22,478  $  60,390  $ 167,801  $ 697,877  $ 267,889
                                       ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------

    To date, we have satisfied our cash requirements primarily through debt and equity financings. In May 1998, we issued 1,000,000 shares of our common stock, a convertible promissory note in the amount of approximately $3.1 million to H&Q You Tools Investment Holding, L.P. and a warrant to purchase 1,000,000 shares of our common stock at an exercise price of $1.50 per share to H&Q You Tools Investment Holding, L.P. for an aggregate of approximately $3.3 million in cash. In connection with this financing, we granted H&Q You Tools Investment Holding, L.P. a security interest in substantially all of our assets. H&Q You Tools Investment Holding, L.P. has committed to convert this note into 2,033,334 shares of our common stock and release its security interest immediately prior to the consummation of this offering. We used a portion of the proceeds from this financing to repurchase outstanding shares of our common stock representing 50% of our then outstanding shares of common stock for $1.0 million.

    In May 1999, we issued a $1.0 million convertible note to H&Q You Tools Investment Holding, L.P. for $1.0 million in cash. The principal amount of this note and accrued interest was converted into

142,431 shares of series A convertible preferred stock at $7.13 per share in August 1999. In July 1999, we used a portion of the proceeds from this financing to acquire Internet Unlimited, Inc. a provider of Web hosting and collocation services, for $400,000 in cash and 546,984 shares of common stock.

    In August 1999, we sold 666,198 shares of series A convertible preferred stock to purchasers including Lucent Technologies, Inc. at $7.13 per share. The net proceeds from these sales of series A convertible preferred stock were approximately $4.4 million. All of the outstanding preferred stock will automatically convert into common stock immediately prior to the consummation of this offering.


    In August 1999, we entered into a master lease agreement with Ascend Credit Corporation for a $20 million equipment lease facility. Under this arrangement, we lease equipment necessary for the construction of our customer network facilities. Currently, we have approximately $18.0 million available under this facility. In order to complete the four customer network facilities currently being constructed and the related expansion of our network operations center, we anticipate that we will require an aggregate of approximately $1.1 million, of which approximately $500,000 will be funded through our Ascend equipment lease facility.



    As of June 30, 1999, our cash and cash equivalents were $524,671. We do not invest our cash in securities that are subject to market risks. We believe that the net proceeds from this offering, together with our existing cash and cash equivalents, and available financing under the $20 million equipment lease facility, will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. Thereafter, we may be required to seek additional sources of financing. We may also be required to raise additional financing before such time. If additional funds are raised through the issuance of equity securities, our existing shareholders may experience significant dilution. Furthermore, additional financing may not be available when needed or, if available, such financing may not be on terms favorable to us or our shareholders. If such sources of financing are insufficient or unavailable, or if we experience shortfalls in anticipated revenue or increases in anticipated expenses, we may need to slow down or stop the expansion of our regional deployment, including our customer network facilities and reduce our marketing and development efforts. Any of these events could harm our business, financial condition or results of operations.


IMPACT OF THE YEAR 2000 ISSUE

    Many computer programs have been written using two digits rather than four to define the applicable year. This poses a problem at the end of the century because these computer programs may recognize a date using 00 as the year 1900 rather than the year 2000. This, in turn, could result in major system failures or miscalculations, and is generally referred to as the year 2000 issue. We have formulated and, to a large extent, implemented a plan to address our year 2000 issues.

    During 1998, we established a year 2000 compliance program to coordinate our efforts to resolve our year 2000 issues. We are addressing our year 2000 issues through a comprehensive assessment of both our internal systems and the systems of our external partners and suppliers.

INTERNAL SYSTEMS ASSESSMENT AND REVIEW

    Our internal systems assessment and review consists of four-phases, which we expect to complete by the end of the third quarter of 1999:

    - ASSESSMENT--We have conducted an inventory of our existing systems, performed risk assessment on these systems, prioritized the importance of these systems, and determined appropriate allocation of resources. This assessment is substantially complete.

    - ANALYSIS AND PLANNING--We have selected corrective methods where needed, developed appropriate test standards, determined conversion sequences where needed, and established a detailed timeline for correcting any known year 2000 problems. This analysis and planning is substantially complete.

    - CONVERSION AND TESTING--We are developing and modifying operating codes, purchasing or installing vendor-provided solutions and conducting unit and system tests. Our conversion and testing phase is substantially complete.

    - IMPLEMENTATION--We have begun modifying previously non-compliant systems, installing third party solutions, updating operational procedures, and training our employees as needed. This implementation phase is substantially complete.

    We also face risks from customer-provided hardware and software that we host in our data centers that in many cases has been customized by outside service providers or customer personnel. While we inform our customers that they are responsible for year 2000 compliance of their hosted hardware and software, we cannot assure you that our customers will take the steps necessary to achieve year 2000 compliance. The failure of our customers and third-party providers to ensure that their hosted hardware and software is year 2000 compliant could disrupt our operations and materially adversely affect our financial condition and operating results.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



    Our financial instruments primarily consist of debt. All of our debt instruments bear interest at fixed rates. Therefore, a change in interest rates would not affect the interest incurred or cash flows related to our debt. A change in interest rates would, however, affect the fair value of the debt. The following sensitivity analysis assumes an instantaneous 100 basis point move in interest rates from levels at December 31, 1998 with all other factors held constant. A 100 basis point increase or decrease in market interest rates would result in a change in the value of our debt of less than $50,000 at December 31, 1998. Because our debt is neither publicly traded nor redeemable at our option, it is unlikely that such a change would impact our financial statements or results of operations.



    All of our transactions are conducted using the United States dollar. Therefore, we are not exposed to any significant market risk relating to currency rates.


EXTERNAL SYSTEMS ASSESSMENT AND REVIEW


    We have also conducted a four-phase review of the systems of our partners, suppliers, and other third parties including equipment providers and other telecommunications service providers to assess their year 2000 compliance efforts. The first phase, which is completed, included identifying our critical partners, suppliers, and vendors. This phase involved requesting information from these critical partners, analyzing their responses, studying their published year 2000 statements, performing our own risk assessments, prioritizing the importance of potential non-compliant systems and determining appropriate allocation of resources.


    Our second phase includes developing personal contacts with critical partners' year 2000 staff, articulating our concerns and requesting assistance from them with respect to their products. This phase is substantially complete. Our third phase includes receiving information from responses to our requests for assistance, researching Web sites, making phone contacts and summarizing the results of the information that we receive. Finally, our fourth phase includes actively evaluating different systems, testing critical partners' year 2000 updates, reviewing such information with our management team and identifying any additional resources that may be needed. We believe that phases three and four of our review will be substantially complete prior to the end of the third quarter of 1999.


    We have reviewed and analyzed the year 2000 compliance of Internet Unlimited which we acquired on July 30, 1999. Our review included discussions with the founders of Internet Unlimited and its technical staff. As a result of these discussions, we concluded that there were no significant issues with either the infrastructure hardware or software used by Internet Unlimited to service their customers. We also concluded that other less significant issues could be addressed by the planned integration of our respective network operations centers into one facility under our direct control. This integration is under way with expected completion of the integration prior to January 1, 2000. In addition, since

Internet Unlimited prior to the acquisition accessed the Internet via FASTNET's network operations center, they benefited indirectly from our year 2000 preplanning and compliance efforts.


    During the year ended December 31, 1998, we spent over $750,000 in connection with the upgrade and continuing build-out of our technical operations and network. We believe that all of this newly acquired equipment is year 2000 compliant. We have incurred costs and expect to incur additional costs in 1999 in connection with our year 2000 program, which we believe will not be material. In addition, we have implemented a new billing and customer care system, as part of our business strategy, which we believe to be year 2000 compliant.


    We currently believe that our most likely worst case scenario related to the year 2000 issue is associated with our partners' and suppliers' products and software. We have taken steps to ensure that all network operations center hardware and software from vendors are year 2000 compliant. We rely on the representations and warranties of our infrastructure hardware and software suppliers that the items we are purchasing are year 2000 compliant. Our efforts in preparing for year 2000 problems have focused primarily on remedying local customer problems rather than global access problems in transmitting data via the Internet. If one or more of our partners or suppliers experience previously unrecognized year 2000 problems, this could result in decreased Internet usage and interfere with our ability to receive or transmit our customers' data. Either or both of these results would adversely affect our business. We plan to notify our customers with hardware and software that we believe may not be year 2000 compliant of our potential concerns in sufficient time for them to review their systems and correct any problems before January 1, 2000. Our business could be harmed by either the short term loss of revenue during periods in which customers are in the process of correcting hardware and software problems or if there are limited supplies of year 2000 compliant equipment and software needed to replace non-year 2000 compliant items.


    We believe that our plan to address year 2000 issues will be fully executed prior to January 1, 2000; however, any failure of this plan could have a material adverse effect on our operating results. Despite the testing performed by us and our vendors, our products, services and systems may contain undetected errors or defects associated with year 2000 date functions. In the event any material errors or defects are not detected and fixed, or third parties cannot timely provide us with products, services or systems that meet the year 2000 requirements, our operating results could be materially adversely affected. We cannot guarantee that we will be able to timely and successfully modify our products, services and systems to comply with year 2000 requirements if we have failed to accurately assess, test and correct year 2000 issues. Known or unknown errors or defects that affect the operation of our products, services or systems could result in a delay in the receipt of payment, interruption of network services, cancellation of customer contracts, diversion of development resources, damage to our reputation and litigation costs. We cannot guarantee that these or other factors relating to year 2000 compliance issues will not have a material adverse effect on our business.


    We have prepared a contingency plan in the event that any of our products, services or systems remain non-compliant as of December 31, 1999. As part of this contingency plan, we may replace any non-compliant partners, suppliers or other third party providers with those with demonstrated year 2000 compliance. We will have customer support and engineering personnel on-site or on-call on an around the clock basis beginning 12:01 a.m. on January 1, 2000 and will plan our staffing to take into account the January 1, 2000 holiday and weekend. We will also stock additional customer equipment during this period to expedite any necessary replacement of hardware or software that is not year 2000 compliant.

                                  OUR BUSINESS

GENERAL

    We are a growing Internet service provider, or ISP, targeting small and medium sized enterprises in selected high growth markets in the mid-Atlantic area of the United States. We have been providing Internet access services to our customers since 1994. We supplement our dedicated Internet access services with a comprehensive suite of enhanced products and services that are designed to meet the expanding needs of our customers and increase our revenue per customer. The services we provide include:

    - Internet access services;

    - Total Managed Security;

    - Web hosting services;

    - virtual private networks;

    - unified messaging; and

    - total managed backup and recovery services.


    Our customer network facility infrastructure and local sales support are regionally located in order to provide cost savings to our customers and a high quality of customer service. We intend to duplicate this network architecture in targeted high growth secondary markets across the mid-Atlantic and northeastern United States and, eventually, across the entire country.



    On July 30, 1999, we acquired Internet Unlimited, Inc., a Web hosting and collocation company. As of June 30, 1999, pro forma for the acquisition of Internet Unlimited, we provided Internet access and enhanced products and services to approximately 170 small and medium sized enterprises and approximately 12,760 dial-up customers in the mid-Atlantic area. We also provide Web hosting services to approximately 2,780 customers.


OUR MARKET OPPORTUNITY


    OVERVIEW. The Internet has become an important global medium enabling millions of people to obtain and share information and conduct business electronically. Its expanded use has made the Internet a critical tool for information and communications for many users. Internet access and enhanced Internet services, including Web hosting and electronic commerce services, represent two of the fastest growing segments of the telecommunications services market. International Data Corporation estimates that at the end of 1998 there were over 63 million Web users in the United States and over 134 million worldwide, and projects that by the end of 2003 the number of Web users will increase to over 177 million in the United States and over 472 million worldwide. The availability of Internet access, advancements in technologies required to navigate the Internet, and the proliferation of content and applications available over the Internet have attracted a rapidly growing number of Internet users.



    GROWTH IN BUSINESS USE OF THE INTERNET. The dramatic growth in Internet usage in recent years, combined with enhanced functionality, accessibility and security, has made the Internet increasingly attractive to businesses as a medium for communication and commerce. For many businesses, the Internet has created a new communication and sales channel which enables large numbers of geographically dispersed organizations and consumers to be reached quickly and cost-effectively. International Data Corporation estimates that the number of consumers buying goods and services on the Internet will grow from 21.1 million in 1998 to 72.1 million in 2003, and that the total value of goods and services purchased over the Internet will increase from approximately $37 billion in 1998 to approximately $707 billion by 2002.

    Businesses are increasingly adding a variety of enhanced services and applications to their basic Internet access, Web sites and e-commerce applications in order to more fully capitalize on the power of the Internet. These services and applications allow them to more efficiently and securely communicate company information, expand and enhance their distribution channels, increase productivity through back-office automation, ensure reliability and reduce costs.


    - DEMAND FOR INTERNET ACCESS SERVICES. The Internet continues to increase in size and importance as its role in integral business operations expands. Internet access services represent the means by which ISPs interconnect their customers to the Internet or corporate intranets and extranets. According to International Data Corporation, Internet access revenues from businesses are expected to more than double in the next four years from $5.1 billion in 1999 to $12 billion in 2003. Because small and medium sized enterprises often lack the technical capabilities and operational scale to implement their Internet operations, these enterprises often seek assistance from third-party service providers.


    - DEMAND FOR WEB HOSTING SERVICES. As Internet Web sites become increasingly critical to businesses, many businesses are seeking to outsource to ISPs services such as Web hosting, collocation and file transfer protocol data storage and retrieval.

    - DEMAND FOR SECURE PRIVATE NETWORKS. As businesses increasingly rely on the Internet for communication and commerce, concerns relating to the security of their internal and proprietary information, data loss and reduced transmission speed has led those businesses to demand Internet services that include the ability to provide electronic security monitoring and threat responses.

    THE SMALL AND MEDIUM SIZED ENTERPRISE MARKET. We have specifically targeted small and medium sized enterprises because:

    - We believe that these enterprises increasingly need high-speed data and Internet connections to access business information and to communicate more effectively with employees, customers, vendors and business partners.

    - We believe that a relatively small percentage of these enterprises currently utilize the Internet. This number is increasing rapidly. The small and medium sized enterprise segment is expected to be one of the fastest growing segments of the Internet industry.

    - Many of these enterprises lack the resources and expertise to develop, maintain and expand, on a cost-effective basis, the facilities and network systems necessary for successful Internet operations.

    - These enterprises often prefer an Internet service provider with locally-based personnel who are available to assist in developing and implementing their growing use of the Internet and to respond to technical problems in a timely manner.

    - We believe that these enterprises rely more heavily on their Internet service provider than larger enterprises and tend to change Internet service providers relatively infrequently.


    INTERNET SERVICES IN SECONDARY MARKETS. Small and medium sized enterprises are often concentrated in secondary markets to avoid the higher costs associated with locating in a metropolitan area. We define a secondary market as typically smaller than the 100 most populated U.S. metropolitan markets. However, national ISPs have historically placed their largest points of presence, only in or around densely populated major cities. Customers that are located within a few miles from these points of presence often receive cost savings on their access pricing. However, customers located in secondary markets that are 20 to 75 miles away from these points of presence have typically been charged higher prices for Internet access services.

    We believe that small and medium sized enterprises located in high growth secondary markets are currently underserved by both national and local providers of Internet access and related services. National ISPs typically lack the local presence to provide local support. Local ISPs, on the other hand, often lack the requisite scale and resources to provide a full range of services at acceptable quality and pricing levels.

OUR SOLUTION

    We believe that we offer our customers a comprehensive solution to their Internet access and enhanced products and services needs. Key aspects of our solution include:


    TECHNOLOGY PLATFORM. Our network architecture is designed around our customer network facilities that we construct in each region in which we operate. A customer network facility is a high capacity data center that provides our customers with redundant connections to the Internet through connections to not less than two independent Internet backbone networks. This assures our customers of fewer delays in accessing the Internet and continued service should one of the backbone networks fail. In addition, our customer network facilities feature redundant power and climate control systems, and are continuously monitored through a connection to our network operations center. This connection allows us to monitor and control regional customer network facility operations 24 hours-a-day, 7 days a week, which allows our staff to be immediately alerted and responsive to problems as they arise. This control of our network infrastructure also allows us to improve quality of service by minimizing network downtime. The network operations center also provides an additional level of redundancy of Internet connectivity. In the event that both independent Internet backbone networks to which a customer network facility is connected fail, customer traffic can be routed to the Internet through the network operations center to minimize service interruptions. Likewise, a customer network facility will continue to function even if its connection to the network operations center fails.



    [Diagram appears here illustrating connections between the customers, customer network facilities, the network operations center and the backbone providers]



    We currently have three customer network facilities in operation servicing the regions in and around Allentown, Pennsylvania and Harrisburg, Pennsylvania; and the secondary markets surrounding Philadelphia, Pennsylvania. We are in the process of constructing four additional customer network facilities to service the regions in and around Jersey City, New Jersey and Scranton/Wilkes Barre, Pennsylvania; and the secondary markets surrounding Washington, D.C. and Pittsburgh, Pennsylvania. We anticipate that these customer network facilities will be fully-operational during the fourth quarter of 1999.


    COMPREHENSIVE SUITE OF SERVICES. We seek to provide small and medium sized enterprises with a single source for their Internet service needs. Our comprehensive suite of services enables our customers to easily and more cost-effectively address their Internet needs without developing solutions internally or assembling services from multiple vendors, including resellers, other Internet service providers and information technology service providers. We offer our services in customized bundles through a single network connection and provide our customers with technical support and management expertise.

    HIGH QUALITY CUSTOMER SUPPORT AND SERVICE. We focus on providing our customers with high quality support and service in order to maintain customer loyalty and maximize retention. Our focus on regional marketing and regional network access enables us to provide the personalized service and attention that small and medium sized enterprises often require. In addition, we believe that customer satisfaction is critical to our success in selling our enhanced products and services. We provide around-the-clock customer support, real-time monitoring of all circuits and services and high quality customer service.

    PLUG AND PLAY EASE OF INSTALLATION. In order to simplify what is sometimes a technically challenging installation, we have designed and continue to enhance our products and services to provide our customers with plug and play installation. We ship pre-configured equipment to our customers that, in most cases, is ready for installation. In the event that a customer requires assistance, the customer can contact our engineering installation department, where the customer is guided through the installation process at no additional charge. In addition, many of our enhanced products and services require no additional hardware and can be installed through the customer's existing connection to our customer network facility.



    COST SAVINGS TO OUR CUSTOMERS. We believe that our Internet solutions are more cost-effective for our customers than developing their own in-house Internet solutions. In order to match the level of performance and reliability that we provide to our customers, they would need to make significant expenditures for equipment, personnel and dedicated bandwidth. In addition, they would need to develop Internet expertise and would be required to divert resources from their primary business activities.



    Furthermore, we believe that our Internet services are competitively priced relative to other ISPs that compete in our current markets. We believe that we can continue to provide high quality Internet services to small and medium sized enterprises at a competitive price because we have developed a cost-effective and highly efficient regional strategy that enables us to eliminate many of the high cost network transport and interconnect elements typically associated with a national network. A national network is commonly designed to include a point of presence, or Internet access point, which enables a customer to connect to one or more peering points. These peering points enable national networks to connect with other networks to access the Internet for their customers. National network customers connect to a point of presence then to a peering point through large and typically expensive data circuits owned by the national network. Our regional network design reduces the high costs associated with a national network structure by eliminating the need for us to invest capital to purchase large expensive data circuits. Instead, our network delivers the data from the customer directly to the primary backbone provider which requires less expensive circuits that connect our regionally located customer network facilities to our main network operations center. In addition, because we position our customer network facilities close to secondary markets, we often are able to utilize shorter circuits than those used by national providers and do not need to rely on national or international transport circuits, which are generally higher cost than regional circuits. Furthermore, because our customer network facilities support only our data products, we do not incur expenses related to telephony equipment, long-distance switches and other voice services.


OUR STRATEGY

    Our goal is to be the premier provider of Internet access and enhanced Internet products and services to small and medium sized enterprises in our target markets. Key elements of our strategy include:


    REPLICATING OUR MODEL RAPIDLY IN SELECTED SECONDARY MARKETS. We intend to expand into selected high growth secondary markets by replicating our regional network and marketing model. Our network architecture and scalable sales and marketing plan are designed to allow us to penetrate additional regions rapidly and cost-effectively. By focusing on smaller regions, we are able to build our regional networks more quickly than if we were to build a contiguous national network. Our customer network facilities are modular and use non-proprietary standards-based equipment that can be obtained from multiple vendors. This allows for a simpler design, easier duplication and cost savings. We also implement a flexible marketing model in each region that addresses the particular product and service needs of our target customers in that region. In order to successfully replicate our model in our target regions, we must:

    - IDENTIFY ATTRACTIVE REGIONS. We target regions that are typically growing rapidly and have a large concentration of small and medium sized enterprises. Our focus has been on regions outside of major metropolitan cities located in the mid-Atlantic area of United States. We intend to expand throughout the mid-Atlantic United States and enter into target regions in the northeastern United States and, eventually, throughout the entire country.


    - RAPIDLY BUILD ADDITIONAL CUSTOMER NETWORK FACILITIES. Our network architecture is easily replicated in each target region. Each of our customer network facilities requires virtually the same equipment, physical space and redundancy regardless of the region. As a result, we can pre-fabricate many of the elements required to deploy a customer network facilities and also take advantage of volume pricing for our equipment.


    - CONTINUE OUR HIGHLY FOCUSED SALES AND MARKETING EFFORTS. We have established a sales and marketing strategy based upon a centralized sales staff with active local support. We will continue to market our products and services in our target regions through a combination of highly focused local advertising, brand awareness campaigns and a focused sales effort. We tailor our marketing efforts to each region to utilize the most cost-effective methods of advertising and to address local preferences. As a result, we generally do not incur the significant expenses related to broad-based national media and advertising campaigns.


    EXPANDING CUSTOMER RELATIONSHIPS TO MARKET ENHANCED SERVICES. We offer a portfolio of enhanced products and services to meet the expanding needs and complexity of our customers' Internet operations. We market these products and services to our existing customers to increase revenue per customer and maintain high customer retention by strengthening our customers' relationships with us.



    USING CENTRALIZED SALES AND MARKETING OPERATIONS TO EXPAND OUR REGIONAL SALES AND MARKETING BY TAKING ADVANTAGE OF ECONOMIES OF SCALE. We use our centralized sales and marketing staff to help implement our regional strategy cost-effectively. We intend to hire and train additional local sales and marketing personnel within our target regions to compliment the core of our sales and marketing staff which will continue to be concentrated in one centralized location to maximize efficiency. These regionally located employees add local market knowledge, expertise and familiarity to our sales and marketing efforts. This allows us to maintain a field presence in each of our regions, while maximizing the utilization of our central operations, where the majority of our employees are located.



    ENTERING INTO STRATEGIC RELATIONSHIPS AND MAKING SELECTED ACQUISITIONS. We seek to enter into multiple strategic relationships to obtain technology to incorporate into our product and service offerings. We believe that this enables us to meet our customers' needs efficiently and in a cost-effective manner. We intend to enter into strategic relationships and to make acquisitions to expand our suite of enhanced products and services. As part of this strategy, we have recently acquired Internet Unlimited, Inc., a provider of Web hosting and collocation services. We have relationships with numerous vendors, including Lucent Technologies and WatchGuard Technologies, Inc. We intend to make strategic acquisitions that enable us to offer additional enhanced products and services to our customers. We may also enter into strategic relationships with third-party service providers to enable them to deliver their Internet products and services directly to our customers.


SALES AND MARKETING

    As of July 31, 1999, we employed 20 sales and marketing professionals at our corporate headquarters. This group comprises our centralized sales and marketing team and is responsible for contacting potential and existing customers within each region. Our sales team also works with our regional marketing managers to offer enhanced products and services to existing customers and ensure overall customer satisfaction. In order to maximize the efficiency of our sales process, we have developed a uniform set of sales procedures, which our sales staff has been trained to implement.

    We use targeted marketing and media advertising to develop brand awareness and supplement these efforts with our highly customized sales process and personalized customer service. Through our regional marketing managers, we seek to develop strong customer relationships within local communities.

    Our regional marketing managers will also provide assistance and support to our centralized sales staff. This enables us to evaluate customers' needs more effectively, to design customized solutions and to reinforce our local presence as a value-added provider of enhanced Internet services. Our regional marketing managers also identify market trends, provide constant data regarding changes in the competitive landscape and also may identify and initiate contact with new customers. In addition, our regional marketing managers attend trade shows and Chamber of Commerce events, as examples, to further reach the targeted small and medium sized enterprises in each region.


    We also maintain a Web site at WWW.FAST.NET, which provides Internet users information about us and the opportunity to obtain answers to some frequently asked questions. Through our Web site, customers can also learn how to obtain Internet access and enhanced products and services through a FASTNET connection.


PRODUCTS AND SERVICES

    We offer a comprehensive Internet solution to our customers, which includes dedicated and dial-up Internet access and enhanced Internet products and services. Our dedicated Internet access offering is available at speeds that range from 56 kilobits per second to 45 megabits per second. Dedicated Internet access can be delivered through standard telephony circuits, such as T-1 through T-3 digital circuits, digital subscriber line technology, also known as DSL, or wireless connections. Our dedicated Internet access provides our customers with always-on connectivity to the Internet as well as access to our enhanced Internet products and services. In addition, we offer dial-up Internet access to customers, which provides lower cost, lower bandwidth connectivity to the Internet. To ensure maximum availability and reliability of our products and services, our facilities feature backup power and redundant bandwidth.

    We offer enhanced Internet products and services to our customers on a monthly recurring fee basis including:


    - TOTAL MANAGED SECURITY SERVICES--We address our customers' concerns about the security of data transmitted over the Internet by offering various levels of protection through our Total Managed Security services. These services will provide security to a company's network, including local area networks and wide area networks, from unauthorized access by external sources. In addition, as part of our services, our network operations center personnel provide 24 hours-a-day, seven days-a-week monitoring and threat response. We incorporate third-party products into our security solution and we continually evaluate third-party products to meet the future needs of our customers. These products include Web content filtering, mail filtering and detailed log file generation. We have entered into a Managed Security Services Agreement with WatchGuard Technologies, Inc. to provide these security services and products, which expires on December 31, 2000 and, thereafter, is subject to one year renewal terms.


    - WEB HOSTING SERVICES--We provide a wide range of content hosting services, including shared and dedicated hosting on our servers for customer Web sites as well as collocation hosting of customer supplied servers in our facilities. Entry level shared server Web hosting provides our customers with a managed and pre-configured system at a reasonable cost. The customer simply adds its content through an interface such as FTP (file transfer protocol) or, in a growing number of cases, through Microsoft's FrontPage extensions. Server collocation allows customers to place their own servers within our facilities. Upon request, we can sell servers to the customer and maintain them for an additional fee.

    - VIRTUAL PRIVATE NETWORK SERVICES--When an enterprise customer wants to enable remote or off-site access to its computer network, the enterprise commonly uses a form of a virtual private network connection. A virtual private network provides a convenient and secure computer connection from a remote location back to the company's main computer network. We provide customers with our CC/vpn product, which enables them to control many aspects of their configuration, such as user profile changes and security functions, through a private Web-based interface.

    - UNIFIED MESSAGING SERVICES--The Internet has been the catalyst for a variety of convenient Web-based communications services, such as e-mail, computer-based faxing and paging. In many cases, each of these services requires the user to access individual applications to view messages. Unified messaging combines messaging services and allows a user to view all messages through one application. We provide our customers with a user friendly unified messaging service that is based on Internet protocol standards. We believe that we will be able to offer our unified messaging services in the future with enhancements such as voicemail and other multimedia tools.


    - TOTAL MANAGED BACKUP AND RECOVERY SERVICES--We provide Internet-enabled backup and recovery services for a company's data network through off-site data and storage. We believe that many small and medium sized businesses lack a scheduled computer data back-up routine, which may leave them vulnerable to data loss. Our total managed backup and recovery product is simple to use and can be easily installed on most servers and desktop computers. By using this service, our customers can schedule automatic data back-ups to our servers located within our network. Typically, the customer accesses our server over the customer's connection to our customer network facility. In most cases, this eliminates the need for the customer's data to be transmitted over the Internet. For a further level of security, we encrypt the customer's data before transmission to the storage servers. We encrypt the customer's data before it is transmitted to the storage servers where it remains in a secret encrypted form. These total managed backup and recovery services effectively provide our customers convenient and secure off-site storage of their data.



    We have agreements with our customers for our services that are typically for a one year term that after expiration will automatically convert to a monthly term until the agreement is either terminated upon 30 days notice or renewed for a new one year term. We bill our customers on a monthly basis and in circumstances we offer discounts for prepayment. We offer each of our services individually or as part of a bundled solution. Our customers receive additional discounts from us if they purchase more than one of our services.


NETWORK ARCHITECTURE AND INFRASTRUCTURE

    Our network architecture is designed to provide our customers with reliable, high speed Internet access as well as our comprehensive suite of enhanced products and services. Key components of our network are:


    CUSTOMER NETWORK FACILITY. The core of each of our regional networks is the customer network facility. Each customer network facility is designed to operate as a stand-alone, self-contained Internet services facility capable of supporting our full range of products and services to meet the needs of our customers in each region. We provide our dedicated access customers with constant Internet access through a data circuit that is connected continuously to the Internet by way of a central network facility. Dedicated access customers in each region connect to one of our customer network facilities using high speed data circuits provided by an incumbent local exchange carrier or competitive local exchange carrier. An incumbent local exchange carrier is generally the original telephone company which services the customer's area. A competitive local exchange carrier is generally a company that is trying to compete with an incumbent local exchange carrier. Our dial-up customers connect to our network using either 56K modem or digital ISDN circuits. We subscribe on a monthly basis for services provided by a number of local exchange carriers, including AT&T Corporation, through its subsidiary Teleport Communications Group and Bell Atlantic Corporation. We also have agreements with local exchange carriers, including Hyperion Communications of New Jersey, LLC and NEXTLINK Pennsylvania, Inc. Our Service Agreement with Hyperion expires on May 12, 2000 and our Service Order and Agreement with NEXTLINK is currently on a month-to-month basis.



    Each customer network facility has access to at least two Internet backbone providers. We have agreements with a number of national Internet backbone providers, including MCI WorldCom Inc., UUNET Technologies, Inc. and Sprint Communications Company, L.P. This provides redundancy and high reliability in the event that any of our backbone providers should experience network difficulties. Our agreements with our backbone providers are fixed price agreements that typically have a term of one to three years. Some of these agreements additionally include options to renew on a monthly or yearly basis. We are billed by all of our backbone providers monthly and are generally charged according to the number of services that we choose to subscribe to in addition to initial installation fees. Since we maintain a carrier-independent design, we have the flexibility to select the most reliable and lowest cost provider in each region.



    NETWORK OPERATIONS CENTER. Each customer network facility is connected to our network operations center. The network operations center monitors the operation of each device connected to our network and provides instantaneous notification of any faults or failures. This monitoring process is designed to ensure that we are in position to react quickly to restore operations in the event of technical problems. In addition, the connection between the network operations center and the customer network facilities provides an additional level of redundancy for customer traffic if needed. Since each customer network facility is connected to the Internet independently from the network operations center, connections from a customer network facility to the network operations center typically do not require the same expensive high capacity or high bandwidth transport facilities that link customer network facilities to the Internet. As a result, we reduce our costs of backbone transport.



    EQUIPMENT. We purchase our equipment from a number of vendors to take advantage of beneficial pricing and improvements in technology and performance. We currently use routers from Cisco Systems, Inc., such as the 7500 series, that are equipped with redundant components including route switching processors and power supplies for added reliability. We sell both Cisco Systems, Inc. and Nortel Networks Corporation (Bay Networks) routers to our customers for use as customer premise equipment. Our Equipment Lease Agreement with Bay Networks expires on May 29, 2000 and our Master Lease Agreement with Cisco Systems expires on October 23, 2000. Both of these agreements are subject to one year renewal periods. Our dial-up Internet access, as well as our virtual private network services for 56K analog and 128K ISDN use Lucent Technologies (Ascend) TNT remote access servers. We have entered into two Master Lease Agreements for equipment leasing with Lucent Technologies (Ascend), one which expires in September, 2001 and another that expires in September, 2000. We have the option to purchase the equipment subject to these leases at the end of the lease term, and in some cases, renew the term of the lease for an additional rental period. Our networks also utilize and rely on switches, hubs and other connection devices, which we purchase from a number of different manufacturers. Our enhanced products and services are supported by Sun Microsystems, Inc. UNIX-based and Microsoft Windows NT-based servers located at our customer network facilities.


    PEERING ARRANGEMENTS. Peering is the act of exchanging data across networks, typically at specific, defined locations. Peering allows traffic from one network to be delivered to an address located on another network. In general, our contracts with our Internet backbone providers include peering arrangements at the public peering points on the Internet. We may decide in the future to supplement these public peering arrangements with private peering agreements with other service providers if we determine that these would improve our service and provide economic and/or technological benefits.

CUSTOMERS

    Our customer base consists primarily of small and medium sized enterprises and dial-up customers located in high growth secondary markets. As of June 30, 1999, pro forma for the acquisition of Internet Unlimited, we provided Internet access and enhanced services to approximately 170 small and medium sized enterprises and approximately 12,760 dial-up customers in the mid-Atlantic area. We also provided Web hosting services to approximately 2,780 customers. While we have not concentrated our sales and marketing efforts on Fortune 500 companies, we provide our Internet solutions to a number of large enterprises. Lucent Technologies, Inc. accounted for 10% of total revenues for the six months ended June 30, 1999 and 9% of total revenues for the fiscal year ended December 31, 1998 and Microsoft's WebTV Networks, Inc. accounted for 20% of total revenues for the six months ended June 30, 1999 and 9% of total revenues for the fiscal year ended December 31, 1998. On a pro forma basis, assuming that the acquisition of Internet Unlimited was consummated at the beginning of each period, Lucent Technologies would have accounted for 8% of total revenues for the six months ended June 30, 1999 and 8% of total revenues for the fiscal year ended December 31, 1998 and Microsoft's WebTV Networks, Inc. would have accounted for 16% of total revenues for the six months ended June 30, 1999 and 8% of total revenues for the fiscal year ended December 31, 1998. We expect that a significant portion of our revenues will continue to be derived from a limited number of customers which may vary from year to year.

CUSTOMER AND TECHNICAL SUPPORT

    We believe superior customer and technical support is critical to our ability to retain existing customers and attract new customers. Our customers depend on the speed and reliability of our network and our ability to keep them connected to the Internet at all times. The knowledge and service orientation of our local customer and technical support personnel are key elements in our ability to assist our customers in quickly resolving their problems.

    To address individual customer problems, we provide customer technical support 24 hours-a-day, seven days-a-week. Our customers also have the ability to reach our customer support representatives by e-mail or schedule a telephone appointment at a time that is convenient to the customer. In addition, our local customer representatives are also available to respond to individual customer needs and provide direct customer support within their designated area. Our strategy of creating a partnership between local support teams and a central call center enables us to capture economies of scale, improve quality and responsiveness and increase productivity, while allowing local personnel to focus on relationships with customers.

COMPETITION

    The Internet services market is extremely competitive and highly fragmented. We face competition from numerous types of ISPs, including national ISPs, and anticipate that competition will only intensify in the future as the ISP industry consolidates. We believe that the primary competitive factors in the Internet services market include:

    - pricing;

    - quality and breadth of products and services;

    - ease of use;

    - personal customer support and service; and

    - brand awareness.

We believe that we have competed favorably based on these factors, particularly due to our:

    - regionally focused operating strategy;

    - superior customer support and service;

    - high performance; and

    - competitive pricing.

    Our current competitors include many large companies that have substantially greater market presence, brand-name recognition and financial resources than we do. Some of our local or regional competitors may also enjoy greater recognition within a particular community. We currently compete, or expect to compete, with the following types of companies:

    - national Internet service providers, such as PSINet, Inc. and Concentric Network Corporation;

    - providers of Web hosting, collocation and other Internet-based business services, such as Verio, Inc.;

    - numerous regional and local Internet service providers, some of which have significant market share in their particular market area;

    - established on-line service providers, such as America Online, Inc.;

    - computer hardware and other technology companies that provide Internet connectivity with their or other products, including the International Business Machines Corporation and Microsoft Corporation;

    - national long distance carriers such as AT&T Corporation, MCI WorldCom, Inc., Qwest Communications International Inc. and Sprint Communications Company, L.P.;

    - regional Bell operating companies and local telephone companies;

    - providers of free Internet service, including NetZero, Inc. and MicroWorkz Computer Corporation

    - cable operators or their affiliates, including At Home Corporation and Time Warner Entertainment Company, L.P.;

    - terrestrial wireless and satellite Internet service providers; and

    - nonprofit or educational ISPs.

    Many of the major cable companies and some other Internet access providers have begun to offer or are exploring the possibility of offering Internet connectivity through the use of cable modems. Cable companies, however, are faced with large-scale upgrades of their existing plant, equipment and infrastructure in order to support connections to the Internet backbone via high-speed cable access devices. We believe that there is a trend toward horizontal integration through acquisitions or joint ventures between cable companies and telecommunications carriers. Other alternative service companies have also announced plans to enter the Internet connectivity market with various wireless terrestrial and satellite-based service technologies. In addition, several competitive local exchange carriers and other Internet access providers have launched national or regional digital subscriber line programs providing high speed Internet access using the existing copper wire telephone infrastructure. Several of these competitive local exchange carriers have announced strategic alliances with local, regional and national service providers to provide broadband Internet access. These developments could harm our business.

    Recently, several national access providers have begun to offer dial-up Internet access for free or at substantial discounts to prevailing rates, which may result in significant pricing pressure for dial-up Internet access services. We also believe that manufacturers of computer hardware and software products, media and telecommunications companies and others will continue to enter the Internet services market, which will also intensify competition, especially for dial-up access providers.

GOVERNMENT REGULATION

    We provide Internet access, in part through transmissions over public telephone lines. These transmissions are governed by regulations and policies establishing charges, terms and conditions for communications. As an Internet provider, we are not currently regulated directly by the Federal Communications Commission or any other agency, other than regulations applicable to businesses generally. We could, however, become subject in the future to regulation by the Federal Communications Commission and/or other regulatory agencies if we become classified as a provider of basic telecommunications services. These regulations could affect the charges that we pay to connect to the local telephone network or for other purposes. For example, currently, Internet access providers, unlike long distance telephone companies, are not required to pay carrier access charges. Access charges are assessed by local telephone companies on long-distance companies for the use of the local telephone network when the local telephone company originates and terminates long-distance calls, generally on a per-minute basis. The payment of access charges has been a matter of continuing dispute, with long-distance companies complaining that the charges are substantially in excess of actual costs and local telephone companies arguing that access charges are justified to subsidize lower local rates for end users and other purposes. In May 1997, the Federal Communications Commission reaffirmed its decision that Internet access providers should not be required to pay access charges. Subsequent statements issued by the Federal Communications Commission have not altered this conclusion. A requirement by the Federal Communications Commission that we pay access charges could have a significant impact on our costs of providing service.

    The Federal Communications Commission also has concluded that Internet access providers should not be required to contribute to a new universal service fund established to replace current local rate subsidies and to meet other public policy objectives, such as providing access to enhanced communications systems for schools, libraries and health care providers. As a result, unlike other telecommunications providers, Internet access providers do not have to contribute a percentage of their revenues to the federal universal service fund and are not expected to be required to contribute to similar funds being established at the state level. Both the access charge issue and the universal service treatment of Internet access providers, however, are the subjects of further Federal Communications Commission proceedings and could change. Telephone companies are actively seeking reconsideration or reversal of the relevant Federal Communications Commission decisions and their arguments are gaining support as Internet-based telephony begins to compete with conventional telecommunications services. We cannot predict how these matters will be resolved but we could be adversely affected if, in the future, Internet service providers are required to pay access charges or contribute to universal service support.

    In addition, to the extent that an end user's call to an Internet access provider is considered local rather than long distance, the local telephone company that serves the Internet service provider may be entitled to reciprocal compensation from the calling party's local telephone company. Reciprocal compensation is a reimbursement mechanism between telephone companies whereby the carrier that terminates a call is eligible for payment from the carrier serving the calling party. To the extent that a call to an Internet service provider is considered local, the local telephone company serving an Internet service provider would be entitled to reciprocal compensation. This payment of reciprocal compensation reduces the local telephone company's costs and ultimately reduces the internet service provider's costs. However, the Federal Communications Commission recently determined that most, but not all, traffic to an Internet access provider is interstate rather than local in nature. This determination could potentially eliminate the payment of reciprocal compensation to the local telephone companies that serve us, which ultimately may affect our costs. There is a pending proceeding at the Federal Communications Commission to determine appropriate compensation mechanisms for such calls and has ruled that state commissions, in the interim, may determine under what circumstances reciprocal compensation should be paid. To date, most states considering the issue have upheld reciprocal compensation for calls placed to Internet service providers. If new compensation mechanisms increase the costs to carriers that terminate calls to Internet service providers or if states eliminate reciprocal compensation payments for calls to Internet service providers, the affected carriers could increase the price of service to Internet service providers to compensate, which could have a material adverse effect on our business, financial condition and results of operation.

    The Federal Communications Commission is also considering measures that could stimulate the development of high-speed telecommunications facilities and make it easier for operators of these facilities to obtain access to customers by requiring incumbent telephone companies to provide access to their rights-of-way and wiring located within multiple tenant buildings. In addition, the Federal Communications Commission is considering requiring owners of multiple tenant buildings to provide competing service providers nondiscriminatory access to their buildings. Such regulatory measures could enhance the competitive viability of Internet service providers that are affiliated with the providers of these high-speed facilities.

    Finally, the issue of Internet service provider access to the infrastructure deployed by cable television operators is being considered at the local and federal levels. Several municipal franchising authorities have required franchised cable companies to provide competing Internet service providers open access to their cable infrastructure. However, the Federal Communications Commission has recently filed a brief in federal court addressing the open access issue in which it voiced its opposition to such local regulation, preferring instead a uniform national policy on the issue of open access. Also, an ISP has recently sought a ruling from the Federal Communications Commission that, pursuant to Section 612 of the Communications Act, cable operators should be required to lease to competitors a 6 MHz channel to be used to provide Internet services. Section 612 of the Communications Act requires cable operators to provide leased access to competitors seeking to provide video service. The Internet service provider seeking this Federal Communications Commission ruling claims that almost all Internet services involve video services, such as streaming technology, and therefore qualify for leased access rights under Section 612. The outcome of these efforts to compel open access and leased access will affect our business, by either increasing or foreclosing Internet service provider access rights to the cable television infrastructure.


    The law relating to the liability of Internet service providers and online service providers due to information disseminated through their networks is not completely settled. While the U.S. Supreme Court has held that content transmitted over the Internet is entitled to the highest level of protection under the U.S. Constitution, nevertheless, there are federal and state laws regarding the distribution of obscene, indecent, defamatory or otherwise illegal material, as well as materials that infringe on intellectual property rights, that may subject us to liability. These risks are mitigated by two federal laws. In 1996, Congress immunized Internet service providers and online service providers from liability for defamation and similar claims arising from materials the Internet service providers and online service providers did not create, but merely distributed without knowing or having had reason to know of their defamatory nature. Likewise, in 1998, Congress created a safe harbor from copyright infringement liability for Internet service providers and online service providers arising from materials placed on the Internet service provider's or online service provider's network by third parties so long as basic requirements are satisfied.


    Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as the sale of alcohol and firearms, content, user privacy, pricing and trademark or copyright infringement. Laws and regulations potentially affecting us have been adopted, and may be adopted in the future, by federal and state governments, as well as by foreign governments. We cannot predict the impact, if any, that recent and any future legislative or regulatory changes or developments may have on our business, financial condition and results of operations. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly affect telecommunications costs or increase the likelihood or scope of competition from regional telephone companies or others, such as open access to cable infrastructure, could have a material adverse effect on our business.

INTELLECTUAL PROPERTY


    We have proprietary rights to trade secrets relating to technical and business aspects of our operations. We have sought and will continue to seek federal, state and local protection for these proprietary rights. We rely on a combination of copyright, trademark and trade secret laws to protect our proprietary rights, particularly related to our names and logos. We have each of our employees enter into an inventions agreement pursuant to which each agrees that any intellectual property rights developed while in our employment belong to us. We believe that we were the first to adopt the service mark FASTNET and the associated logo in connection with Internet service business, and have received federal registrations for them. In addition, we have registrations pending for other names and marks for which we do business.



    In connection with the delivery of some of our services, we bundle third party software in our products for customers using personal computers operating on the Microsoft Windows or Apple Macintosh platforms. While some of the applications included in our start-up kit for access services subscribers are shareware that we have obtained permission to distribute or that are otherwise in the public domain and freely distributable, other applications included in the start-up kit have been licensed where necessary. We currently intend to maintain or negotiate renewals of all existing software licenses and authorization as necessary, although we cannot be certain that such renewals will be available to us on acceptable terms, if at all. We may also enter into additional licensing agreements in the future for other applications.


EMPLOYEES


    As of September 1, 1999, we had a total of 76 employees, including 74 full-time employees and two part-time employees. Of these employees, 12 people were in engineering, 39 people in general and administrative positions, including executives, customer support, facilities-based transport and accounting/billing and 25 people in sales and marketing.


    We are not a party to any collective bargaining agreements covering any of our employees, have never experienced any material labor disruption and are unaware of any current efforts or plans to organize our employees. We consider our relationships with our employees to be good.

PROPERTIES


    Our principal administrative, marketing, sales and technical support facilities and our network operations center is located at our headquarters in Bethlehem, Pennsylvania. As of September 1, 1999 we leased approximately 41,470 square feet of office space under a lease which ends July 22, 2006. We paid aggregate rent of approximately $90,000 for the year ended December 31, 1998 for our Bethlehem facility.



    We require at least 800 square feet of space for each of our customer network facilities. We currently lease space at the following two customer network facility locations:


LOCATION                       SQUARE FOOTAGE           LEASE EXPIRATION         1998 ANNUAL RENTS
------------------------  ------------------------  ------------------------  ------------------------
Philadelphia,                      1,100                January 1, 2002               $19,200
  Pennsylvania

Holland Township, New              1,700                 June 15, 2004                 $1,200
  Jersey


    In addition, as part of our acquisition of Internet Unlimited, we assumed a lease for an additional 15,000 square feet of office space in Bethlehem, Pennsylvania. Internet Unlimited paid approximately $34,000 in rent for the year ended December 31, 1998 under this lease, which expires March 31, 2004. Our annual rents are subject to adjustments. We also have collocation agreements for space in Harrisburg, Pennsylvania. We anticipate that we will require additional space for customer network facilities as we expand, and we believe that we will be able to obtain suitable space as needed on commercially reasonable terms.


LEGAL PROCEEDINGS

    We are not involved currently in any pending legal proceedings that either individually or taken as a whole, will have a material adverse effect on our business, financial condition and results of operations.

                                   MANAGEMENT

    The following table sets forth information about our executive officers and directors as of the date of this prospectus.

EXECUTIVE OFFICERS AND DIRECTORS

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
David K. Van Allen...................................          40   Chief Executive Officer and Director
Sonny C. Hunt........................................          38   President and Director
Stanley F. Bielicki..................................          54   Chief Financial Officer
Rafe Scheinblum......................................          47   Executive Vice President--Operations
Phillip L. Weller....................................          39   Executive Vice President--Engineering
Douglas L. Michels...................................          45   Director

    DAVID K. VAN ALLEN has served as the chief executive officer and chairman of the board of directors of FASTNET since May 1994. Mr. Van Allen co-founded FASTNET together with Mr. Hunt in May 1994. From March 1991 until May 1994, Mr. Van Allen formed and managed his own company, Van Allen & Associates, which provided computer network services to businesses. From July 1988 until February 1991, Mr. Van Allen was a manager with Tandy Corporation, a manufacturer and vendor of consumer electronics. From April 1986 until June 1988, Mr. Van Allen was a chief design engineer with Texar Inc., a provider of hardware to the radio broadcast industry. From January 1984 until March 1986, Mr. Van Allen was a consultant with Motorola Corporation, a manufacturer of electronic equipment and developer of communications and computer systems, where he focused on designing and marketing audio processing systems.

    SONNY C. HUNT has served as president and a member of the board of directors of FASTNET since May 1994. Mr. Hunt co-founded FASTNET together with Mr. Van Allen in May 1994. From June 1991 until May 1994, Mr. Hunt formed and managed his own company, HS&T, a provider of hardware, software and training services. From December 1987 until June 1991, Mr. Hunt, was a programmer for Nexus Inc., a developer of word processors and other multi-user software tools for business, and in June 1991, he acquired the company. From August 1985 until December 1987, Mr. Hunt was a programmer for The Small Computer Company, a database software developer. Mr. Hunt attended George Mason University and has completed advanced courses in computer programming.

    STANLEY F. BIELICKI has served as chief financial officer of FASTNET since February 1997. From March 1984 until February 1997, Mr. Bielicki maintained a private practice as a financial advisor, specializing in small and medium sized businesses. Mr. Bielicki is a certified public accountant and holds a B.S. in microbiology from Ohio State University and a M.B.A. from Southern Illinois University.

    RAFE SCHEINBLUM has served as executive vice president of operations of FASTNET since July 1996. From September 1989 until June 1996, Mr. Scheinblum formed and managed his own company, Double Click Computers. Mr. Scheinblum holds a B.F.A. in theatrical design from Windham College.

    PHILLIP L. WELLER has served as executive vice president of engineering of FASTNET since November 1996. From June 1991 until November 1996, Mr. Weller was a project manager and senior developer with AT&T Microelectronics/Lucent Technologies, where he participated in the development of new and modern message handling systems. From June 1980 until June 1991, Mr. Weller was a circuit designer with AT&T Bell Laboratories, a developer of voice, data and video telecommunications, in its Very Large Scale Integration division. Mr. Weller holds an A.A.S. in electronics technology from Lehigh County Community College, a B.S. in computer science from Moravian College and a M.S. in engineering science from Pennsylvania State University.

    DOUGLAS L. MICHELS has served as a member of the board of directors of FASTNET since October 1998. Mr. Michels currently serves as the President, Chief Executive Officer and a director of The Santa Cruz Operation, Inc., which provides UNIX-based, open system software, where he has held various positions since 1979. Mr. Michels co-founded The Santa Cruz Operation, Inc. in 1979. Mr. Michels holds a B.S. in computer and information science from the University of California, Santa Cruz.

    Our executive officers are elected by and serve at the discretion of our board of directors. There are no family relationships among our directors and officers.

BOARD COMMITTEES


    We established a compensation committee. The compensation committee consists of Mr. Van Allen and Mr. Michels. The compensation committee:


    - reviews and approves the compensation and benefits for our executive officers and grants stock options under our stock option plans, and

    - makes recommendations to the board of directors regarding such matters.


    Prior to the effectiveness of this registration statement, we intend to establish an audit committee. The audit committee will:



    - review the results and scope of the audit and other services provided by our independent auditors, and



    - review and evaluate our audit and control functions.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The compensation committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees of FASTNET and administering various incentive compensation and benefit plans. The compensation committee consists of Mr. Van Allen and Mr. Michels. Mr. Van Allen participates in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants of FASTNET, other than himself. No interlocking relationship exists between any member of FASTNET's compensation committee and any member of any other company's board of directors or compensation committee.

DIRECTOR COMPENSATION

    We reimburse each member of our board of directors for out-of-pocket expenses incurred in connection with attending board meetings. No member of our board of directors currently receives any additional cash compensation.

    On March 3, 1999, we granted Mr. Michels, a member of our board of directors, an option to purchase 100,000 shares of our common stock at an exercise price of $1.50 per share, which expires on March 3, 2009. The option became immediately exercisable on the date of grant.

EXECUTIVE COMPENSATION

    The table below summarizes information concerning the compensation awarded to, earned by, or paid for services rendered to FASTNET in all capacities during the fiscal year ended December 31, 1998 by:

    - our chief executive officer; and

    - our executive officers whose salary and bonus for that fiscal year exceeded $100,000 and who served as an executive officer of FASTNET during that fiscal year.

    Other than the salary and bonus described in the table below, we did not pay any executive officer named in the Summary Compensation Table any fringe benefits, perquisites or other compensation in excess of either $50,000 or 10% of the total of his salary and bonus during the fiscal year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION
                                         ----------------------------------------------------
                                                                               OTHER ANNUAL       ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR      SALARY($)    BONUS($)    COMPENSATION($)  COMPENSATION($)
---------------------------------------  ---------  -----------  -----------  ---------------  ---------------
David K. Van Allen.....................       1998      33,800       70,000             --            2,705
  CHIEF EXECUTIVE OFFICER
Sonny C. Hunt..........................       1998      76,154       54,699             --               --
  PRESIDENT
Phillip L. Weller......................       1998      95,000       35,000          2,308               --
  EXECUTIVE VICE PRESIDENT -ENGINEERING
Rafe Scheinblum........................       1998      72,700       48,403          3,060               --
  EXECUTIVE VICE PRESIDENT--OPERATIONS

    The amount listed under All Other Compensation for Mr. Van Allen represents a life insurance policy on Mr. Van Allen, for which Kathryn Van Allen, Mr. Van Allen's wife, is a co-beneficiary with FASTNET.

OPTION GRANTS IN LAST FISCAL YEAR

    During the 1998 fiscal year, no stock options were granted to our executive officers named in the summary compensation table and, as of December 31, 1998, there were no outstanding stock options.

    On March 3, 1999, we granted each of Mr. Bielicki, Mr. Scheinblum and Mr. Weller options to purchase 100,000 shares of our common stock at an exercise price of $1.50 per share. Under the terms of these option agreements, 50% of the options vested on the date of grant, an additional 25% vest on March 3, 2000 and the final 25% vest on March 3, 2001. These options expire on March 3, 2009.


EQUITY COMPENSATION PLAN


    We have adopted the FASTNET Corporation 1999 Equity Compensation Plan, effective as of March 3, 1999. The plan provides for grants of incentive stock options, nonqualified stock options, and restricted stock to our designated employees, advisors and consultants, and to non-employee directors. By encouraging stock ownership, we seek to motivate such individuals to contribute materially to our success.

    GENERAL. The plan authorizes up to 1,000,000 shares of common stock for issuance under the terms of the plan. No more than 500,000 shares in the aggregate may be granted to any individual in any calendar year. If options granted under the plan expire or are terminated for any reason without being exercised, or shares of restricted stock are forfeited, the shares of common stock underlying such grant will again be available for purposes of the plan.

    ADMINISTRATION OF THE PLAN. A compensation committee administers and interprets the plan. The compensation committee consists of two or more persons appointed by the board of directors from among its members, each of whom must be a non-employee director as defined by Rule 16b-3 under the Securities Exchange Act of 1934, and an outside director as defined by Section 162(m) of the Internal Revenue Code of 1986 and related U.S. Treasury Regulations. The compensation committee has the sole authority to:

    - determine the individuals to whom grants shall be made under the plan;

    - determine the type, size and terms of the grants to be made to each such individual;

    - determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for vesting and the acceleration of vesting;

    - determine the total number of shares of common stock available for grants; and

    - deal with any other matters arising under the plan.

    The compensation committee may require a grantee to execute a shareholder's agreement with terms that the compensation committee deems appropriate.

    GRANTS.  Grants under the plan may consist of:

    - options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code;

    - nonqualified stock options that are not intended to qualify; and

    - restricted stock.

    ELIGIBILITY FOR PARTICIPATION. Grants may be made to any of our employees or employees of our subsidiaries and to any non-employee member of the board of directors. Key consultants and advisors who perform services for us or any of our subsidiaries are eligible if they render bona fide services, not as part of the offer or sale of securities in a capital-raising transaction. As of June 30, 1999, options to purchase 565,000 shares of common stock were outstanding under the plan.

    OPTIONS. Incentive stock options may be granted only to employees. Any stock option will become a nonqualified stock option if the aggregate fair market value of common stock on the date of grant under which incentive stock options are exercisable for the first time by the grantee during the calendar year, under all of our stock option plans, exceeds $100,000. Nonqualified stock options may be granted to employees, non-employee directors, and key advisors. The exercise price of common stock underlying an option will be determined by the compensation committee and may be equal to, greater than, or less than the fair market value; provided that:

    - the exercise price of an incentive stock option will be equal to or greater than the fair market value of a share of common stock on the date such incentive stock option is granted;

    - the exercise price of an incentive stock option granted to an employee who owns more than 10% of the common stock may not be less than 110% of the fair market value of the underlying shares of common stock on the date of grant;

    - if required by state law, the exercise price of a nonqualified stock option granted to any individual may not be less than 85% of the fair market value of the underlying shares of common stock on the date of grant; and

    - if required by state law, the exercise price of a nonqualified stock option granted to any individual who owns at least 10% of the common stock may not be less than 110% of the fair market value of the underlying shares of common stock on the date of grant.

    The participant may pay the exercise price:

    - in cash;

    - with the approval of the compensation committee, by delivering shares of common stock owned by the grantee and having a fair market value on the date of exercise equal to the exercise price of the grant; or


    - by other method as the compensation committee shall approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board.


    Options vest according to the terms and conditions determined by the compensation committee and specified in the grant instrument. Options are nontransferable during the grantee's lifetime; provided that, nonqualified stock options may be transferred to family members, or for the benefit of family members, according to the terms determined by the compensation committee and as specified in the grant instrument.

    The compensation committee will determine the term of each option up to a maximum of ten years from the date of grant, except that the term of an incentive stock option granted to an employee who owns more than 10% of the common stock may not exceed five years from the date of grant. The compensation committee may accelerate the exercisability of any or all outstanding options, at any time, for any reason.

    RESTRICTED STOCK. The compensation committee will determine the number of shares of restricted stock granted to a participant, but may not exceed the maximum plan limit described above. Grants of restricted stock will be conditioned on such performance requirements, vesting provisions, transfer restrictions or other restrictions and conditions as the compensation committee may determine in its sole discretion. The restrictions will remain in force during a restricted period set by the compensation committee. Unless the compensation committee determines otherwise:

    - if the grantee is no longer employed by us during the restriction period or if any other conditions are not met, the restricted stock grant will terminate as to all shares covered by the grant for which the restrictions are still applicable, and those shares must be immediately returned to us; and

    - during the restriction period, restricted stock may not be sold, assigned, transferred or otherwise disposed of and will not have voting rights or dividend rights.

    AMENDMENT AND TERMINATION OF THE PLAN. The compensation committee may amend or terminate the plan at any time, except that, it may not make any amendment that requires shareholder approval pursuant to Rule 16b-3 of the Securities Exchange Act of 1934 or Section 162(m) of the Internal Revenue Code without shareholder approval. The plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless the compensation committee terminated the plan earlier or extends it with approval of the shareholders.


    ADJUSTMENT PROVISIONS. Upon several transactions identified in the plan, the compensation committee may appropriately adjust:


    - the maximum number of shares available for grants;

    - the maximum number of shares that any participant may be granted in any year;

    - the number of shares covered by outstanding grants;

    - the kind of shares issued under the plan; and

    - the price per share or the applicable market value of such grants.

    CHANGE OF CONTROL. Upon a change of control, the compensation committee may determine that:

    - all outstanding options will immediately vest; and

    - the restrictions and conditions on all outstanding restricted stock will immediately lapse.

    Upon a change of control where we are not the surviving entity or where we survive only as a subsidiary of another entity, unless the compensation committee determines otherwise, all outstanding grants will be assumed by or replaced with comparable options or stock by the surviving corporation. In addition, the compensation committee may

    - require that grantees surrender their outstanding options in exchange for payment by us, in cash or common stock, at an amount equal to the amount by which the then fair market value of the shares of common stock subject to the grantee's unexercised options exceeds the exercise price of those options; and/or

    - after giving grantees an opportunity to exercise their outstanding options, terminate any or all unexercised options.

    A change of control is defined to have occurred if:

    - any person other than persons who are our shareholders as of the effective date of the plan becomes a beneficial owner, directly of indirectly, of common stock representing more than 50% of the voting power of the then-outstanding shares of common stock; the terms person and beneficial owner are each defined in the Securities Exchange Act of 1934; or

    The shareholders or the directors, as appropriate, approve:

    - any merger or consolidation of us with another corporation where the shareholders, immediately prior to such transaction, will not beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled to in the election of directors, without consideration of the rights of any class of stock to elect directors by a separate class vote;

    - the sale or other disposition of all or substantially all of our assets;
      or

    - our liquidation or dissolution.


    SECTION 162(M). Under Section 162(m) of the Internal Revenue Code, we may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1.0 million paid to the chief executive officer or to any other of our four most highly compensated officers in any one year. Total remuneration would include amounts received upon the exercise of stock options granted under the plan and the value of shares received when the shares of restricted stock became transferable or such other time when income is recognized. An exception does exist, however, for performance-based compensation, including amounts received upon the exercise of stock options pursuant to a plan approved by shareholders that meets requirements. The plan has been approved by shareholders and is intended to make grants of options thereunder by meeting the requirements of performance-based compensation. Awards of restricted stock generally will not qualify as performance-based compensation.


LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS AND INDEMNIFICATION

    LIMITATION OF LIABILITY.

    Our articles of incorporation provides that our officers and directors will not be personally liable to us or our shareholders for monetary damages resulting from a breach of fiduciary duty except for:

    - any breach of the duty of loyalty to the corporation or its shareholders,

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

    - unlawful payments of dividends or unlawful stock repurchases or redemptions, or

    - any transaction from which the director derived an improper personal benefit.

    This limitation of liability does not apply to non-monetary remedies that may be available, such as injunctive relief or rescission nor does it relieve our officers and directors from complying with federal or state securities laws.

    INDEMNIFICATION.

    Our articles of incorporation provide that we will indemnify our directors and executive officers and may indemnify our other corporate agents, to the fullest extent permitted by Pennsylvania law. Section 1741 of the Pennsylvania corporate laws provides the power to indemnify any office or director acting in his capacity as our representative who was, is or is threatened to be made a party to any action or proceeding for expenses, judgments, penalties, fines and amounts paid in settlement in connection with such action or proceeding. The indemnity provisions apply whether the action was instituted by a third party or arose by or in our right. Generally, the only limitation on our ability to indemnify our offices and directors is if the act violates a criminal statute or if the act or failure to act is finally determined by a court to have constituted willful misconduct or recklessness.

                           RELATED PARTY TRANSACTIONS



EQUITY INVESTMENTS


    In May 1998, we sold 1,000,000 shares of our common stock for an aggregate purchase price equal to $200,000 and issued a secured note for cash in the principal amount of $3.1 million and a warrant to purchase 1,000,000 shares of our common stock to H&Q You Tools Investment Holding, L.P. The note bears interest at a rate equal to 7% per annum and matures on January 31, 2001. H&Q You Tools may convert the note into our common stock at any time prior to maturity of the note and has agreed with us to convert the note immediately prior to the closing of this offering. The warrant is currently exercisable at an exercise price of $1.50 per share and expires in May 2005.

    In May 1999 we issued a second secured note for cash in the principal amount of $1.0 million to H&Q You Tools Investment Holding, L.P. The note bears interest at a rate equal to 7% per annum and matures on May 15, 2000. H&Q You Tools has converted this note into 142,431 shares of series A preferred stock at a conversion price equal to $7.13 per share.

    In August 1999, Lucent Technologies, Inc. purchased 280,505 shares of series A convertible preferred stock and H&Q You Tools Investment Holding, L.P. purchased 142,431 shares of series A convertible preferred stock, at a price of $7.13 per share. The shares issued to H&Q You Tools Investment Holding, L.P. were in exchange for the cancellation of their $1.0 million secured term note and accrued interest on the note. These shares of series A convertible preferred stock are convertible into shares of common stock at any time at the option of the holders and all of the series A convertible preferred stock will automatically convert into our common stock immediately prior to the closing of this offering.

    We also entered into a rights agreement with the holders of series A convertible preferred stock, granting them registration rights, other than in connection with this offering, of the common stock issuable upon conversion of their preferred stock.


INDEBTEDNESS OF MANAGEMENT



    On October 10, 1998, we made an unsecured loan of $50,000 at 6% interest per year to David K. Van Allen, our chief executive officer and a director. In addition, in 1997 and 1998, we made unsecured loans totaling $19,400, each at 6% interest per year, to Kathryn Van Allen, spouse of David K. Van Allen. All of these notes mature upon consummation of this offering. If this offering is not consummated prior to January 1, 2000, the notes will become due and payable pursuant to an agreed upon payment schedule.

                             PRINCIPAL SHAREHOLDERS


    The following table sets forth information regarding the beneficial ownership of FASTNET's common stock as of September 1, 1999, and as adjusted to reflect the sale of common stock in this offering, by:


    - each person or entity who is known by us to own beneficially more than 5% of FASTNET's outstanding common stock;

    - each of the executive officers set forth on the summary compensation table on page 48;

    - each director of FASTNET; and

    - all directors and executive officers as a group.


    Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of September 1, 1999 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. The options listed as beneficially owned by Mr. Hunt reflect options to purchase 5,000 shares of common stock that were issued to Mr. Hunt's wife, who is also an employee of FASTNET. Applicable percentage ownership in the following table is based on 10,388,947 shares of common stock outstanding and 14,388,947 shares immediately following the completion of this offering. The number of options represents stock options that are exercisable within 60 days of September 1, 1999. To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire FASTNET's capital stock that are presently outstanding or granted in the future or reserved for future issuance under FASTNET's equity compensation plan, there will be further dilution to new public investors.


    In addition, the following table reflects:

    - the issuance of 666,198 shares of series A convertible preferred stock in August 1999;

    - the exchange of a $1.0 million note payable and associated accrued interest for 142,431 shares of series A convertible preferred stock in August 1999;

    - the conversion of a $3.1 million note payable into 2,033,334 shares of common stock, which will automatically occur immediately prior to consummation of this offering;

    - the conversion of all outstanding shares of series A convertible preferred stock into 808,629 shares of common stock which will automatically occur immediately prior to this offering; and

    - no exercise of the underwriters' over-allotment option.


                                                    PRIOR TO OFFERING                                 AFTER OFFERING
                                      ----------------------------------------------  ----------------------------------------------
                                                 OPTIONS AND                                     OPTIONS AND
NAME                                   SHARES     WARRANTS      TOTAL      PERCENT     SHARES     WARRANTS      TOTAL      PERCENT
------------------------------------  ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
5% SHAREHOLDERS
H&Q You Tools Investment Holding,                                                  %                                               %
  L.P...............................  3,175,765   1,000,000   4,175,765        36.7   3,175,765   1,000,000   4,175,765        27.1
  One Bush Street
  San Francisco, CA
  94104
EXECUTIVE OFFICERS AND DIRECTORS
David K. Van Allen..................  2,825,000          --   2,825,000        27.2%  2,825,000          --   2,825,000        19.6%
Sonny C. Hunt.......................  2,725,000       5,000   2,730,000        26.3%  2,725,000       5,000   2,730,000        19.0%
Rafe Scheinblum.....................    175,000      50,000     225,000         2.2%    175,000      50,000     225,000         1.6%
Phillip L. Weller...................    175,000      50,000     225,000         2.2%    175,000      50,000     225,000         1.6%
Stanley F. Bielicki.................    100,000      50,000     150,000         1.4%    100,000      50,000     150,000         1.0%
Douglas L. Michels..................         --     100,000     100,000         1.0%         --     100,000     100,000        0.07%
All directors and executive officers
  as a group (6 persons)............  6,000,000     255,000   6,255,000        60.3%  6,000,000     255,000   6,255,000        42.8%

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    At the closing of the offering our authorized capital stock will consist of 50,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share.


    Our articles of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring, or preventing a future takeover or change in control of FASTNET unless such takeover or change in control is approved by the board of directors.


COMMON STOCK


    As of September 1, 1999, there were 7,546,984 shares of common stock outstanding which were held of record by 9 shareholders. There will be 14,388,947 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants) after giving effect to the sale of common stock in this offering and the conversion of all of the outstanding shares of series A preferred stock.


    Holders of common stock are entitled to one vote per share on all matters to be voted upon. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to receive dividends as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends, subject to the preferences that apply to any outstanding preferred stock. See the section entitled Dividend Policy for more information. In the event of liquidation, dissolution or winding up of FASTNET, the holders of common stock are entitled to share proportionately in all assets remaining after payment of liabilities, subject to distribution rights of any then outstanding preferred stock. The common stock has no preemptive or conversion rights and no additional subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The shares issued in this offering will be fully paid and nonassessable.

PREFERRED STOCK

    Our articles of incorporation authorize the board of directors, without shareholder action, to designate and issue preferred stock. The board may designate the price, rights, preferences and privileges of the preferred shares, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock until the board determines the specific rights of the preferred stock. However, possible effects of issuing preferred stock with voting and conversion rights include:

    - restricting dividends on common stock;

    - diluting the voting power of common stock;

    - impairing the liquidation rights of the common stock;

    - delaying or preventing a change of control of FASTNET without shareholder action; and

    - lowering the market price of common stock.

    We have no present plans to issue any additional shares of preferred stock.

COMMON STOCK WARRANTS

    H&Q You Tools Investment Holding, L.P. holds a warrant to purchase up to 1,000,000 shares of our common stock at an exercise price of $1.50 per share. This warrant is currently exercisable and will remain exercisable until May 30, 2005.

    The exercise price and the number of shares of common stock issuable upon the exercise of the warrant may be adjusted upon the occurrence of a stock split, stock dividend, reorganization, reclassification or merger.

REGISTRATION RIGHTS

    Lucent Technologies, Inc. and H&Q You Tools Investment Holding, L.P. and the other holders of our series A convertible preferred stock are entitled to registration rights with respect to their securities pursuant to a registration rights agreement. The agreement grants three types of registration rights:

    - REQUESTED REGISTRATION. The holders of the registrable securities may require us to use our best efforts to prepare a registration statement and other related documents which would permit the sale of their registrable securities. We only need to prepare the registration statement and related documents if at least 20% of the registrable securities are to be registered. We are obligated to pay the expenses incurred in a requested registration.

    - FASTNET REGISTRATION. If we elect to register any of our shares of common stock in any future public offerings, the holders of the registrable securities are entitled to include their shares in the registration. We have the right to reduce the number of shares to be registered in view of market conditions, but to not less than 30% of any offering after this offering. We are obligated to pay the expenses incurred in this type of registration.

    - REGISTRATION ON FORM S-3. Holders of the registrable securities may require that we register their shares for public resale on Form S-3, if we are eligible to use Form S-3 and the value of the securities to be registered is at least $500,000. We could be required to make two requested S-3 registrations in any one-year period. We are obligated to pay the expenses incurred in a registration on Form S-3.

    The holders of these registration rights have entered into lock-up agreements with the underwriters and have no registration rights with respect to this offering.

PENNSYLVANIA ANTI-TAKEOVER LAW AND PROVISIONS IN OUR CHARTER AND BYLAWS

    Provisions of Pennsylvania law, our articles of incorporation and bylaws could make the acquisition of FASTNET by proxy contest or otherwise and the removal of incumbent officers and directors more difficult. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to control FASTNET to first negotiate with us. We believe that the benefits provided to FASTNET by allowing us to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging such proposals since we will have the opportunity to negotiate improved terms. These provisions deter transactions not approved by the board, and could have the effect of discouraging tender offers which may provide a premium over the market price of our shares of common stock. Consequently, these provisions may also inhibit fluctuations in the market price of our shares resulting from actual or rumored takeover attempts.


    PENNSYLVANIA LAW. Generally, subchapters 25E, F, G, H, I and J of the Pennsylvania corporate laws place procedural requirements and establish restrictions upon the acquisition of voting shares of a corporation which would entitle the acquiring person to cast or direct the casting of a percentage of votes in an election of directors. Subchapter 25E of the Pennsylvania corporate laws provides generally that, if a company were involved in a control transaction, shareholders of the company would have the right to demand from a controlling person or group payment of the fair value of their shares. For purposes of subchapter 25E, a controlling person or group is a person or group of persons acting in concert that, through voting shares, has voting power over at least 20% of the votes which shareholders of the company would be entitled to cast in the election of directors. A control transaction arises, in general, when a person or group acquires the status of a controlling person or group.

    In general, Subchapter 25F of the Pennsylvania corporate laws delays for five years and imposes conditions upon business combinations between an interested shareholder and us. The term business combinations is defined broadly to include various merger, consolidation, division, exchange or sale transactions, including transactions utilizing our assets for purchase price amortization or refinancing purposes. An interested shareholder, in general, would be a beneficial owner of at least 20% of our voting shares.

    In general, subchapter 25G of the Pennsylvania corporate laws suspends the voting rights of the control shares of a shareholder that acquires for the first time 20% or more, 33 1/3% or more, or 50% or more of a company's shares entitled to be voted in an election of directors. The voting rights of the control shares generally remain suspended until such time as the disinterested shareholders of the company vote to restore the voting power of the acquiring shareholder.


    Subchapter 25H of the Pennsylvania corporate laws provides in circumstances for the recovery by a company of profits made upon the sale of its common stock by a controlling person or group if the sale occurs within 18 months after the controlling person or group became a controlling person or group and the common stock was acquired during such 18 month period or within 24 months before such period. In general, for purposes of Subchapter 25H, a controlling person or group is a person or group that:


    - has acquired;

    - offered to acquire; or

    - publicly disclosed or caused to be disclosed an intention to acquire voting power over shares that would entitle such person or group to cast at least 20% of the votes that shareholders of the company would be entitled to cast in an election of directors.


    If the disinterested shareholders of a company vote to restore the voting power of a shareholder who acquires control shares subject to Subchapter 25G, such company would then be subject to subchapters 25I and J of the Pennsylvania corporate laws. Subchapter 25I generally provides for a minimum severance payment to employees terminated within two years of such approval. Subchapter 25J, in general, prohibits the abrogation of labor contracts prior to their stated date of expiration.


    The above descriptions of subchapters of the Pennsylvania corporate laws summarize the material anti-takeover provisions contained in the Pennsylvania corporate laws but are not a complete discussion of those provisions.

    OUR CHARTER DOCUMENTS. Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of FASTNET. These and other provisions are intended to enhance continuity and stability in the composition of the board of directors and to reduce the vulnerability to unsolicited or hostile takeovers, and could delay changes in the control or management of FASTNET. The amendment of any of these provisions requires approval by holders of 66 2/3% of the outstanding common stock.

TRANSFER AGENT

    The transfer agent and registrar for the common stock is StockTrans, Inc., Ardmore, Pennsylvania.


NASDAQ NATIONAL MARKET LISTING


    We have applied to list our common stock on the Nasdaq National Market under the symbol FSST.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this offering, we will have outstanding 14,388,947 shares of common stock based upon shares outstanding at September 1, 1999, assuming no exercise of the underwriters' over-allotment option. Excluding the 4,000,000 shares of common stock offered hereby and assuming no exercise of the underwriters' over-allotment option, as of the effective date of this registration statement, there will be 10,388,947 shares of common stock outstanding all of which will be restricted shares under the Securities Act of 1933. All restricted shares are subject to lock-up agreements with the underwriters pursuant to which the holders of the restricted shares have agreed not to sell, pledge or otherwise dispose of such shares for a period of 180 days after the date of this prospectus. Beginning 180 days after the effective date of this registration statement, all of such restricted shares will become available for sale at various times pursuant to Rule 144. The general provisions of Rule 144 are described below. All of the restricted shares that will become available for sale in the public market beginning 180 days after the effective date will be subject to volume and other resale restrictions pursuant to Rule 144 because the holders are affiliates of FASTNET. ING Barings LLC may release the shares subject to the lock-up agreements in whole or in part at any time with or without notice. However, ING Barings LLC has no current plans to do so.



    In general, under Rule 144, an affiliate of FASTNET, or person or persons whose shares are aggregated who has beneficially owned restricted shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (a) 1% of the then outstanding shares of our common stock, approximately 143,900 shares immediately after this offering, assuming no exercise of the underwriters' over-allotment option or (b) the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. A person, or persons whose shares are aggregated, who is not deemed to have been an affiliate of FASTNET at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.



    H&Q You Tools Investment Holding, L.P. holds a warrant to purchase 1,000,000 shares of common stock. In addition, 1,000,000 shares were reserved for issuance under our equity compensation plan, of which options to purchase 585,000 shares were then outstanding and 290,500 options to purchase shares of common stock were then exercisable. Beginning 180 days after the date of this prospectus, approximately 380,000 shares issuable upon the exercise of vested options will become eligible for sale.


    The holders of 666,198 shares of our series A preferred stock are entitled to registration rights with respect to the shares of common stock issuable upon the conversion of the preferred stock. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold, it could have an adverse effect on the market price for our common stock.

    We intend to file, within 180 days after the date of this prospectus, a Form S-8 registration statement under the Securities Act to register shares issued pursuant to stock purchase agreements under our equity compensation plan and shares issued in connection with option exercises. Shares of common stock issued pursuant to our equity compensation plan or upon exercise of options after the effective date of the Form S-8 will be available for sale in the public market, subject to Rule 144 volume limitations applicable to affiliates and lock-up agreements.

LOCK-UP AGREEMENTS

    All officers and directors and holders of our common stock, warrant and options to purchase common stock have agreed pursuant to lock-up agreements that, among other things, they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible or exchangeable for common stock, or warrant or other rights to purchase common stock for a period of 180 days after the date of this prospectus without the prior written consent of ING Barings LLC.

                                  UNDERWRITING


    Subject to the terms and conditions in an underwriting agreement, dated
            , 1999, the underwriters named below, who are represented by ING Barings LLC, SoundView Technology Group, Inc., FAC/Equities, a division of First Albany Corporation, and DLJdirect Inc., have severally agreed to purchase from FASTNET the number of shares of common stock set forth opposite their names below.



UNDERWRITERS                                                                           NUMBER OF SHARES
-------------------------------------------------------------------------------------  -----------------
ING Barings LLC......................................................................
SoundView Technology Group, Inc......................................................
FAC/Equities, a division of First Albany Corporation.................................
DLJdirect Inc........................................................................
                                                                                       -----------------

      Total..........................................................................       4,000,000
                                                                                       -----------------
                                                                                       -----------------



    The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock of this offering are subject to approval by their counsel of legal matters and to other conditions. The underwriters are obligated to purchase and accept delivery of all the shares of common stock, other than those shares covered by the over-allotment option described below, if any are purchased.



    The underwriters propose initially to offer the shares of common stock in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to selected broker/dealers, including the underwriters, and other broker/dealers not included in the table above, at this price less a concession not in excess of $ per share. The underwriters may allow, and these dealers may re-allow, to other dealers, a concession not in excess of $ per share. After the initial offering of the shares of common stock, the public offering price and other selling terms may be changed by ING Barings LLC at any time without notice.



    The following table shows the underwriting fees to be paid to the underwriters by FASTNET in connection with this offering. The underwriting discounts and commissions are equal to the public offering price per share of the common stock less the amount paid by the underwriters to us for each share of common stock. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.



                                                                                          TOTAL
                                                                                --------------------------
                                                                    PER SHARE   NO EXERCISE  FULL EXERCISE
                                                                   -----------  -----------  -------------
Underwriting discounts and commissions paid by us................   $            $             $



    Other expenses of this offering, including the registration fees and the fees of financial printers, counsel and accountants, payable by FASTNET are expected to be approximately $1.6 million.



    FASTNET has granted to the underwriters an option that may be exercised within 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to a total of 600,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to conditions, to purchase its pro rata portion of these additional shares based on such underwriter's percentage underwriting commitment as indicated in the table above.



    An electronic prospectus will be made available on the Web site maintained by DLJdirect. Other than the prospectus in electronic format, the information on the Web site maintained by DLJdirect relating to this offering is not part of this prospectus and has not been approved and/or endorsed by us or any underwriter, and should not be relied on by prospective investors.



    FASTNET has agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities. These liabilities generally consist of losses, claims, damages or actions arising from or relating to the offer, purchase or sale of common stock in this offering by the underwriters.



    Each of FASTNET, its executive officers, directors and shareholders has agreed, subject to exceptions, not to: (1) issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into, exercisable or exchangeable for, or represent the right to receive common stock, or (2) grant any options or warrants to purchase common stock or enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock, regardless of whether any of the transactions described in the first or second clause is to be settled by the delivery of common stock, or such other securities, in cash or otherwise, for a period of 180 days after the date of this prospectus without the prior written consent of ING Barings LLC. In addition, during such period, we also agreed not to file any registration statement with respect to, other than a Form S-8 registration statement in connection with shares received under a FASTNET stock plan, stock ownership plan, employment agreement or dividend reinvestment plan), and each of our executive officers, directors and shareholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of ING Barings.



    At our request, the underwriters have reserved for sale, at the initial public offering price, 100,000 shares of common stock, representing approximately 2.5% of the shares of common stock offered by this prospectus, for sale to directors, officers and employees and their family members of FASTNET and to business associates of FASTNET. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.



    Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of our common stock in any jurisdiction where action for that purpose is required. The shares of common stock may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any shares of our common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about, and to observe, any restrictions relating to the common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of our common stock in any jurisdiction in which such an offer or solicitation is unlawful.


    We have been informed that the underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority without the prior written approval of the customer.


    Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price will be determined by negotiations between us and the representatives of the underwriters. The factors to be considered in determining the initial public offering price are:


    - the history of and prospects for our business and the industry in which we compete;

    - an assessment of our management and the present state of our development;

    - our past and present revenues, earnings and cash flows;

    - our prospects for growth, revenues, earnings and cash flows;

    - the current state of the economy in the United States and the current level of economic activity in the industry in which we compete and in related or comparable industries; and

    - currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to FASTNET.


    We have applied to list the common stock on the Nasdaq National Market, under the symbol FSST.



    Until the distribution of our common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase the common stock. As an exception to these rules, the representatives of the underwriters are permitted to engage in transactions that stabilize the price of the common stock. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.


    If the underwriters create a short position in the common stock in connection with the offering, I.E., if they sell more shares of the common stock than are set forth on the cover pages of this prospectus, the representatives of the underwriters may reduce that short position by purchasing the common stock in the open market. The representatives of the underwriters may elect to reduce any short position by exercising all or part of the over-allotment option described above.


    The representatives of the underwriters may also impose a penalty bid on individual underwriters and selling group members. This means that if the representatives purchase shares of the common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, it may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.


    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the common stock to the extent that it were to discourage resales of the common stock.


    Neither FASTNET nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither FASTNET nor any of the underwriters makes any representation that the representatives of the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS


    Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania will provide us an opinion relating to the validity of the common stock issued in this offering. Certain legal matters in connection with this offering will be passed upon for the underwriters by Morrison & Foerster LLP, New York, New York.


                                    EXPERTS

    FASTNET's financial statements, as of December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998, included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving said report.

    Internet Unlimited's financial statements, as of December 31, 1997 and 1998 and for the years ended December 31, 1997 and 1998, included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving said report.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION


    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information described in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to FASTNET and the common stock, refer to the registration statement and the related exhibits and schedules. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's web site at HTTP://WWW.SEC.GOV. Upon completion of this offering, we must comply with the information and periodic reporting requirements of the Securities Exchange Act and will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the Securities and Exchange Commission's public reference room and the Web site of the Securities and Exchange Commission. We maintain a web site at HTTP://WWW.FAST.NET.

                         INDEX TO FINANCIAL STATEMENTS

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Basis of Presentation................................................................        F-2
Unaudited Pro Forma Statement of Operations--Year Ended December 31, 1998............        F-3
Unaudited Pro Forma Statement of Operations--Six Months Ended June 30, 1999..........        F-4
Unaudited Pro Forma Balance Sheet--June 30, 1999.....................................        F-5
Notes to Unaudited Pro Forma Financial Information...................................        F-6

FASTNET CORPORATION

Report of Independent Public Accountants.............................................        F-8
Balance Sheets.......................................................................        F-9
Statements of Operations.............................................................       F-10
Statements of Shareholders' Deficit..................................................       F-11
Statements of Cash Flows.............................................................       F-12
Notes to Financial Statements........................................................       F-13

INTERNET UNLIMITED, INC.

Report of Independent Public Accountants.............................................       F-21
Balance Sheets.......................................................................       F-22
Statements of Operations.............................................................       F-23
Statements of Shareholders' Deficit..................................................       F-24
Statements of Cash Flows.............................................................       F-25
Notes to Financial Statements........................................................       F-26

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

BASIS OF PRESENTATION

    On July 30, 1999 FASTNET Corporation ("FASTNET") acquired all of the outstanding capital stock of Internet Unlimited, Inc. ("Internet Unlimited"), a provider of Web hosting and collocation services for $400,000 in cash and 546,984 shares of FASTNET Common stock valued at $7.13 per share (the "Acquisition"). (FASTNET and Internet Unlimited are collectively referred to as the "Combined Company") The Acquisition will be accounted for as a purchase by FASTNET pursuant to Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB 16").

    In August 1999, FASTNET sold an aggregate of 666,198 shares of Series A Convertible Preferred stock ("Series A Preferred") to investors at $7.13 per share. The proceeds from the sales of the Series A Preferred were $4,439,992, net of offering costs of $310,000. On August 3, 1999 the principal and accrued interest on a $1,000,000 note payable to H&Q You Tools Investment Holding, L.P. converted into shares of Series A Preferred. All of these outstanding shares of Series A Preferred will automatically convert into 808,629 shares of Common stock immediately prior to the consummation of FASTNET's initial public offering (the "Offering"). In addition, H&Q You Tools Investment Holding, L.P. has committed to convert a $3,050,000 convertible note into 2,033,334 shares of Common stock upon the consummation of the Offering. The sales of the Series A Preferred, the conversion of the notes payable and accrued interest, and the conversion of the Series A Preferred are collectively referred to as the "Financing Transactions."


    The Pro Forma Balance Sheet reflects the application of the purchase method of accounting pursuant to APB 16 for the Acquisition. The purchase price was $4,299,996 excluding costs of approximately $75,000. The application of the purchase method of accounting will result in approximately $4,465,228 in excess of purchase price over net tangible deficit acquired as of June 30, 1999. Based on a preliminary analysis completed by management, it expects to allocate $2,000,000 of this amount to customer list and the remaining amount of $2,465,228 to goodwill. Customer list and goodwill are expected to be amortized on a straight-line basis over 3 years. The final allocation of the purchase price and the assignment of useful lives are subject to change.


    The Pro Forma Balance Sheet also reflects (i) the sale of the Series A Preferred, (ii) the conversion into Series A Preferred of the $1,000,000 H&Q You Tools Investment Holding, L.P. note and accrued interest thereon and (iii) the conversion of all of the outstanding Series A Preferred stock and the conversion of the $3,050,000 H&Q You Tools Investment Holding, L.P. note into Common stock, both of which will occur automatically immediately prior to the consummation of the Offering.


    The Pro Forma Statements of Operations reflect the amortization of customer list and goodwill of $1,488,410 for the year ended December 31, 1998 and $744,205 for the six months ended June 30, 1999 and the removal of interest expense related to the notes payable to H&Q You Tools Investment Holding, L.P. which have been or will be converted into Common stock.


    We present the pro forma amounts below for informational purposes only. These pro forma amounts are not necessarily indicative of the results of operations of the Combined Company that would have actually occurred had the Acquisition been consummated as of January 1, 1998 and if the notes payable had been converted on the date the notes were issued or of the financial condition of the Combined Company had the Acquisition and the Financing Transactions been consummated as of June 30, 1999 or of the future results of operations or financial condition of the Combined Company. The unaudited pro forma statements of operations and the unaudited pro forma combined balance sheet do not reflect any synergies FASTNET expects to realize as a result of the Acquisition, in particular, the elimination of costs associated with duplicative operating and administrative activities. FASTNET cannot assure that such synergies will be realized.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998


                                                                         INTERNET     PRO FORMA
                                                            FASTNET     UNLIMITED    ADJUSTMENTS     PRO FORMA
                                                          HISTORICAL    HISTORICAL  (SEE NOTE 3)      COMBINED
                                                         -------------  ----------  -------------  --------------
REVENUES:
  Services.............................................  $   4,875,471  $  700,878  $              $    5,576,349
  Hardware and software................................        652,508      20,127                        672,635
                                                         -------------  ----------  -------------  --------------
                                                             5,527,979     721,005                      6,248,984
                                                         -------------  ----------  -------------  --------------

OPERATING EXPENSES:
  Cost of services.....................................      2,572,732     195,929                      2,768,661
  Cost of hardware and software........................        669,009      11,187                        680,196
  Selling, general and administrative..................      3,067,740     449,000                      3,516,740
  Depreciation and amortization........................        346,568      32,840      1,488,410       1,867,818
                                                         -------------  ----------  -------------  --------------
                                                             6,656,049     688,956      1,488,410       8,833,415
                                                         -------------  ----------  -------------  --------------
    Operating income (loss)............................     (1,128,070)     32,049     (1,488,410)     (2,584,431)
                                                         -------------  ----------  -------------  --------------

OTHER INCOME (EXPENSES):
  Interest income......................................         15,256          --                         15,256
  Interest expense.....................................       (166,831)    (18,297)       124,542         (60,586)
  Other................................................          5,355          --                          5,355
                                                         -------------  ----------  -------------  --------------
                                                              (146,220)    (18,297)       124,542         (39,975)
                                                         -------------  ----------  -------------  --------------

NET INCOME (LOSS)......................................  $  (1,274,290) $   13,752  $  (1,363,868) $   (2,624,406)
                                                         -------------  ----------  -------------  --------------
                                                         -------------  ----------  -------------  --------------

BASIC NET LOSS PER COMMON SHARE........................  $       (0.14)                            $        (0.25)
                                                         -------------                             --------------
                                                         -------------                             --------------

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
  (Note 2).............................................      8,880,833                  1,733,096      10,613,929
                                                         -------------              -------------  --------------
                                                         -------------              -------------  --------------


  See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1999


                                                                                       PRO FORMA
                                                                           INTERNET   ADJUSTMENTS
                                                              FASTNET     UNLIMITED    (SEE NOTE     PRO FORMA
                                                            HISTORICAL    HISTORICAL      3)         COMBINED
                                                           -------------  ----------  -----------  -------------
REVENUES:
  Services...............................................  $   3,469,506  $  645,169   $           $   4,114,675
  Hardware and software..................................         79,509      20,842                     100,351
                                                           -------------  ----------  -----------  -------------
                                                               3,549,015     666,011                   4,215,026
                                                           -------------  ----------  -----------  -------------

OPERATING EXPENSES:
  Cost of services.......................................      2,065,187     131,047                   2,196,234
  Cost of hardware and software..........................         50,951      11,949                      62,900
  Selling, general and administrative....................      2,154,680     485,297                   2,639,977
  Depreciation and amortization..........................        247,796      32,798     744,205       1,024,799
                                                           -------------  ----------  -----------  -------------
                                                               4,518,614     661,091     744,205       5,923,910
                                                           -------------  ----------  -----------  -------------
    Operating income (loss)..............................       (969,599)      4,920    (744,205)     (1,708,884)
                                                           -------------  ----------  -----------  -------------

OTHER INCOME (EXPENSES):
  Interest income........................................         10,746          --                      10,746
  Interest expense.......................................       (121,588)    (22,392)    113,750         (30,230)
                                                           -------------  ----------               -------------
                                                                (110,842)    (22,392)    113,750         (19,484)
                                                           -------------  ----------               -------------

NET LOSS.................................................  $  (1,080,441) $  (17,472)  $(630,455)  $  (1,728,368)
                                                           -------------  ----------  -----------  -------------
                                                           -------------  ----------  -----------  -------------

BASIC NET LOSS PER COMMON SHARE..........................  $       (0.15)                          $       (0.18)
                                                           -------------                           -------------
                                                           -------------                           -------------

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
  (Note 2)...............................................      7,000,000               2,615,381       9,615,381
                                                           -------------              -----------  -------------
                                                           -------------              -----------  -------------


  See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 JUNE 30, 1999


                                                                         INTERNET      PRO FORMA
                                                            FASTNET      UNLIMITED    ADJUSTMENTS     PRO FORMA
                                                          HISTORICAL    HISTORICAL   (SEE NOTE 3)     COMBINED
                                                         -------------  -----------  -------------  -------------
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................  $     524,671  $    45,454  $   4,349,992  $   4,920,117
  Accounts receivable, net of reserve..................      1,201,120      112,124                     1,313,244
  Other current assets.................................        135,372       15,813                       151,185
                                                         -------------  -----------  -------------  -------------
    Total current assets...............................      1,861,163      173,391      4,349,992      6,384,546
                                                         -------------  -----------  -------------  -------------
PROPERTY AND EQUIPMENT, net............................      2,232,160      210,961                     2,443,121
INTANGIBLE ASSETS......................................             --           --      4,465,228      4,465,228
OTHER ASSETS...........................................        228,871       10,302                       239,173
                                                         -------------  -----------  -------------  -------------
                                                         $   4,322,194  $   394,654  $   8,815,220  $  13,532,068
                                                         -------------  -----------  -------------  -------------
                                                         -------------  -----------  -------------  -------------

                    LIABILITIES AND
                 SHAREHOLDERS DEFICIT
CURRENT LIABILITIES:
  Current portion of long-term debt....................  $   4,072,607  $        --  $  (4,061,323) $      11,284
  Current portion of capital lease obligations.........         41,838        6,898                        48,736
  Due to shareholder...................................             --      154,554                       154,554
  Accounts payable and accrued expenses................      2,126,325       41,306        385,000      2,552,631
  Deferred revenues....................................      1,499,339      271,422                     1,770,761
                                                         -------------  -----------  -------------  -------------
    Total current liabilities..........................      7,740,109      474,180     (3,676,323)     4,537,966
                                                         -------------  -----------  -------------  -------------
LONG-TERM DEBT.........................................         43,412           --                        43,412
                                                         -------------  -----------  -------------  -------------
CAPITAL LEASE OBLIGATIONS..............................        114,070       10,706                       124,776
                                                         -------------  -----------  -------------  -------------
SHAREHOLDERS' DEFICIT:
  Common stock.........................................        545,368       93,800     12,307,511     12,946,679
  Deferred compensation................................       (109,765)          --                      (109,765)
  Accumulated deficit..................................     (3,011,000)    (154,032)       154,032     (3,011,000)
  Less--Treasury stock, at cost........................     (1,000,000)     (30,000)        30,000     (1,000,000)
                                                         -------------  -----------  -------------  -------------
    Total shareholders' (deficit) equity...............     (3,575,397)     (90,232)    12,491,543      8,825,914
                                                         -------------  -----------  -------------  -------------
                                                         $   4,322,194  $   394,654  $   8,815,220  $  13,532,068
                                                         -------------  -----------  -------------  -------------
                                                         -------------  -----------  -------------  -------------


  See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1. SIGNIFICANT ACCOUNTING POLICIES:

    There are currently no material differences in the Companies' significant accounting policies, therefore, no consideration has been given to conforming the Companies' significant accounting policies in this pro forma presentation. The Companies do not expect to have material changes to current accounting policies in connection with the transaction. For further information on the Companies significant accounting policies, see notes to the consolidated financial statements of the Companies, included elsewhere in this proxy statement.

2. LOSS FROM CONTINUING OPERATIONS PER COMMON SHARE:

    The Combined Company has presented its net loss per common share for the year ended December 31, 1998 and for the six months ended June 30, 1999 pursuant to Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share."

    Basic net loss per common share was computed by dividing the net loss by the weighted average number of shares of Common stock outstanding during the year ended December 31, 1998 and the six months ended June 30, 1999. Diluted loss per common share has not been presented, since the impact on loss per share using the treasury stock method is anti-dilutive due to the Combined Company's losses. The shares used in computing pro forma combined net loss per share reflects the following:

    - Actual weighted average common shares outstanding for the periods presented.

    - Common shares issued for the Acquisition as if the transaction occurred on January 1, 1998.

    - Common shares issued for the conversion of the principal and accrued interest on a $1,000,000 note payable to H&Q You Tools Investment Holding, L.P. as if such conversion occurred on May 14, 1999, the date of the original issuance of the note.

    - Common shares to be issued for the conversion of the $3,050,000 convertible note payable to H&Q You Tools Investment Holding, L.P. upon the consummation of the Offering as if such conversion occurred on May 28, 1998, the date of the original issuance of the note.

3. PRO FORMA ADJUSTMENTS:


    The Pro Forma Balance Sheet reflects the application of the purchase method of accounting pursuant to APB 16 for the Acquisition. The purchase price was $4,299,996 excluding transaction costs of approximately $75,000. The application of the purchase method of accounting will result in approximately $4,465,228 in excess of purchase price over net tangible deficit acquired as of June 30, 1999. Based on a preliminary analysis completed by management, it expects to allocate $2,000,000 of this amount to customer list and the remaining amount of $2,465,228 to goodwill. Customer list and goodwill are expected to be amortized on a straight-line basis over 3 years. The final allocation of the purchase price and the assignment of useful lives are subject to change.


    The Pro Forma Balance Sheet also reflects (i) the sale of the Series A Preferred, (ii) the conversion into Series A Preferred of the $1,000,000 H&Q You Tools Investment Holding, L.P. note and accrued interest thereon and (iii) the conversion of all of the outstanding Series A Preferred stock and the conversion of the $3,050,000 H&Q You Tools Investment Holding, L.P. note into Common stock, both of which will occur automatically immediately prior to the consummation of the Offering.


    The Pro Forma Statements of Operations reflect the amortization of customer list and goodwill of $1,488,410 for the year ended December 31, 1998 and $744,205 for the six months ended June 30, 1999 and the removal of interest expense related to the notes payable to H&Q You Tools Investment Holding, L.P. which have been or will be converted into Common stock.

         COMPUTATION OF PRO FORMA PURCHASE PRICE OF INTERNET UNLIMITED

Issuance of 546,984 shares of Fastnet Common stock at $7.13 per share..........  $3,899,996
Cash paid......................................................................     400,000
Transaction costs..............................................................      75,000
                                                                                 ----------
  Pro forma purchase price.....................................................   4,374,996
  Add- Deficit of Internet Unlimited at June 30, 1999..........................      90,232
                                                                                 ----------
  Excess pro forma purchase price..............................................  $4,465,228
                                                                                 ----------
                                                                                 ----------
Preliminary Allocation of Excess Purchase Price
  Customer list (3 year life)..................................................  $2,000,000
  Goodwill (3 year life).......................................................   2,465,228
                                                                                 ----------
                                                                                 $4,465,228
                                                                                 ----------
                                                                                 ----------
SUMMARY OF PRO FORMA BALANCE SHEET ADJUSTMENTS

Cash
  Sales of Series A Preferred..................................................  $4,749,992
  Payment of cash to acquire Internet Unlimited................................    (400,000)
                                                                                 ----------
    Pro forma increase in cash.................................................  $4,349,992
                                                                                 ----------
                                                                                 ----------
Accrued expenses
  Series A Preferred offering costs............................................  $  310,000
  Internet Unlimited transaction costs.........................................      75,000
                                                                                 ----------
    Pro forma increase in accrued expenses.....................................  $  385,000
                                                                                 ----------
                                                                                 ----------
Debt
  Conversion of H&Q You Tools Investment Holding, L.P., $1,000,000 note and accrued interest into Series A Preferred...................................  (1,011,323)
  Conversion of H&Q You Tools Investment Holding, L.P., $3,050,000 note into
    Common stock...............................................................  (3,050,000)
                                                                                 ----------
    Pro forma decrease in debt.................................................  $(4,061,323)
                                                                                 ----------
                                                                                 ----------
Common stock
  Acquisition of Internet Unlimited............................................  $3,899,996
  Conversion of Series A Preferred into Common stock...........................   5,761,315
  Conversion of H&Q You Tools Investment Holding, L.P. $3,050,000 note into
    Series A Preferred.........................................................   3,050,000
  Offering costs...............................................................    (310,000)
  Elimination of Internet Unlimited Common stock...............................     (93,800)
                                                                                 ----------
    Pro forma increase in Common stock.........................................  $12,307,511
                                                                                 ----------
                                                                                 ----------
Accumulated deficit
  Elimination of Internet Unlimited accumulated deficit........................  $ (154,032)
                                                                                 ----------
                                                                                 ----------
Treasury stock
  Elimination of Internet Unlimited treasury stock.............................  $  (30,000)
                                                                                 ----------
                                                                                 ----------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To FASTNET Corporation:

    We have audited the accompanying balance sheets of FASTNET Corporation (a Pennsylvania Corporation) as of December 31, 1997 and 1998, and the related statements of operations, shareholders' deficit and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FASTNET Corporation as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Philadelphia, Pa.,
  August 17, 1999

                              FASTNET CORPORATION

                                 BALANCE SHEETS

                                                                                 DECEMBER 31,
                                                                          --------------------------    JUNE 30,
                                                                              1997          1998          1999
                                                                          ------------  ------------  ------------
                                                                                                      (UNAUDITED)
                                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................................  $     88,981  $    256,782  $    524,671
  Accounts receivable, net of allowance of $14,442, $17,187 and
    $17,187.............................................................       449,662       878,523     1,201,120
  Other current assets..................................................        71,759       135,478       135,372
                                                                          ------------  ------------  ------------
      Total current assets..............................................       610,402     1,270,783     1,861,163
                                                                          ------------  ------------  ------------
PROPERTY AND EQUIPMENT, net.............................................     1,047,402     1,741,635     2,232,160
OTHER ASSETS............................................................        25,541       214,423       228,871
                                                                          ------------  ------------  ------------
                                                                          $  1,683,345  $  3,226,841  $  4,322,194
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
                            LIABILITIES AND
                         SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Line of credit........................................................  $    217,489  $         --  $         --
  Current portion of long-term debt.....................................       248,857     3,061,283     4,072,607
  Current portion of capital lease obligations..........................        31,206        52,921        41,838
  Accounts payable......................................................       879,174     1,289,156     1,827,683
  Accrued expenses......................................................        58,761       338,896       298,642
  Deferred revenues.....................................................       622,053       885,164     1,499,339
                                                                          ------------  ------------  ------------
      Total current liabilities.........................................     2,057,540     5,627,420     7,740,109
                                                                          ------------  ------------  ------------
LONG-TERM DEBT..........................................................       127,272        44,816        43,412
                                                                          ------------  ------------  ------------
CAPITAL LEASE OBLIGATIONS...............................................        30,802       118,686       114,070
                                                                          ------------  ------------  ------------
COMMITMENTS AND CONTINGENCIES (Note 7)

SHAREHOLDERS' DEFICIT:
  Preferred stock (Note 6)..............................................            --            --            --
  Common stock (Note 6).................................................       124,000       366,478       545,368
  Deferred compensation.................................................            --            --      (109,765)
  Accumulated deficit...................................................      (656,269)   (1,930,559)   (3,011,000)
  Less- Treasury stock, at cost.........................................            --    (1,000,000)   (1,000,000)
                                                                          ------------  ------------  ------------
      Total shareholders' deficit.......................................      (532,269)   (2,564,081)   (3,575,397)
                                                                          ------------  ------------  ------------
                                                                          $  1,683,345  $  3,226,841  $  4,322,194
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

        The accompanying notes are an integral part of these statements.

                              FASTNET CORPORATION

                            STATEMENTS OF OPERATIONS


                                                                                           SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                      JUNE 30,
                                        -------------------------------------------  ----------------------------
                                            1996           1997           1998           1998           1999
                                        -------------  -------------  -------------  -------------  -------------
                                                                                             (UNAUDITED)
REVENUES:
  Services............................  $   1,545,072  $   2,846,338  $   4,875,471  $   2,155,720  $   3,469,506
  Hardware and software...............        397,535        824,276        652,508        499,462         79,509
                                        -------------  -------------  -------------  -------------  -------------
                                            1,942,607      3,670,614      5,527,979      2,655,182      3,549,015
                                        -------------  -------------  -------------  -------------  -------------
OPERATING EXPENSES:
  Cost of services....................        740,186      1,771,968      2,572,732      1,066,605      2,065,187
  Cost of hardware and software.......        421,825        561,951        669,009        475,748         50,951
  Selling, general and
    administrative....................        793,336      1,445,224      3,067,740      1,177,104      2,154,680
  Depreciation and amortization.......         78,804        177,375        346,568        140,384        247,796
                                        -------------  -------------  -------------  -------------  -------------
                                            2,034,151      3,956,518      6,656,049      2,859,841      4,518,614
                                        -------------  -------------  -------------  -------------  -------------
      Operating loss..................        (91,544)      (285,904)    (1,128,070)      (204,659)      (969,599)
                                        -------------  -------------  -------------  -------------  -------------
OTHER INCOME (EXPENSE):
  Interest income.....................          1,151          1,305         15,256          6,831         10,746
  Interest expense....................        (18,587)       (38,368)      (166,831)       (54,521)      (121,588)
  Other...............................         (6,244)           901          5,355            254             --
                                        -------------  -------------  -------------  -------------  -------------
                                              (23,680)       (36,162)      (146,220)       (47,436)      (110,842)
                                        -------------  -------------  -------------  -------------  -------------
NET LOSS..............................  $    (115,224) $    (322,066) $  (1,274,290) $    (252,095) $  (1,080,441)
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
BASIC AND DILUTED NET LOSS PER COMMON
  SHARE...............................  $       (0.01) $       (0.03) $       (0.14) $       (0.02) $       (0.15)
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING..................     11,575,000     11,575,000      8,880,833     10,761,666      7,000,000
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------


        The accompanying notes are an integral part of these statements.

                              FASTNET CORPORATION

                      STATEMENTS OF SHAREHOLDERS' DEFICIT


                                                COMMON STOCK
                                          ------------------------    DEFERRED      ACCUMULATED     TREASURY
                                             SHARES       AMOUNT    COMPENSATION      DEFICIT         STOCK          TOTAL
                                          ------------  ----------  -------------  -------------  -------------  -------------
BALANCE, DECEMBER 31, 1996..............    11,575,220  $  124,000   $        --   $    (334,203) $          --  $    (210,203)
  Net loss..............................            --          --            --        (322,066)            --       (322,066)
                                          ------------  ----------  -------------  -------------  -------------  -------------
BALANCE, DECEMBER 31, 1997..............    11,575,220     124,000            --        (656,269)            --       (532,269)
  Purchase of treasury stock............    (5,787,610)         --            --              --     (1,000,000)    (1,000,000)
  Sale of Common stock..................     1,000,000     200,000            --              --             --        200,000
  Issuance of Common stock to employees
    for compensation....................       212,390      42,478            --              --             --         42,478
  Net loss..............................            --          --            --      (1,274,290)            --     (1,274,290)
                                          ------------  ----------  -------------  -------------  -------------  -------------
BALANCE, DECEMBER 31, 1998..............     7,000,000     366,478            --      (1,930,559)    (1,000,000)    (2,564,081)
  Issuance of Common stock options below
    fair value (unaudited)..............            --     178,890      (178,890)             --             --             --
  Amortization of deferred compensation
    (unaudited).........................            --          --        69,125              --             --         69,125
  Net loss (unaudited)..................            --          --            --      (1,080,441)            --     (1,080,441)
                                          ------------  ----------  -------------  -------------  -------------  -------------
BALANCE, JUNE 30, 1999 (unaudited)......     7,000,000  $  545,368   $  (109,765)  $  (3,011,000) $  (1,000,000) $  (3,575,397)
                                          ------------  ----------  -------------  -------------  -------------  -------------
                                          ------------  ----------  -------------  -------------  -------------  -------------


        The accompanying notes are an integral part of these statements.

                              FASTNET CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                             SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,              JUNE 30,
                                        --------------------------------  ----------------------
                                          1996       1997        1998        1998        1999
                                        ---------  ---------  ----------  ----------  ----------
                                                                               (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss............................  $(115,224) $(322,066) $(1,274,290) $ (252,095) $(1,080,441)
  Adjustments to reconcile net loss to
    net cash provided by (used in)
    operating activities-
    Depreciation and amortization.....     78,804    177,375     346,568     140,384     247,796
    Stock-based compensation
      expense.........................         --         --      42,478      42,478          --
    Amortization of deferred
      compensation....................         --         --          --          --      69,125
    Changes in operating assets and
      liabilities--
      Decrease (increase) in assets--
        Accounts receivable...........   (176,554)  (216,190)   (428,861)   (250,961)   (322,597)
        Other current assets..........      4,603    (88,079)   (252,601)   (303,829)    (14,342)
      Increase (decrease) in
        liabilities--
        Accounts payable and accrued
          expenses....................    277,067    533,819     689,616    (301,911)    498,273
        Deferred revenues.............    106,822    398,556     263,111     163,608     614,175
                                        ---------  ---------  ----------  ----------  ----------
          Net cash provided by (used
            in) operating
            activities................    175,518    483,415    (613,979)   (762,326)     11,989
                                        ---------  ---------  ----------  ----------  ----------
INVESTING ACTIVITIES:
  Purchases of property and
    equipment.........................   (331,153)  (690,352)   (899,996)   (198,915)   (738,321)
                                        ---------  ---------  ----------  ----------  ----------
FINANCING ACTIVITIES:
  Proceeds from long-term debt........    381,873    215,599   3,344,000   3,300,000   1,000,000
  Repayments of long-term debt........   (296,960)   (46,049)   (615,920)   (609,258)     (3,259)
  Repayments of capital lease
    obligations.......................     (3,800)   (22,712)    (28,815)    (14,135)     (2,520)
  Net borrowings (repayments) of line
    of credit.........................     97,000    120,489    (217,489)   (217,489)         --
  Purchase of treasury stock..........         --         --  (1,000,000) (1,000,000)         --
  Proceeds from sale of Common
    stock.............................         --         --     200,000     200,000          --
                                        ---------  ---------  ----------  ----------  ----------
          Net cash provided by
            financing activities......    178,113    267,327   1,681,776   1,659,118     994,221
                                        ---------  ---------  ----------  ----------  ----------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS.........................     22,478     60,390     167,801     697,877     267,889
CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD...........................      6,113     28,591      88,981      88,981     256,782
                                        ---------  ---------  ----------  ----------  ----------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD..............................  $  28,591  $  88,981  $  256,782  $  786,858  $  524,671
                                        ---------  ---------  ----------  ----------  ----------
                                        ---------  ---------  ----------  ----------  ----------

        The accompanying notes are an integral part of these statements.

                              FASTNET CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

         (INFORMATION AS OF JUNE 30, 1999, AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1999 AND 1998, IS UNAUDITED)

1. THE COMPANY:

    FASTNET Corporation (formerly You Tools Corporation) ("FASTNET" or the "Company"), a Pennsylvania corporation, has been providing Internet access services to its customers since 1994.The Company is a growing Internet services provider targeting small and medium sized enterprises in selected high growth secondary markets in the mid-Atlantic area of the United States. The Company complements its Internet access services by delivering a wide range of enhanced products and services that are designed to meet the needs of its target customer base.

    As of June 30, 1999, the Company had a working capital deficit of $5,878,946 and accumulated losses of $3,011,000. The Company has incurred losses since inception and continues to incur losses in 1999. The Company intends to expand its operation into new regions in the northeastern United States and eventually across the entire country. To do so, the Company plans to construct and deploy new facilities, increase its sales and marketing operations and enhance its internal systems. The Company is subject to those risks associated with companies in the early stages of development. The Company's future results of operations involve a number of risks and uncertainties. Factors that could affect the Company's future operating results and cause actual results to vary materially from expectations include, but are not limited to, dependence on major customers, risks from competition, new products and technological change, dependence on key personnel, and potential year 2000 issues.

    In August 1999, FASTNET sold 666,198 shares of Series A Convertible Preferred stock ("Series A Preferred") to certain investors at $7.13 per share. The Series A Preferred will convert into Common stock immediately prior the consummation of FASTNET's initial public offering. The proceeds from the sales of the Series A Preferred were $4,439,992, net of offering costs of $310,000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

INTERIM FINANCIAL STATEMENTS

    The financial statements for the six months ended June 30, 1998 and 1999 are unaudited, and in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position as of June 30, 1999 and the results of its operations for the six months ended June 30, 1998 and 1999. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              FASTNET CORPORATION

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are provided on the straight-line basis over the estimated useful lives of the respective assets, which range from 5 to 7 years. Maintenance, repairs and minor replacements are charged to expense as incurred.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Carrying amounts of financial instruments held by the Company, which include cash equivalents, accounts receivable, other current assets, accounts payable, accrued expenses and deferred revenue, are reflected in the accompanying financial statements at fair value due to the short-term nature of those instruments. The carrying amount of long-term debt approximates fair value on the balance sheet dates.

IMPAIRMENT OF LONG-LIVED ASSETS

    In 1996, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." The Company reviews its long-lived assets, primarily property and equipment, for impairment, whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets. Impairment is measured at fair value. There have been no such asset impairments.

REVENUE RECOGNITION

    Revenues include one-time and ongoing charges to customers for accessing the Internet. One-time charges relate to porting, initial connection or other related fees and are recognized as revenue when the Company completes the process, typically when the customer is set up for initial or expanded service. The Company recognizes ongoing access revenue over the period the services are provided. The Company offers contracts for Internet access that are generally paid for in advance by customers. The Company has deferred revenue recognition on these advance payments and recognizes this revenue on a straight-line basis over the service period.


    Revenues also include revenues from the resale of products, including hardware and software, revenues derived from web hosting services and other revenues. The Company recognizes product sales revenue when the equipment is shipped to the customer. The Company sells its Web hosting and related services for contractual periods ranging from one to twelve months. These contracts generally are cancelable by either party without penalty. Revenues from these contracts are recognized ratably over the contractual period as services are provided. Incremental fees for excess bandwidth usage and data storage are billed and recognized as revenues in the period customers utilized such services. Revenues include network installation, maintenance and consulting services. These services are provided on a time-and-material basis and revenues are recognized based upon time (at established rates) and other direct costs as incurred.

                              FASTNET CORPORATION

ADVERTISING

    All advertising costs are expensed as incurred. Advertising expenses for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999 amounted to $105,053, $243,104, $625,264, $147,264 and $209,960,
respectively.

COST OF REVENUES


    Cost of revenues includes telecommunications charges and other charges incurred in the delivery and support of services, including personnel costs in the Company's operations support function, as well as equipment costs related to hardware and software sales. The telecommunications component of cost of revenues was $671,578, $395,002, $651,526, $965,170 and $1,719,681 for the years ended December 31, 1996, 1997, and 1998, and the six months ended June 30, 1998 and 1999, respectively.


INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates that are expected to be in effect when the differences reverse.

    At December 31, 1998, the Company had a net operating loss carryforward for federal income tax purposes of approximately $1,450,000. The net operating loss carryforward will begin to expire in 2010. The Company's utilization of its loss carryforward could be limited pursuant to the Tax Reform Act of 1986, due to cumulative changes in ownership in excess of 50%.

    The Company has a net deferred tax asset primarily related to the net operating loss carryforward and timing differences between the financial reporting and tax accounting treatment of certain expenses. Due to the Company's history of operating losses, the realization of the deferred tax asset is uncertain. The Company has; therefore, provided a full valuation allowance against the net deferred tax asset.

NET LOSS PER COMMON SHARE

    The Company has presented net loss per share pursuant to SFAS No. 128, "Earnings per Share," and the Securities and Exchange Commission Staff Accounting Bulletin No. 98. Basic loss per share was computed by dividing net loss by the weighted average number of shares of Common stock outstanding during the period. Diluted loss per share has not been presented, since the impact on loss per share using the treasury stock method is antidilutive due to the Company's losses.

MAJOR CUSTOMERS

    The Company derived revenues of approximately 18% from its largest customer for the year ended December 31, 1996, 23% and 13% from its two largest customers for the year ended December 31, 1997, 11% from its largest customer for the six months ended June 30, 1998, and 20% and 10% from its two largest customers for the six months ended June 30, 1999. The Company had no other customer which exceeded 10% of revenues in 1996, 1997, 1998 or the six months ended June 30, 1998 and 1999.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash balances and trade receivables. The Company invests its excess cash with federally insured banks. The Company does not require collateral from its customers.

SUPPLEMENTAL CASH FLOW INFORMATION

    For the years ended December 31, 1996, 1997 and 1998, and the six months ended June 30, 1998 and 1999, the Company paid interest of $18,540, $36,281, $171,101, $58,208 and $112,383, respectively. For the years ended December 31, 1997, 1998 and for the six months ended June 30, 1998, the Company paid income taxes of $23,069, $103,187 and $85,581, respectively; these amounts are included in other current assets in the accompanying balance sheets at June 30, 1999, as the Company expects these amounts to be refunded. For the year ended December 31, 1996 and for the six months ended June 30, 1999, the Company paid no income taxes.

STOCK-SPLIT


    On May 28, 1998, the Company effected a 24,115-for-1 split. All references in the financial statements to the number of shares and to per share amounts have been retroactively restated to reflect this change.


3.  PROPERTY AND EQUIPMENT:

                                                             DECEMBER 31,
                                                      --------------------------    JUNE 30,
                                                          1997          1998          1999
                                                      ------------  ------------  ------------
                                                                    (UNAUDITED)
Equipment...........................................  $    920,610  $  1,591,667  $  2,063,766
Computer equipment..................................       272,084       359,095       456,687
Computer software...................................        77,745       133,385       177,390
Furniture and fixtures..............................        52,004       153,510       209,100
Leasehold improvements..............................        14,209       125,109       204,806
                                                      ------------  ------------  ------------
                                                         1,336,652     2,362,766     3,111,749

Less--Accumulated depreciation and amortization.....      (289,250)     (621,131)     (879,589)
                                                      ------------  ------------  ------------
                                                      $  1,047,402  $  1,741,635  $  2,232,160
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    Depreciation and amortization expense for the years ended December 31, 1996, 1997 and 1998, and the six months ended June 30, 1998 and 1999 was $78,804, $177,375, $346,568, $140,384 and $247,796, respectively. The net carrying value of property and equipment under capital leases was $79,919, $188,883 and $166,372 at December 31, 1997 and 1998 and June 30, 1999, respectively.

4.  LINE OF CREDIT:

    The Company had a $500,000 line of credit with a bank. The line was paid in full in May 1998 with the proceeds from a convertible note (see Note 5) and was immediately cancelled.

5.  DEBT:

                                                            DECEMBER 31,
                                                     --------------------------    JUNE 30,
                                                        1997          1998           1999
                                                     -----------  -------------  -------------
                                                                                  (UNAUDITED)
Convertible Notes Payable..........................  $        --  $   3,050,000  $   4,061,323
Demand Note Payable................................      200,000             --             --
Term Loans.........................................      176,129         56,099         54,696
                                                     -----------  -------------  -------------
                                                         376,129      3,106,099      4,116,019
Less--Current portion..............................     (248,857)    (3,061,283)    (4,072,607)
                                                     -----------  -------------  -------------
                                                     $   127,272  $      44,816  $      43,412
                                                     -----------  -------------  -------------
                                                     -----------  -------------  -------------

    On May 28, 1998, the Company sold a $3,050,000 convertible note (the "Convertible Note"), and a warrant to purchase 1,000,000 shares of Common stock at an exercise price of $1.50 per share to an investor. The investor also purchased 1,000,000 shares of Common stock (see Note 6). The Black-Scholes pricing model calculated a minimal value for the warrants; therefore, no proceeds were assigned to the warrant.

    The Convertible Note bears interest at 7% and is convertible into Common stock at the option of the investor at any time prior to maturity at $1.50 per share subject to adjustment, as defined. The Convertible Note is secured by substantially all of the assets of the Company. Interest on the Convertible Note is payable quarterly in arrears. The Convertible Note matures on November 30, 1999. On August 9, 1999, the investor agreed to extend the maturity of the Convertible Note to January 31, 2001. The investor also agreed to convert the Convertible Note into 2,033,334 shares of Common stock immediately prior to the consummation of the Offering.

    On May 14, 1999, the Company sold a $1,000,000 convertible note to an investor (the "May 14(th) Convertible Note"). The May 14(th) Convertible Note bears interest at 7%, and both principal and accrued interest are convertible at the option of the holder at any time prior to maturity at rates subject to adjustment based on the future sales price of the Company's Common stock. Accrued interest at June 30, 1999 was $11,323 and such amount has been recorded as debt on the accompanying balance sheet. In August 1999, this investor converted the May 14(th) Convertible Note together with accrued and unpaid interest on the note into 142,431 shares of Series A Preferred.

    In 1997, the Company received a $21,873 term note from a financing company, bearing interest at 10.75%. The outstanding balance at December 31, 1998 was $14,772.

    In 1998, the Company received a $44,000 term note from a bank, bearing interest at 9%. The outstanding balance at December 31, 1998 was $41,828. Future maturities on this term note are $7,096, $8,200, $8,969, $9,811, and $7,752 and are due in 1999, 2000, 2001, 2002, and 2003, respectively.

    In 1998, the Company received a $250,000 note from a customer bearing 7.5% interest. The note was paid off in May 1998.

    In 1997, the Company issued a $200,000 demand note bearing 8.0% interest to a company controlled by a shareholder of FASTNET. The note was repaid in May 1998 with the proceeds from the Convertible Note.

6.  SHAREHOLDERS' EQUITY:

COMMON STOCK


    The Company has 50,000,000 authorized shares of no par value Common stock. The Company had 11,575,220 shares outstanding on December 31, 1997 and 7,000,000 shares outstanding on December 31, 1998.



    In May 1998, the Company purchased 5,787,610 shares of Common stock from certain employee shareholders (the "Sellers") of the Company. Subsequently in May 1998, the Company sold 1,000,000 shares to an investor. The Company has recorded the purchase from the Sellers as a purchase of treasury stock. Also, in May 1998, the investor purchased a $3,050,000 note from the Company and received a warrant to purchase 1,000,000 shares of Common stock for $1,500,000 (see Note
5). Also in May 1998, the Company issued 212,390 shares of fully vested Common stock to certain employees. In connection with issuing these vested shares, the Company charged $42,478 to compensation expense, the value of the 212,390 shares. This expense is included within selling, general and administrative expenses in the accompanying statements of operations.


PREFERRED STOCK

    The Company has 10,000,000 authorized shares of no par value Preferred stock. The Company designated and issued 808,629 shares as Series A Preferred in August 1999 (see Note 1).

COMMON STOCK OPTIONS

    In March 1999, the Company approved the 1999 Equity Compensation Plan (the "1999 Plan"). The 1999 Plan provides for the issuance of up to 1,000,000 shares of Common stock for incentive stock options ("ISOs"), nonqualified stock options ("NQSOs") and restricted shares. ISOs are granted with exercise prices at or above fair value as determined by the Board of Directors. NQSOs are granted with exercise prices determined by the Board of Directors. Each option expires on such date as the Board of Directors may determine, generally ten years.


    The Company applies Accounting Principal Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and the related interpretations in accounting for options issued under the 1999 Plan. Accordingly, compensation expense is recognized for the intrinsic value (the difference between the exercise price and the fair value of the Company's stock) on the date of grant. Compensation, if any, is deferred and charged to expense over the respective vesting period. The Company issued options to purchase 110,000 shares of Common stock for $2.50 per share in May 1999, at this time the fair value of the Company's Common stock was $4.00 per share. The Company issued options to purchase 3,000 shares of Common stock for $2.50 per share in June 1999, at this time the fair value of the Company's Common stock was $7.13 per share. These options vest over periods ranging from one to five years. As a result of these option grants, deferred compensation of $178,890 was recorded as additional paid-in capital for the six months ended June 30, 1999, and the resulting amortization expense as a result of its amortization was $69,125 in the same period.


    Under SFAS No. 123, "Accounting for Stock-Based Compensation," compensation cost related to stock options granted to employees is computed based on the value of the stock option at the date of grant using an option valuation methodology, typically the Black-Scholes pricing model. SFAS No. 123 can be applied either by recording the fair value of the options or by continuing to record the APB No. 25 value and disclosing the SFAS No. 123 impact on a pro forma basis. The Company has elected the disclosure method of SFAS No. 123.

    Information with respect to outstanding options under the 1999 Plan is as follows:


                                             OPTIONS
                                            AVAILABLE                                  AVERAGE
                                               FOR       OUTSTANDING                  EXERCISE
                                              GRANT        OPTIONS     PRICE RANGE      PRICE
                                           ------------  -----------  -------------  -----------
Plan inception, March 3, 1999............    1,000,000           --       $      --   $      --
  Granted................................     (563,000)     563,000     $1.50-$2.50   $    1.70
                                           ------------  -----------  -------------       -----
Outstanding, June 30, 1999...............      437,000      563,000     $1.50-$2.50   $    1.70
                                           ------------  -----------  -------------       -----
                                           ------------  -----------  -------------       -----


    As of June 30, 1999, there were 295,000 options vested under the 1999 Plan.

WARRANTS

    In May 1998, the Company issued a warrant to an investor to purchase 1,000,000 shares of Common stock at an exercise price of $1.50 per share (see
Note 5). This warrant is currently exercisable and expires in May 2005.

7.  COMMITMENTS AND CONTINGENCIES:

LEASES

    The Company leases office space and equipment under capital and operating leases expiring through August 2005. Rent expense under the operating leases was $40,384, $221,851, $542,447, $210,420, and $466,716 during 1996, 1997, 1998, and the six months ended June 30, 1998 and 1999, respectively. The interest rates implicit in the capital leases range from 6.6% to 12.7%. Future minimum lease payments as of December 31, 1998, are as follows:

                                                                       CAPITAL     OPERATING
                                                                        LEASES       LEASES
                                                                      ----------  ------------
1999................................................................  $   55,357  $    841,273
2000................................................................      27,304       687,059
2001................................................................      28,608       417,396
2002................................................................      28,608       129,564
2003................................................................      28,608       131,004
2004 and thereafter.................................................       7,151       218,340
                                                                      ----------  ------------
Total minimum lease payments........................................     175,636  $  2,424,636
                                                                                  ------------
                                                                                  ------------
Less--Imputed interest                                                    (4,029)
                                                                      ----------
                                                                      ----------
Present value of future minimum lease payments......................     171,607
Less--Current portion...............................................     (52,921)
                                                                      ----------
                                                                      $  118,686
                                                                      ----------
                                                                      ----------

LITIGATION

    From time-to-time, the Company is involved in certain legal actions arising in the ordinary course of business. In the Company's opinion, based on the advise of counsel, the outcome of such actions will not have a material adverse effect on the Company's future financial position or results of operations.

8.  ACQUISITION

    On July 30, 1999, the Company acquired 100% of the capital stock of Internet Unlimited, Inc., a provider of Web hosting and collocation services, for approximately $400,000 in cash and 546,984 shares of Common stock with estimated transaction costs of $75,000. The acquisition will be accounted for using the purchase method of accounting pursuant to APB No. 16 "Accounting for Business Combinations." The Company expects the excess of purchase price over the fair value of net liabilities acquired to be approximately $4,500,000. The Company expects to allocate the excess purchase price to customer list and goodwill.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Internet Unlimited, Inc.:

    We have audited the accompanying balance sheets of Internet Unlimited, Inc. (a Pennsylvania Corporation) as of December 31, 1997 and 1998, and the related statements of operations, shareholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Unlimited, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Philadelphia, Pa.,
  July 30, 1999

                            INTERNET UNLIMITED, INC.

                                 BALANCE SHEETS

                                                                                   DECEMBER 31,
                                                                              ----------------------   JUNE 30,
                                                                                 1997        1998        1999
                                                                              ----------  ----------  -----------
                                                                                                      (UNAUDITED)
                                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................................  $    3,639  $    2,614   $  45,454
  Accounts receivable.......................................................      85,144     134,448     112,124
  Other current assets......................................................      15,028      23,207      15,813
                                                                              ----------  ----------  -----------
    Total current assets....................................................     103,811     160,269     173,391
                                                                              ----------  ----------  -----------
PROPERTY AND EQUIPMENT, net.................................................      94,380     128,770     210,961
OTHER ASSETS................................................................      11,322       5,069      10,302
                                                                              ----------  ----------  -----------
                                                                              $  209,513  $  294,108   $ 394,654
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

                                      LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Current portion of capital lease obligations..............................  $       --  $       --   $   6,898
  Accounts payable and accrued expenses.....................................      27,167      31,310      41,306
  Deferred revenues.........................................................     123,308     185,004     271,422
  Due to shareholder........................................................     115,550     150,554     154,554
                                                                              ----------  ----------  -----------
    Total current liabilities...............................................     266,025     366,868     474,180
                                                                              ----------  ----------  -----------
CAPITAL LEASE OBLIGATIONS...................................................          --          --      10,706
                                                                              ----------  ----------  -----------
COMMITMENTS (Note 6)
SHAREHOLDERS' DEFICIT:
  Common stock, no par value, 1,000 shares authorized, 100, 67, and 67 shares issued and outstanding at December 31, 1997 and 1998, and June
    30, 1999, respectively..................................................      93,800      93,800      93,800
  Accumulated deficit.......................................................    (150,312)   (136,560)   (154,032)
  Less--Treasury stock, at cost, 33 shares..................................          --     (30,000)    (30,000)
                                                                              ----------  ----------  -----------
    Total shareholders' deficit.............................................     (56,512)    (72,760)    (90,232)
                                                                              ----------  ----------  -----------
                                                                              $  209,513  $  294,108   $ 394,654
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

        The accompanying notes are an integral part of these statements.

                            INTERNET UNLIMITED, INC.

                            STATEMENTS OF OPERATIONS

                                                          YEAR ENDED         SIX MONTHS ENDED
                                                         DECEMBER 31,            JUNE 30,
                                                     --------------------  --------------------
                                                       1997       1998       1998       1999
                                                     ---------  ---------  ---------  ---------
                                                                               (UNAUDITED)
REVENUES:..........................................  $ 523,528  $ 721,005  $ 318,902  $ 666,011
OPERATING EXPENES:
    Cost of revenues (see Note 2)..................    224,045    207,116    109,731    142,996
    Selling general and administrative.............    381,947    449,000    151,380    485,297
    Depreciation and amortization..................     21,766     32,840     15,019     32,798
                                                     ---------  ---------  ---------  ---------
                                                       627,758    688,956    276,130    661,091
                                                     ---------  ---------  ---------  ---------
        Operating income (loss)....................   (104,230)    32,049     42,772      4,920
INTEREST EXPENSE...................................     10,407     18,297      6,841     22,392
                                                     ---------  ---------  ---------  ---------
NET INCOME (LOSS)..................................  $(114,637) $  13,752  $  35,931  $ (17,472)
                                                     ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------

        The accompanying notes are an integral part of these statements.

                            INTERNET UNLIMITED, INC.

                      STATEMENTS OF SHAREHOLDERS' DEFICIT

                                                           COMMON STOCK
                                                      ----------------------  ACCUMULATED
                                                        SHARES      AMOUNT      DEFICIT     TREASURY STOCK    TOTAL
                                                      -----------  ---------  ------------  --------------  ----------
BALANCE, DECEMBER 31, 1996..........................         100   $  37,100   $  (35,675)   $         --   $    1,425
  Contribution of Common stock by
    an officer......................................         (63)     56,700           --         (56,700)          --
  Issuance of Common stock to employees for
    compensation....................................          63          --           --          56,700       56,700
  Net loss..........................................          --          --     (114,637)             --     (114,637)
                                                             ---   ---------  ------------  --------------  ----------
BALANCE, DECEMBER 31, 1997..........................         100      93,800     (150,312)             --      (56,512)
  Purchase of treasury stock........................         (33)         --           --         (30,000)     (30,000)
  Net income........................................          --          --       13,752              --       13,752
                                                             ---   ---------  ------------  --------------  ----------
BALANCE, DECEMBER 31, 1998..........................          67      93,800     (136,560)        (30,000)     (72,760)
  Net loss (unaudited)..............................          --          --      (17,472)             --      (17,472)
                                                             ---   ---------  ------------  --------------  ----------
BALANCE, JUNE 30, 1999 (unaudited)..................          67   $  93,800   $ (154,032)   $    (30,000)  $  (90,232)
                                                             ---   ---------  ------------  --------------  ----------
                                                             ---   ---------  ------------  --------------  ----------

        The accompanying notes are an integral part of these statements.

                            INTERNET UNLIMITED, INC.

                            STATEMENTS OF CASH FLOWS

                                                             YEAR ENDED         SIX MONTHS ENDED
                                                            DECEMBER 31,            JUNE 30,
                                                        --------------------  --------------------
                                                          1997       1998       1998       1999
                                                        ---------  ---------  ---------  ---------
                                                                                  (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss)...................................  $(114,637) $  13,752  $  35,931  $ (17,472)
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities-
    Depreciation and amortization.....................     21,766     32,840     15,019     32,798
    Stock-based compensation expense..................     56,700         --         --         --
    Changes in operating assets and liabilities-
      Decrease (increase) in assets--
        Accounts receivable...........................    (48,262)   (49,304)    22,937     22,324
        Other current assets..........................    (17,501)    (7,523)    11,686       (637)
      Increase (decrease) in liabilities--
        Accounts payable and accrued expenses.........     20,259      4,143     (6,959)     9,996
        Deferred revenues.............................     69,479     61,696      9,537     86,418
                                                        ---------  ---------  ---------  ---------
          Net cash (used in) provided by operating
            activities................................    (12,196)    55,604     88,151    133,427
                                                        ---------  ---------  ---------  ---------
INVESTING ACTIVITIES:
  Purchases of property and equipment.................    (78,232)   (61,633)   (42,471)   (90,234)
                                                        ---------  ---------  ---------  ---------
FINANCING ACTIVITIES:
  Proceeds from shareholder loan......................     94,996     40,000     20,000     34,000
  Repayments on shareholder loan......................         --     (4,996)   (34,996)   (30,000)
  Repayments of capital lease obligations.............     (1,943)        --         --     (4,353)
  Purchase of treasury stock..........................         --    (30,000)   (24,000)        --
                                                        ---------  ---------  ---------  ---------
          Net cash provided by (used in) financing
            activities................................     93,053      5,004    (38,996)      (353)
                                                        ---------  ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.........................................      2,625     (1,025)     6,684     42,840
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD........      1,014      3,639      3,639      2,614
                                                        ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD..............  $   3,639  $   2,614  $  10,323  $  45,454
                                                        ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------

        The accompanying notes are an integral part of these statements.

                            INTERNET UNLIMITED, INC.
                         NOTES TO FINANCIAL STATEMENTS
         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 1998 IS UNAUDITED)

1. THE COMPANY:

    Internet Unlimited, Inc. (the "Company"), a Pennsylvania corporation, commenced operations in 1995 as a partnership. The Company provides Web hosting and collocation services.

    As of June 30, 1999, the Company had a working capital deficit of $300,789 and accumulated losses of $154,032. The Company has incurred losses since inception and continues to incur losses in 1999. The Company intends to invest in expanding its network operations center, marketing, promotion, and development of its infrastructure. The Company's future results of operations involve a number of risks and uncertainties. Factors that could affect the Company's future operating results and cause actual results to vary materially from expectations include, but are not limited to, risks from competition, new products and technological change, dependence on key personnel, availability of capital, and potential year 2000 issues.

    On July 30, 1999, FASTNET Corporation ("FASTNET") purchased all of the outstanding capital stock of the Company pursuant to a definitive merger agreement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

INTERIM FINANCIAL STATEMENTS

    The financial statements for the six months ended June 30, 1998 and 1999 are unaudited, and in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position as of June 30, 1999 and the results of its operations for the six months ended June 30, 1998 and 1999. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are provided generally on the straight-line basis over the estimated useful lives of the respective assets, which is currently 5 years for all assets. Maintenance, repairs and minor replacements are charged to expense as incurred.

                            INTERNET UNLIMITED, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS

    Carrying amounts of financial instruments held by the Company, which include cash equivalents, accounts receivable, other current assets, accounts payable, accrued expenses and deferred revenues, are reflected in the accompanying financial statements at fair value due to the short-term nature of those instruments.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company follows Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." The Company reviews its long-lived assets, primarily property and equipment, for impairment, whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets. Impairment is measured at fair value. There have been no such asset impairments.

REVENUE RECOGNITION

    The Company recognizes ongoing Web hosting and collocation services revenue over the period the services are provided. The Company offers contracts for Web hosting and collocation services that are generally paid for in advance by customers. The Company has deferred revenue recognition on these advance payments and records the amounts to revenue on a straight-line basis over the service period.

COST OF REVENUES

    Cost of revenues includes initial set-up and recurring Web hosting charges, telecommunications charges and other charges incurred in the delivery and support of services. The Company uses FASTNET for all telecommunication services. The telecommunications component of cost of revenues was $106,172, $123,800, $58,750 and $87,080 for the years ended December 31, 1997 and 1998, and for the six months ended June 30, 1998 and 1999, respectively.

ADVERTISING EXPENSES

    All advertising costs are expensed as incurred. Advertising expenses for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1998 and 1999 amounted to $7,267, $65,193, $4,425 and $77,304, respectively.

INCOME TAXES

    From inception to June 30, 1996, the Company was a partnership. Effective July 1, 1996, the Company elected to be taxed under Subchapter S of the Internal Revenue Code. As a result, the Company was not subject to federal or state income taxes, and the taxable loss or income of the Company was included in the shareholders' individual tax returns.

                            INTERNET UNLIMITED, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash balances. The Company invests its excess cash with federally insured banks. The Company does not require collateral from its customers.

SUPPLEMENTAL CASH FLOW INFORMATION

    For the years ended December 31, 1997 and 1998, and the six months ended June 30, 1998 and 1999, the Company paid cash for interest of $1,690, $2,433, $0 and $3,592, respectively.

3. PROPERTY AND EQUIPMENT:

                                                               DECEMBER 31,
                                                          ----------------------   JUNE 30,
                                                             1997        1998        1999
                                                          ----------  ----------  -----------
                                                                                  (UNAUDITED)
Equipment...............................................  $  113,919  $  175,552   $ 264,931
Leasehold improvements..................................          --          --      18,310
Furniture and fixtures..................................          --          --       4,502
                                                          ----------  ----------  -----------
                                                             113,919     175,552     287,743
Less--Accumulated depreciation..........................     (19,539)    (46,782)    (76,782)
                                                          ----------  ----------  -----------
                                                          $   94,380  $  128,770   $ 210,961
                                                          ----------  ----------  -----------
                                                          ----------  ----------  -----------

    Depreciation and amortization expense for the years ended December 31, 1997 and 1998, and the six months ended June 30, 1998 and 1999 was $21,766, $32,840, $15,019 and $32,798, respectively. The net carrying value of property and equipment under capital leases was zero, zero and $20,312 at December 31, 1997 and 1998, and June 30, 1999, respectively.

4. DUE TO SHAREHOLDERS:

    During 1997 and 1998, a certain officer/shareholder made loans to the Company through personal borrowing from a bank. The borrowings are due on demand. The Company pays interest on such borrowings at an annual rate of 6%, payable monthly. The Company had $115,550 and $150,554 outstanding under these loans at December 31, 1997 and 1998, respectively.

5. SHAREHOLDERS' EQUITY:

COMMON STOCK

    In 1997, an officer/shareholder of the Company contributed 63 shares of Common stock to the Company with a fair value of $56,700. As a result of the transaction, the Company recorded an increase to Common stock for the fair value of these shares with an offset to treasury stock. Immediately following this contribution, the Company distributed these 63 shares of Common stock equally among the other shareholders/officers of the Company. The distribution was recorded as compensation expense for the fair value of the Common stock distributed.

                            INTERNET UNLIMITED, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. COMMITMENTS:

LEASES

    The Company leases office space under a non-cancelable operating lease, expiring in 2002. Rent expense under the operating lease was $21,382, $34,270, $18,136, and $35,298 during 1997, 1998, and the six months ended June 30, 1998 and 1999, respectively. Future minimum lease payments as of December 31, 1998, are as follows:

                                                                                    OPERATING
                                                                                      LEASES
                                                                                    ----------
1999..............................................................................  $   38,721
2000..............................................................................      39,785
2001..............................................................................      40,848
2002..............................................................................      24,360
                                                                                    ----------
Total minimum lease payments......................................................  $  143,714
                                                                                    ----------
                                                                                    ----------

                                4,000,000 SHARES


                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                  ING BARINGS
                           SOUNDVIEW TECHNOLOGY GROUP
                                  FAC/EQUITIES


                                 DLJDIRECT INC.


                                         , 1999

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses (other than underwriting discounts and commissions) payable in connection with this offering are as follows:


Securities and Exchange Commission registration fee.............  $  15,346
NASD filing fee.................................................      5,500
Nasdaq filing fee...............................................     30,000
Printing and engraving expenses.................................    240,000
Legal fees and expenses.........................................    400,000
Accounting fees and expenses....................................    500,000
Blue Sky fees and expenses (including legal fees)...............      2,500
Transfer agent and rights agent and registrar fees and
  expenses......................................................     20,000
Miscellaneous...................................................    386,654
                                                                  ---------
    Total.......................................................  $1,600,000
                                                                  ---------
                                                                  ---------



    All expenses are estimated except for the Securities and Exchange Commission fee and the NASD fee.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Amended and Restated Articles of Incorporation provide that pursuant to and to the extent permitted by Pennsylvania law, the Registrant's directors shall not be personally liable for monetary damages for breach of any duty owed to the Registrant and its shareholders. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Pennsylvania law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving knowing violations of law, or for actions resulting in improper personal benefit to the director. The provision also does not affect a director's responsibilities under any other law, such as federal securities laws or state or federal environmental laws. The Registrant's Second Amended and Restated Bylaws provide that the Registrant shall indemnify its officers and directors to the fullest extent permitted by Pennsylvania law, including some instances in which indemnification is otherwise discretionary under Pennsylvania law. Pennsylvania law permits the Registrant to provide similar indemnification to employees and agents who are not directors or officers. The determination of whether an individual meets the applicable standard of conduct may be made by the disinterested directors, independent legal counsel or the shareholders. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in the right of the Registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

    In general, any officer or director of the Registrant shall be indemnified by the Registrant against expenses including attorneys' fees, judgments, fines and settlements actually and reasonably incurred by that person in connection with a legal proceeding as a result of such relationship, whether or not the indemnified liability arises from an action by or in the right of the Registrant, if the officer or director acted in good faith, and in the manner believed to be in or not opposed to the Registrant's best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Such indemnity is limited to the extent that (i) such person is not otherwise indemnified and (ii) such indemnifications are not prohibited by Pennsylvania law or any other applicable law.

    Any indemnification under the previous paragraph (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon the determination that indemnification of the director or officer is proper in the circumstances because that person has met the applicable standard of conduct set forth above. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum of disinterested directors who are not parties to such action or (ii) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion. To the extent that a director or officer of the Registrant shall be successful in prosecuting an indemnity claim, the reasonable expenses of any such person and the fees and expenses of any special legal counsel engaged to determine the possibility of indemnification shall be borne by the Registrant.

    Expenses incurred by a director or officer of the Registrant in defending a civil or criminal action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that person is not entitled to be indemnified by the Registrant as authorized by our Bylaws.

    The indemnification and advancement of expenses provided by, or granted pursuant to Article 10 of our Bylaws is not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled, both as to action in that person's official capacity and as to action in another capacity while holding such office.

    The Board of Directors has the power to authorize the Registrant to purchase and maintain insurance on behalf of the Registrant and others to the extent that power to do so has not been prohibited by Pennsylvania law, create any fund to secure any of its indemnification obligations and give other indemnification to the extent permitted by law. The obligations of the Registrant to indemnify a director or officer under Article 10 of our Bylaws is a contract between the Registrant and such director or officer and no modification or repeal of our Bylaws shall detrimentally affect such officer or director with regard to that person's acts or omissions prior to such amendment or repeal.

    The Registrant intends to purchase insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Registrant.

    The Underwriting Agreement provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers, and controlling persons of the Registrant against certain liabilities, including liabilities
under the Securities Act. Reference is made to Section   of the form of
Underwriting Agreement which will be filed by amendment as Exhibit 1.1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    In the preceding three years, the Registrant has issued the following securities that were not registered under the Securities Act:


    Since its inception, the Registrant has issued to employees and H&Q You Tools Investment Holding, L.P. an aggregate of 7,000,000 shares of common stock and to employees and directors options to purchase 585,000 shares issued pursuant to the Registrant's Equity Compensation Plan. All of such sales were made under the exemption from registration provided under Section 4(2) of the Securities Act.

    On May 29, 1998, the Registrant issued 1,000,000 shares of common stock for $.20 per share and a warrant to purchase 1,000,000 shares of our common stock at a per share exercise price of $1.50 at any time on or before May 30, 2005 to H&Q You Tools Investment Holding L.P. This sale was made under the exemption from registration provided under Section 4(2) of the Securities Act.

    Pursuant to the Registrant's Equity Compensation Plan, the Registrant has granted since its inception options to purchase a total of 585,000 shares of common stock, of which 450,000 are exercisable at a price of $1.50 per share, 115,000 are exercisable at a price of $2.50 per share and 20,000 are exercisable at a price of $7.13. No options have been exercised. For a more detailed description of our Equity Compensation Plan, see "Management--Equity Compensation Plan" in this Registration Statement. In granting the options and selling the underlying securities upon exercise of the options, the Registrant relied upon exemptions from registration set forth in Rule 701 and Section 4(2) of the Securities Act.

    On June 30, 1999, the Registrant issued 546,984 shares of common stock to the shareholders of Internet Unlimited, Inc. in connection with the Registrant's acquisition of Internet Unlimited, Inc. These sales were made under the exemption from registration provided under Section 4(2) of the Securities Act.


    In August 1999, the Registrant's issued 666,198 shares of preferred stock to H&Q You Tools Investment Holding L.P., Naveen Jain, Everest Venture Partners I, L.P., Entrepreneurial Investment Corporation, J.F. Shea Co. Inc., as nominee, Lucent Technologies, Inc., InterNetworking Systems, at a price of $7.13 per share. All of these sales were made under the exemption from registration provided under Section 4(2) of the Securities Act.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS:


EXHIBIT NUMBER                                             DESCRIPTION
---------------  ------------------------------------------------------------------------------------------------

         1.1#    Form of Underwriting Agreement.

         3.1+    Amended and Restated Articles of Incorporation of the Registrant.

         3.2+    Second Amended and Restated Bylaws of the Registrant.

         5.1#    Opinion of Morgan, Lewis & Bockius LLP.

        10.1+    1999 Equity Compensation Plan of the Registrant.

         10.2    Investor Rights Agreement between the Registrant and the investors listed on Exhibit A thereto, dated August 3, 1999.

       10.3#*    MCI WorldCom On-Net Voice Agreement between the Registrant and MCI WorldCom, Inc., dated August
                 6, 1999.

       10.4#*    Customer Service Agreement between Sprint Communications Company, L.P. and the Registrant, dated
                 June 28, 1999.

       10.5#*    Agreement between UUNET Technologies, Inc. and the Registrant, dated August 11, 1999.

       10.6#*    Managed Security Services Provider Agreement by and between WatchGuard Technologies, Inc. and the Registrant, dated October 30, 1998.

       10.7#*    Co-location License by and between Switch and Data Facilities Site Two, L.P. and the Registrant,
                 dated January 1, 1999.

EXHIBIT NUMBER                                             DESCRIPTION
---------------  ------------------------------------------------------------------------------------------------
       10.8#*    Commercial Lease Agreement by and between RB Associates and the Registrant, dated July 22, 1998.

       10.9#*    Lease Agreement between Holland Center, L.L.C. and the Registrant, dated June 15, 1999.

      10.10#*    Equipment Lease Agreement between Bay Networks USA, Inc. and the Registrant, dated May 29, 1997.

      10.11#*    Master Lease Agreement between Sunrise Leasing Corporation (Cisco Systems, Inc.) and the
                 Registrant, dated October 23, 1997.

      10.12#*    Letter of Agreement between the Registrant and Ascend Communications, Inc./ Ascend Credit
                 Corporation, dated February 10, 1997.

      10.13#*    Master Lease Agreement between Sun Microsystems, Inc. and the Registrant, dated February 21,
                 1997.

      10.14#*    Lease Agreement between Middle States Capital Corporation and the Registrant, dated August 13,
                 1997.

      10.15#*    Service Agreement between Service Electric Cable TV, Inc. and the Registrant, dated as of May
                 12, 1999.

      10.16#*    Agreement between NEXTLINK Pennsylvania, Inc. and the Registrant, dated May 25, 1999.

      10.17#*    Service Agreement between Hyperion Communications of New Jersey, LLC and the Registrant, dated
                 May 12, 1999.

      10.18#*    Master Lease Agreement between Ascend Credit Corporation and the Registrant, dated June 29,
                 1999.

      10.19#*    Agreement between WebTV Networks, Inc. and the Registrant, dated September 4, 1997.

      10.20#*    Form of Agreement between Focal Communications Corporation and the Registrant.

       10.21+    Convertible Promissory Note between H&Q You Tools Investment Holding, L.P. and the Registrant,
                 dated May 28, 1998.

        10.22    Common Stock Warrant Purchase Agreement by and among the Registrant and H&Q You Tools Investment
                 Holding, L.P., dated May 28, 1998.

       10.23+    Statement with Respect to Shares of Series A Convertible Preferred Stock of the Registrant,
                 dated August 2, 1999.

        21.1+    Subsidiaries of the Registrant.

         23.1    Consent of Arthur Andersen LLP relating to the Registrant.

         23.2    Consent of Arthur Andersen LLP relating to Internet Unlimited, Inc.

        23.3#    Consent of Morgan, Lewis & Bockius LLP (to be included in Exhibit 5.1).

         24.1    Power of Attorney (included on signature page).

        27.1+    Financial Data Schedule.


------------------------

#  To be filed by amendment.


+   Previously filed.

* We have requested confidential treatment of certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933. The entire agreement will be filed separately with the Securities and Exchange Commission.


    (B) FINANCIAL STATEMENT SCHEDULES

    All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements or is not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement; and

   (iii) To include any material information with respect to the plan of distribution no previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes (1) to provide to the underwriter at the closing specified in the standby underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430(a) and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriter during the subscription period, the amount of unsubscribed securities to be purchased by the underwriter, and the terms of any subsequent reoffering thereof. If any public offering by the underwriter is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethlehem, Pennsylvania, on September 28, 1999.


                                FASTNET CORPORATION

                                By:  /s/ DAVID K. VAN ALLEN
                                     -----------------------------------------
                                     David K. Van Allen
                                     CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
    /s/ DAVID K. VAN ALLEN      Chief Executive Officer and
------------------------------    Director (Principal        September 28, 1999
      David K. Van Allen          Executive Officer)

   /s/ STANLEY F. BIELICKI      Chief Financial Officer
------------------------------    (Principal Financial and   September 28, 1999
     Stanley F. Bielicki          Accounting Officer)

      /s/ SONNY C. HUNT         President and Director
------------------------------                               September 28, 1999
        Sonny C. Hunt

    /s/ DOUGLAS L. MICHELS      Director
------------------------------                               September 28, 1999
      Douglas L. Michels

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                                                 DESCRIPTION
---------  -----------------------------------------------------------------------------------------------------

  1.1#     Form of Underwriting Agreement.

  3.1+     Amended and Restated Articles of Incorporation of the Registrant.

  3.2+     Second Amended and Restated Bylaws of the Registrant.

  5.1#     Opinion of Morgan, Lewis & Bockius LLP.

 10.1+     1999 Equity Compensation Plan of the Registrant.

 10.2      Investor Rights Agreement between the Registrant and the investors listed on Exhibit A thereto, dated
           August 3, 1999.

 10.3#*    MCI WorldCom On-Net Voice Agreement between the Registrant and MCI WorldCom, Inc., dated August 6,
           1999.

 10.4#*    Customer Service Agreement between Sprint Communications Company, L.P. and the Registrant, dated June
           28, 1999.

 10.5#*    Agreement between UUNET Technologies, Inc. and the Registrant, dated August 11, 1999.

 10.6#*    Managed Security Services Provider Agreement by and between WatchGuard Technologies, Inc. and the
           Registrant, dated October 30, 1998.

 10.7#*    Co-location License by and between Switch and Data Facilities Site Two, L.P. and the Registrant,
           dated January 1, 1999.

 10.8#*    Commercial Lease Agreement by and between RB Associates and the Registrant, dated July 22, 1998.

 10.9#*    Lease Agreement between Holland Center, L.L.C. and the Registrant, dated June 15, 1999.

10.10#*    Equipment Lease Agreement between Bay Networks USA, Inc. and the Registrant, dated May 29, 1997.

10.11#*    Master Lease Agreement between Sunrise Leasing Corporation (Cisco Systems, Inc.) and the Registrant,
           dated October 23, 1997.

10.12#*    Letter of Agreement between the Registrant and Ascend Communications, Inc./Ascend Credit Corporation,
           dated February 10, 1997.

10.13#*    Master Lease Agreement between Sun Microsystems, Inc. and the Registrant, dated February 21, 1997.

10.14#*    Lease Agreement between Middle States Capital Corporation and the Registrant, dated August 13, 1997.

10.15#*    Service Agreement between Service Electric Cable TV, Inc. and the Registrant, dated May 12, 1999.

10.16#*    Agreement between NEXTLINK Pennsylvania, Inc. and the Registrant, dated May 25, 1999.

10.17#*    Service Agreement between Hyperion Communications of New Jersey, LLC and the Registrant, dated May
           12, 1999.

 EXHIBIT
 NUMBER                                                 DESCRIPTION
---------  -----------------------------------------------------------------------------------------------------
10.18#*    Master Lease Agreement between Ascend Credit Corporation, Inc. and the Registrant, dated June 29,
           1999.

10.19#*    Agreement between WebTV Networks, Inc. and the Registrant, dated September 4, 1997.

10.20#*    Form of Agreement between Focal Communications Corporation and the Registrant.

10.21+     Convertible Promissory Note between H&Q You Tools Investment Holding, L.P. and the Registrant, dated
           May 28, 1998.

10.22      Common Stock Warrant Purchase Agreement by and among the Registrant and H&Q You Tools Investment
           Holding, L.P., dated May 28, 1998.

10.23+     Statement with Respect to Shares of Series A Convertible Preferred Stock of the Registrant, dated
           August 2, 1999.

 21.1+     Subsidiaries of the Registrant.

 23.1      Consent of Arthur Andersen LLP relating to the Registrant.

 23.2      Consent of Arthur Andersen LLP relating to Internet Unlimited, Inc.

 23.3#     Consent of Morgan, Lewis & Bockius LLP (to be included in Exhibit 5.1).

 24.1      Power of Attorney (included on signature page).

 27.1+     Financial Data Schedule.


------------------------

# To be filed by amendment.


+   Previously filed.



* We have requested confidential treatment of certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933. The entire agreement will be filed separately with the Securities and Exchange Commission.